  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1996

                                                REGISTRATION NO. 333-06693
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                           FERRELLGAS PARTNERS, L.P.
                       FERRELLGAS PARTNERS FINANCE CORP.
                               FERRELLGAS, L.P.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                     5984                   43-1698480
      (STATE OR OTHER           (PRIMARY STANDARD            43-1742520
       JURISDICTION                INDUSTRIAL                43-1698481
    OF INCORPORATION OR        CLASSIFICATION CODE      (I.R.S. EMPLOYER
       ORGANIZATION)                 NUMBER)           IDENTIFICATION NO.)

                               ----------------
                               ONE LIBERTY PLAZA
                            LIBERTY, MISSOURI 64068
                                (816) 792-1600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                               DANLEY K. SHELDON
                             SENIOR VICE PRESIDENT
                               FERRELLGAS, INC.
                               ONE LIBERTY PLAZA
                            LIBERTY, MISSOURI 64068
                                (816) 792-1600
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  Copies to:
                           KENDRICK T. WALLACE, ESQ
                                BRYAN CAVE LLP
                         1200 MAIN STREET, SUITE 3500
                          KANSAS CITY, MISSOURI 64105
                                (816) 374-3200

                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]


  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                           FERRELLGAS PARTNERS, L.P.
                       FERRELLGAS PARTNERS FINANCE CORP.
                                FERRELLGAS, L.P.

                             CROSS REFERENCE SHEET

 PURSUANT TO ITEM 404(A) AND ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN
          PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-4

     FORM S-4 ITEM NUMBER           LOCATION IN PROSPECTUS
     --------------------           ----------------------
  1. Forepart of Registration
      Statement and Outside Front
      Cover Page of Prospectus...   Outside Front Cover Page; Inside Front
                                     Cover Page
  2. Inside Front and Outside
      Back Cover Pages of
      Prospectus.................   Inside Front Cover Page; Outside Back Cover
                                     Page
  3. Risk Factors, Ratio of Earn-
      ings to Fixed Charges and
      Other Information..........   Prospectus Summary; Risk Factors; Selected
                                     Historical Consolidated Financial Data
  4. Terms of the Transaction....
                                    Prospectus Summary; The Exchange Offer;
                                     Description of Exchange Notes; Certain
                                     Federal Income Tax Considerations; Plan of
                                     Distribution
  5. Pro Forma Financial Informa-
      tion.......................   Prospectus Summary; The Skelgas and
                                     Superior Acquisitions; Unaudited Pro Forma
                                     Combined Financial Statements
  6. Material Contracts with the
      Company Being
      Acquired...................   Not Applicable

  7. Additional Information Re-
      quired for Reoffering by
      Persons and Parties Deemed
      to be Underwriters.........   Not Applicable

  8. Interests of Named Experts
      and Counsel................   Not Applicable

  9. Disclosure of Commission Po-
      sition on Indemnification
      for Securities Act
      Liabilities................   Not Applicable

 10. Information with Respect to
      S-3 Registrants............   Not Applicable

 11. Incorporation of Certain In-
      formation by Reference.....   Not Applicable

 12. Information with Respect to
      S-2 or S-3 Registrants.....   Prospectus Summary; The Skelgas and
                                     Superior Acquisitions; Capitalization;
                                     Selected Historical Combined Financial
                                     Data; Management's Discussion and Analysis
                                     of Financial Condition and Results of
                                     Operations; Business; Management; Certain
                                     Related Transactions; Description of
                                     Existing Indebtedness; Description of
                                     Exchange Notes; Financial Statements

 13. Incorporation of Certain In-
      formation by Reference.....   Information Incorporated By Reference

 14. Information with Respect to
      Registrants Other Than S-3
      or S-2 Registrants.........   Not Applicable

 15. Information with Respect to
      S-3 Companies..............   Not Applicable


     FORM S-4 ITEM NUMBER               LOCATION IN PROSPECTUS
     --------------------               ----------------------
 16. Information with Respect to S-2
      or S-3 Companies...............   Not Applicable

 17. Information with Respect to Com-
      panies Other Than S-2 or S-3
      Companies......................   Not Applicable

 18. Information if Proxies, Consents
      or Authorizations are to be
      Solicited......................   Not Applicable

 19. Information if Proxies, Consents
      or Authorizations are Not to be
      Solicited or in an Exchange
     Offer..........................    The Exchange Offer; Management; Principal
                                        Unitholders

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS      SUBJECT TO COMPLETION, DATED JULY 30, 1996
                                                              [LOGO OF FERRELGAS
                               OFFER TO EXCHANGE                  APPEARS HERE]
                                ALL OUTSTANDING
                 9 3/8% SERIES A SENIOR SECURED NOTES DUE 2006
                                      FOR
                 9 3/8% SERIES B SENIOR SECURED NOTES DUE 2006
                                       OF
                           FERRELLGAS PARTNERS, L.P.
                       FERRELLGAS PARTNERS FINANCE CORP.

                                  -----------

                               THE EXCHANGE OFFER
                  WILL EXPIRE AT 5:00 P.M, NEW YORK CITY TIME
                        ON        , 1996 UNLESS EXTENDED

                                  -----------
  Ferrellgas Partners, L.P., a Delaware limited partnership (the "Partnership"), and Ferrellgas Partners Finance Corp., a Delaware corporation and wholly owned subsidiary of the Partnership ("Finance Corp." and, together with the Partnership, the "Issuers") hereby offer (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of their 9 3/8% Series B Senior Secured Notes due 2006 (the "Exchange Notes") for each $1,000 principal amount of their outstanding 9 3/8% Series A Senior Secured Notes due 2006 (the "Private Notes") which have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Private Notes in the aggregate principal amount of $160,000,000 were issued on April 26, 1996 and are outstanding as of the date hereof. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof, (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement (as hereinafter defined), which rights will terminate upon the consummation of the Exchange Offer, and (iii) if the Exchange Offer is not completed by January 14, 1997, certain Liquidated Damages (as hereinafter defined) will be payable in respect of the Private Notes. The Exchange Notes will evidence the same indebtedness and be secured by the same collateral as the Private Notes (which they replace) and will be issued under and entitled to the benefits of, the indenture dated as of April 26, 1996 governing the Private Notes and the Exchange Notes (the "Indenture"). The Private Notes and the Exchange Notes are sometimes referred to herein collectively as the "Senior Notes." See "The Exchange Offer" and "Description of Exchange Notes."

  The Exchange Notes will bear interest from and including the date of issuance at the same rate and on the same terms as the Private Notes. Holders whose Private Notes are accepted for exchange will receive accrued interest thereon from the most recent date to which interest has been paid to, but not including, the date of issuance of the Exchange Notes, such interest to be payable with the first interest payment on the Exchange Notes. Interest on the Private Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.
                            (continued on next page)

                                  -----------

  SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS WHICH HOLDERS OF PRIVATE NOTES SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES.

                                  -----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------
               THE DATE OF THIS PROSPECTUS IS              , 1996

  The Exchange Notes will be senior secured joint and several obligations of the Issuers and will rank senior in right of payment to all future subordinated Indebtedness (as hereinafter defined) of the Issuers and pari passu in right of payment with other existing and future obligations of the Issuers. The Exchange Notes will be effectively subordinated to all existing Indebtedness and all future senior Indebtedness and, until the Subsidiary Guarantee Effectiveness Date (as hereinafter defined), other liabilities and commitments of the Partnership's subsidiaries. As of April 30, 1996, after giving pro forma effect to the transactions described herein, the total Indebtedness, liabilities and commitments (including trade payables and other accrued liabilities) of the Partnership's subsidiaries were approximately $359.8 million.

  The Issuers will accept for exchange any and all Private Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time,
on           , 1996, unless such date is extended by the Issuers in their sole discretion (as so extended, such date and time are referred to herein as the "Expiration Date"). Tenders of Private Notes may be withdrawn at any time prior to the Expiration Date. Private Notes may be tendered only in integral multiples of $1,000. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Conditions."

  Except as described herein in the event of a Change of Control (as hereinafter defined) or an Asset Sale (as hereinafter defined), the Issuers will not be required to make any mandatory redemption or sinking fund payment with respect to the Exchange Notes prior to maturity. The Exchange Notes will be redeemable at the option of the Issuers, in whole or in part, at any time on or after June 15, 2001 at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. In the event of a Change of Control, holders of the Exchange Notes will have the right to require the Issuers to purchase their Exchange Notes, in whole or in part, at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

  Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties with respect to similar transactions, the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that (i) the holder is not an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, (ii) the holder is acquiring the Exchange Notes in its ordinary course of business, and (iii) the holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Issuers, as required by the Registration Rights Agreement, that such conditions have been met.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any such resale. The Issuers have agreed that they will make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date on which the Registration Statement of which this Prospectus is a part is declared effective by the Commission. See "Plan of Distribution." The Issuers believe that none of the registered holders of the Private Notes is an "affiliate" (as such term is defined in Rule 405 under the Securities Act) of the Issuers.

  Prior to the Exchange Offer, there has been no public market for the Senior Notes. The Issuers do not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes does develop, the market value of the Exchange Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Partnership's financial condition and certain other factors. Such conditions might cause the Exchange Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors--Lack of Public Market for the Exchange Notes."

  The Issuers will not receive any proceeds from, and have agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE ISSUERS ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF PRIVATE NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

  The Exchange Notes will be available initially only in book-entry form. The Issuers expect that the Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one fully registered global note that will be deposited with, or on behalf of, the Depository Trust Company ("DTC" or the "Depositary") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global note representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. After the initial issuance of such global note, Exchange Notes in certificated form will be issued in exchange for the global note only in accordance with the terms and conditions set forth in the Indenture. See "Description of Exchange Notes-- Book Entry, Delivery and Form."

                             AVAILABLE INFORMATION

  The Issuers have filed with the Commission, under the Securities Act, a Registration Statement on Form S-4 (together with all amendments thereto, the "Registration Statement") with respect to the Exchange Offer. This Prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document titled as an exhibit to the Registration Statement, reference is hereby made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by the Issuers with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Commission's Regional Offices at Suite 1300, Seven World Trade Center, New York, New York 10048 and Northwest Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington D.C. 20549 at prescribed rates. The Commission maintains a web site (http://www.sec.gov.) that contains reports, proxy and information statements and other information filed electronically by the Partnership with the Commission through its Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. In addition, the Partnership's common units are listed on the New York Stock Exchange (the "NYSE") and material filed by the Partnership can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Finance Corp. will become subject to such requirements as a result of the Exchange Offer, and in accordance therewith the Partnership and Finance Corp. are (or will be) required to file periodic reports and other information with the Commission. In the event the Issuers are not required to be subject to the reporting requirements of the Exchange Act in the future, the Issuers will be required under the Indenture to file with the Commission the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

                     INFORMATION INCORPORATED BY REFERENCE

  The following documents filed by the Partnership and the Operating Partnership with the Commission are incorporated herein by reference:

    (i) The Annual Reports on Form 10-K of the Partnership and the Operating Partnership for the year ended July 31, 1995;

    (ii) The Quarterly Reports on Form 10-Q of the Partnership and the Operating Partnership for the quarters ended October 31, 1995, January 31, 1996 and April 30, 1996;

    (iii) The Current Report on Form 8-K/A dated November 10, 1994 (filed August 16, 1995), of the Partnership and the Operating Partnership, furnishing the unaudited pro forma consolidated financial statements of Ferrellgas Partners, L.P. and Vision Energy Resources, Inc.;

    (iv) The Current Report on Form 8-K dated March 27, 1996 of the Partnership and the Operating Partnership, reporting the signing of a letter of intent to acquire Skelgas;

    (v) The Current Report on Form 8-K dated April 6, 1996 of the Partnership and the Operating Partnership, reporting a private placement of debt securities to qualified institutional investors under Rule 144A;

    (vi) The Current Report on Form 8-K dated May 6, 1996 of the Partnership and the Operating Partnership, reporting the acquisition by the Operating Partnership of the propane business of Skelgas Propane, Inc.

    (vii) The Current Report on Form 8-K/A dated May 6, 1996 (filed July 12,
  1996), of the Partnership and the Operating Partnership, furnishing the audited financial statements of Skelgas Propane, Inc. and the unaudited pro forma consolidated financial statements of Ferrellgas Partners, L.P. and Skelgas Propane, Inc.

  All documents filed by the Partnership and the Operating Partnership with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference, which statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Copies of these documents (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) will be provided by first class mail without charge to each person to whom this Prospectus is delivered, upon written or oral request, to Theresa Schekirke, Ferrellgas, Inc., One Liberty Plaza, Liberty, Missouri 64068 (telephone number: (816) 792-6263).

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the Financial Statements and Unaudited Pro Forma Combined Financial Statements and notes thereto, appearing elsewhere in this Prospectus. As used in this Prospectus, the term "Partnership" refers to Ferrellgas Partners, L.P. and, where the context requires, its subsidiary partnership and corporations. The Partnership's fiscal year ends on July 31. References to a particular fiscal year of the Partnership are to the twelve-month period ended on July 31 of the year indicated.

                                THE PARTNERSHIP

  The Partnership is engaged in the sale, distribution, marketing and trading of propane and other natural gas liquids. The Partnership believes it is the second largest retail marketer of propane in the United States based on gallons sold, serving more than 800,000 residential, industrial/commercial and agricultural customers in 45 states and the District of Columbia through approximately 487 retail outlets and 251 satellite locations in 38 states (some outlets serve interstate markets). The Partnership's largest market concentrations are in the Midwest, Great Lakes and Southeast regions of the United States. Ferrellgas, Inc. ("Ferrellgas", "Predecessor" or the "General Partner"), a wholly owned subsidiary of Ferrell Companies, Inc. ("Ferrell"), serves as General Partner of the Partnership. The Partnership acquired the propane business and assets of Ferrellgas in July 1994.

  Retail propane sales volumes were approximately 645 million gallons during the pro forma nine months ended April 30, 1996, and 671 million gallons during the pro forma twelve months ended July 31, 1995. Net earnings for the same respective periods were $49.6 million and $21.8 million. See "Unaudited Pro Forma Combined Financial Statements."

BUSINESS STRATEGY

  The Partnership's business strategy is to continue its historical focus on residential and commercial retail propane operations and to continue to expand its operations and increase its market share both through the acquisition of local and regional propane distributors and through internal growth by increased competitiveness and the opening of new locations. Acquisitions will be an important element of growth for the Partnership, as the overall demand for propane is expected to remain relatively constant for the foreseeable future, with year-to-year industry volumes being affected primarily by weather patterns. The General Partner believes there are numerous potential acquisition candidates because the propane industry is highly fragmented, with over 5,000 retailers and with the ten largest retailers comprising 33% of industry sales. The Partnership's retail operations accounted for approximately 8% of the retail propane purchased in the United States in 1995, as measured by gallons sold.

  Historically, the Partnership and Ferrellgas have been successful in acquiring independent propane retailers and integrating them into their existing operations at what they believe to be attractive returns. Since 1986, and as of May 1, 1996, the Partnership and Ferrellgas have acquired a total of 95 smaller propane businesses. Except for the acquisition of Vision Energy Resources, Inc. ("Vision") in November of 1995 and the acquisition of Skelgas Propane, Inc. (discussed below), none of the acquisitions were individually material. For the nine months ended April 30, 1996 and the five fiscal years in the period ended July 31, 1995, the Partnership and the Predecessor invested approximately $27.7 million, $70.1 million, $3.4 million, $0.9 million, $10.1 million and $25.3 million, respectively, to acquire propane businesses with annual retail propane sales volumes of approximately 15.1 million, 70.0 million, 2.5 million, 0.7 million, 8.6 million and 18.0 million gallons, respectively, at the time of acquisition.

  The Partnership intends to concentrate its acquisition activities in geographical areas in close proximity to the Partnership's existing operations and to acquire propane retailers that can be efficiently combined with such existing operations to provide an attractive return on investment after taking into account the efficiencies which may result from such combination. However, the Partnership will also pursue acquisitions which broaden its geographic coverage. The Partnership's goal in any acquisition will be to improve the operations and profitability of these smaller companies by integrating them into the Partnership's established supply network. The General Partner regularly evaluates a number of propane distribution companies which may be candidates for acquisition. The General Partner believes that there are numerous local retail propane distribution companies that are possible candidates for acquisition by the Partnership and that the Partnership's geographic diversity of operations helps to create many attractive acquisition opportunities. The Partnership intends to fund acquisitions through internal cash flow, external borrowings or the issuance of additional common units of the Partnership representing limited partner interests (the "Common Units"). The Partnership's ability to accomplish these goals will be subject to the continued availability of acquisition candidates at prices attractive to the Partnership. There is no assurance the Partnership will be successful in increasing the level of acquisitions or that any acquisitions that are made will prove beneficial to the Partnership.

  In addition to growth through acquisitions, the General Partner believes that the Partnership may also achieve growth within its existing propane operations. Historically, the Partnership and Ferrellgas have experienced modest internal growth in their customer base. As a result of its experience in responding to competition and in implementing more efficient operating standards, the General Partner believes that it has positioned the Partnership to be more successful in direct competition for customers. The Partnership currently has marketing programs underway which focus specific resources toward this effort.

SKELGAS ACQUISITION

  On April 30, 1996, Ferrellgas acquired (the "Skelgas Acquisition") all of the outstanding capital stock of Skelgas Propane, Inc. ("Skelgas") from Superior Propane, Inc., a Canadian corporation ("Seller").

  Through its operating subsidiaries, Skelgas sells propane and related appliances to industrial, commercial, residential and agricultural customers in 11 states located in the north central region of the United States. During the year ended December 31, 1995, Skelgas sold approximately 96 million gallons of propane, generating revenues of $75.2 million and a net loss of $(53.9) million (which includes a $47.6 million writedown of goodwill).

  Ferrellgas paid $89.3 million in cash for the stock of Skelgas. In addition, Ferrellgas will pay $1.2 million for a noncompete agreement with the Seller, payable in three equal annual installments of $400,000 commencing on the closing date. The purchase price will be adjusted upward or downward based on a final determination of working capital balances acquired.

  Ferrellgas financed the Skelgas Acquisition with the proceeds of a short term acquisition loan. As of May 1, 1996, Skelgas and its operating subsidiaries were merged into Ferrellgas and all of the assets acquired by Ferrellgas in connection with such mergers (the "Skelgas Assets") were then contributed by Ferrellgas to the Operating Partnership as a capital contribution. In connection with this transaction, the Operating Partnership assumed the obligation to repay the short term acquisition loan and issued a limited partner interest in the Operating Partnership to Ferrellgas. Following the contribution of the Skelgas Assets to the Operating Partnership, Ferrellgas contributed the limited partner interest in the Operating Partnership to the Partnership in exchange for Common Units of the Partnership with a value of approximately $925,000, which represents consideration for certain tax liabilities retained by Ferrellgas. The Operating Partnership utilized the Credit Facility (as hereinafter defined) (see "Use of Proceeds") to discharge its assumed obligations under the short term acquisition loan.

SUPERIOR ACQUISITION

  On April 19, 1996, Ferrellgas acquired all of the outstanding capital stock of Superior Propane, Inc., a California corporation ("Superior"), which is not affiliated with the Seller in the Skelgas Acquisition, from Milton Heath and Maskey Heath (collectively the "Heaths").

  Superior sells propane and related appliances to industrial, commercial and residential customers in 11 counties in California and one county in Nevada. In the fiscal year ending July 31, 1995, Superior sold approximately 11.5 million gallons of propane from its seven locations, generating revenues of $12.7 million.

  Ferrellgas paid $18.9 million for the stock of Superior, $15.5 million of which was paid in cash at closing and $3.4 million of which was paid at closing in the form of 6% promissory notes having a term of five years. In addition, Ferrellgas will pay a total of $1.0 million for noncompete agreements with the Heaths, payable in installments over five years.

  The purchase price was based on the assumption that the current assets of Superior at closing were equal to or greater than the amount of Superior's total liabilities on the closing date. The purchase price will be adjusted upward or downward to the extent the current assets of Superior on the closing date are subsequently determined to be more or less than the total liabilities of Superior on the closing date.

  Immediately following the acquisition, Superior was merged into Ferrellgas and all of the assets acquired by Ferrellgas in connection with such merger were transferred to the Operating Partnership in a series of transactions structured in a manner similar to that involved in transferring the Skelgas Assets to the Operating Partnership. The Partnership delivered to Ferrellgas Common Units of the Partnership with a value of approximately $700,000, which represents consideration for certain tax liabilities retained by Ferrellgas.

GENERAL

  Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source recognized for its transportability and ease of use relative to alternative forms of stand alone energy sources. In the residential and commercial markets, propane is primarily used for space heating, water heating and cooking. In the agricultural market propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for certain industrial applications, including use as an engine fuel which is burned in internal combustion engines that power vehicles and forklifts and as a heating or energy source in manufacturing and drying processes. Consumption of propane as a heating fuel peaks sharply in winter months.

  The retail propane business of the Partnership consists principally of transporting propane to its retail distribution outlets and then to tanks located on its customers' premises by large numbers of small volume deliveries averaging approximately 200 gallons each. The market areas are generally rural but also include suburban areas where natural gas service is not available. The Partnership sells propane primarily to four specific markets: residential, industrial/commercial, agricultural and other (principally to other propane retailers and as an engine fuel). During the pro forma nine months ended April 30, 1996, sales to residential customers accounted for 60% of the Partnership's retail gross profits, sales to industrial/commercial customers accounted for 26% of the Partnership's retail gross profits and sales to other customers accounted for 14% of the Partnership's retail gross profits. Residential sales generally have a greater profit margin and a more stable customer base and tend to be less sensitive to price changes than the other markets served by the Partnership. No single customer of the Partnership accounts for 10% or more of the Partnership's consolidated revenues.

  Profits in the retail propane industry are primarily based on margins, the cents-per-gallon difference between the purchase price and the sales price of propane. The Partnership generally purchases propane in the contract and spot markets, primarily from natural gas processing plants and major oil companies, on a short-term basis. Therefore, its supply costs generally fluctuate with market price fluctuations. Should wholesale propane prices decline in the future, the General Partner believes the Partnership's margins on its retail propane distribution business should increase in the short-term because retail prices tend to change less rapidly than wholesale prices. Should wholesale propane prices increase, for similar reasons retail margins and profitability would likely be reduced at least for the short-term until retail prices can be increased.

  Retail propane customers typically lease their stationary storage tanks from their propane distributors. Approximately 70% of the Partnership's customers lease their tank from the Partnership. The lease terms and, in most states, certain fire safety regulations, restrict the refilling of a leased tank solely to the propane supplier that owns the tank. The cost and inconvenience of switching tanks minimizes a customer's tendency to switch among suppliers of propane on the basis of minor variations in price.

  The retail market for propane is seasonal because it is used primarily for heating in residential and commercial buildings. Consequently, sales and operating profits are concentrated in the second and third fiscal quarters (November through April). While the propane distribution business is seasonal in nature and historically sensitive to variations in weather, management believes that the geographical diversity of the Partnership's areas of operations helps to minimize the Partnership's exposure to regional weather or economic patterns. Furthermore, long-term historic weather data from the National Climatic Data Center indicate that average annual temperatures have remained relatively constant over the last 30 years, with fluctuations occurring on a year-to-year basis only.

  Propane competes primarily with natural gas, electricity and fuel oil as an energy source, principally on the basis of price, availability and profitability. Propane serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Propane is generally more expensive than natural gas on an equivalent British thermal unit ("BTU") basis in locations served by natural gas, although propane is often sold in such areas as a standby fuel for use during peak demand periods and during interruption in natural gas service. Propane is generally less expensive to use than electricity for space heating, water heating and cooking and competes effectively with electricity in those parts of the country where propane is cheaper than electricity on an equivalent BTU basis. Although propane is similar to fuel oil in application, market demand and price, propane and fuel oil have generally developed their own distinct geographic markets, lessening competition between such fuels.

  The Partnership is also engaged in the trading of propane and other natural gas liquids, chemical feedstocks marketing and wholesale propane marketing. In the pro forma nine months ended April 30, 1996 and the pro forma twelve months ended July 31, 1995, the Partnership's annual wholesale and trading sales volume was approximately 1.4 billion gallons and 1.6 billion gallons, respectively, of propane and other natural gas liquids, of which 46% and 60%, respectively, were propane. Because the Partnership possesses a large distribution system, underground storage capacity and the ability to buy large volumes of propane, the General Partner believes that the Partnership is in a position to achieve product cost savings and avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors.

PARTNERSHIP STRUCTURE AND MANAGEMENT

  The management and employees of Ferrellgas manage and operate the propane business and assets of the Partnership as officers and employees of the General Partner.

  In order to simplify the Partnership's obligations under the laws of several jurisdictions in which it conducts business, the Partnership's activities are conducted through Ferrellgas, L.P., a subsidiary limited partnership (the "Operating Partnership"). The Partnership is the sole limited partner of the Operating Partnership and the General Partner serves as general partner of the Operating Partnership.

  The General Partner does not receive any management fee in connection with its management of the Partnership and does not receive any remuneration for its services as general partner of the Partnership other than reimbursement for all direct and indirect expenses incurred in connection with the Partnership's operations and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with the operation of the Partnership's business. The Partnership Agreement

(as hereinafter defined) provides that the General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Because of the broad authority granted to the General Partner to determine the fees and expenses, including compensation of the General Partner's officers and other employees, allocable to the Partnership, certain conflicts of interest could arise between the General Partner and its affiliates, on the one hand, and the Partnership and its limited partners, on the other. The limited partners have no ability to control the expenses allocated by the General Partner to the Partnership.

FERRELLGAS PARTNERS FINANCE CORP.

  Ferrellgas Partners Finance Corp., a Delaware corporation, is acting as co-obligor for the Senior Notes. Finance Corp. is a wholly-owned subsidiary of the Partnership which has nominal assets and does not conduct any operations. Certain institutional investors that might otherwise be limited in their ability to invest in securities issued by partnerships by reason of the legal investment laws of their states of organization or their charter documents, may be able to invest in the Senior Notes because Finance Corp. is a co-obligor.

  The principal executive offices of the Partnership, the Operating Partnership and Finance Corp. are located at One Liberty Plaza, Liberty, Missouri 64068, and their telephone number is (816) 792-1600.

  The following chart depicts the organization and ownership of the Partnership and the Operating Partnership and their respective indebtedness. The percentages reflected in the following chart represent the approximate ownership interest (including the Common Units issued in connection with the Skelgas Acquisition) in each of the Partnership and the Operating Partnership, individually. Except in the following chart, the ownership percentages referred to in this Prospectus reflect the approximate effective ownership interest of the holder in the Partnership and the Operating Partnership on a combined basis.

                                 [INSERT CHART]

                               THE EXCHANGE OFFER

  On April 26, 1996, the Issuers issued $160,000,000 principal amount of Private Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws (the "Offering"). The Exchange Offer applies to all outstanding Private Notes. The Exchange Notes will be entitled to the benefits of the same Indenture under which the Private Notes were issued. See "Description of the Exchange Notes."

The Exchange Offer......  The Issuers are hereby offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Private Notes that are properly tendered and accepted. The Issuers will issue Exchange Notes on or promptly after the Expiration Date. As of the date hereof, there is $160,000,000 aggregate principal amount of Private Notes outstanding. See "The Exchange Offer."

                          Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties with respect to similar transactions, the Issuers believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Private Notes may be offered for resale, resold and otherwise transferred by a holder thereof without compliance with the registration and prospectus delivery requirements of the Securities Act; provided that (i) the holder is not an "affiliate" of the Issuers within the meaning of Rule 405 under the Securities Act, (ii) the holder is acquiring the Exchange Notes in its ordinary course of business, and (iii) the holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, the distribution of the Exchange Notes. Holders of Private Notes wishing to accept the Exchange Offer must represent to the Issuers that such conditions have been met. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "The Exchange Offer--Resale of the Exchange Notes."
Registration Rights
Agreement...............  The Private Notes were sold by the Issuers on April
                          26, 1996 to Donaldson, Lufkin & Jenrette Securities Corporation and Goldman, Sachs & Co. (collectively, the "Initial Purchasers") in a private placement pursuant to a Purchase Agreement, dated April 23, 1996, by and among the Issuers, the Operating Partnership, Ferrellgas and the Initial Purchasers (the "Purchase Agreement"). In connection therewith, the Issuers, the Operating Partnership and the Initial Purchasers entered into a Registration Rights Agreement (the "Registration Rights Agreement") which grants the holders of the Private Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The holders of the Exchange Notes will not be entitled to any exchange or registration rights with respect to the Exchange Notes. See "The Exchange Offer-- Termination of Certain Rights."

Expiration Date.........  The Exchange Offer will expire at 5:00 p.m., New York
                          City time, on      , 1996, unless the Exchange Offer
                          is extended by the Issuers in their sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration Date; Extensions; Amendments."


Conditions to the
 Exchange Offer.........  The Exchange Offer is subject to certain customary conditions, certain of which may be waived by the Issuers. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Private Notes being tendered for exchange. See "The Exchange Offer-- Conditions."

Procedures for
 Tendering Private
 Notes..................  Each holder of Private Notes wishing to accept the
                          Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Private Notes and any other required documentation, to American Bank National Association, as exchange agent (the "Exchange Agent"), at the address set forth herein. Tendered Private Notes must be received by the Exchange Agent by 5:00 p.m., New York City time, on the Expiration Date. By executing the Letter of Transmittal, the holder will represent to and agree with the Issuers that, among other things, (i) the holder is acquiring the Exchange Notes in its ordinary course of business, (ii) such holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer, (iii) that if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes, such holder will comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange Offer--Resale of Exchange Notes"), (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Issuers should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Issuers. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer--Procedures for Tendering."
Shelf Registration
Statement...............  Pursuant to the Registration Rights Agreement, the
                          Issuers are required to file a registration statement for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act in respect of the Private Notes of any holder that is not eligible to participate in the Exchange Offer or does not receive freely tradeable Exchange Notes in the Exchange Offer and requests to have its Private Notes registered under the Securities Act. See "The Exchange Offer--Procedures for Tendering."


Special Procedures for
 Beneficial Owners......  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer,
                          commercial bank, trust company or other nominee and who wishes to tender such Private Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer-- Procedures for Tendering."
Guaranteed
Delivery Procedures.....  Holders of Private Notes who wish to tender their
                          Private Notes and whose Private Notes are not immediately available or who cannot deliver their Private Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Private Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer-- Guaranteed Delivery Procedures."


Acceptance of the
 Private Notes and
 Delivery of the
 Exchange Notes.........  Subject to the satisfaction or waiver of the conditions to the Exchange Offer, the Issuers will accept for exchange any and all Private Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered on the earliest practicable date following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights.......  Tenders of Private Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

Certain Federal Income
 Tax Considerations.....  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Exchange Agent..........  American Bank National Association is serving as the
                          Exchange Agent in connection with the Exchange Offer.


Consequences of Failure
 to Exchange............  The liquidity of the market for a holder's Private
                          Notes could be adversely affected upon completion of the Exchange Offer if such holder does not participate in the Exchange Offer. See "The Exchange Offer--Consequences of Failure to Exchange."

                               THE EXCHANGE NOTES

  The Exchange Offer applies to $160,000,000 aggregate principal amount of the Private Notes. The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of the Private Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness and be secured by the same collateral as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of Exchange Notes."

Securities..............  Offered $160 million aggregate principal amount of
                          9-3/8% Series B Senior Secured Notes due 2006 (the "Exchange Notes").

Maturity Date...........  June 15, 2006.

Interest Payment Dates..  The Exchange Notes will bear interest from the date of issuance at the rate of 9-3/8% per annum, payable semi-annually in arrears on June 15 and December 15 of each year commencing on December 15, 1996.

Security................  The Exchange Notes will be secured by a first priority security interest in all of the Capital Interests of the Operating Partnership held by the Partnership. Additional Indebtedness other than Subordinated Indebtedness incurred by the Partnership in the future in accordance with the provisions of the Indenture may also be secured by such Capital Interests of the Operating Partnership. See "Description of Exchange Notes--Security."

Subsidiary Guarantee....  On and after the Subsidiary Guarantee Effectiveness
                          Date, the Issuers' obligations under the Exchange Notes and the Indenture will be guaranteed by the Operating Partnership on a senior subordinated basis. The Subsidiary Guarantee Effectiveness Date means the first date upon which the Operating Partnership is permitted pursuant to the Fixed Charge Coverage Ratio tests contained in the Operating Partnership Indenture (as hereinafter defined) and the Credit Facility (as hereinafter defined) and permitted pursuant to the terms of any other Senior Operating Partnership Indebtedness (as hereinafter defined) to guarantee, on a senior subordinated basis, the Issuers' total payment obligations under all of the then-outstanding Exchange Notes. There can be no assurance as to whether or when the Subsidiary Guarantee Effectiveness Date will occur. See "Description of Exchange Notes--Subsidiary Guarantee."

Optional Redemption.....  The Exchange Notes will be redeemable at the option of the Issuers, in whole or in part, at any time on or after June 15, 2001, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date.

Mandatory Redemption....  Except as set forth below under "Change of Control"
                          and "Asset Sales," the Issuers are not required to make any mandatory redemption or sinking fund payment with respect to the Exchange Notes.

Ranking.................  The Exchange Notes will be senior secured joint and several obligations of the Issuers and will rank senior in right of payment to all future subordinated Indebtedness of the Issuers and pari passu in right of payment with other existing and future obligations of the Issuers. The Exchange Notes will be effectively subordinated to all existing Indebtedness and all future senior Indebtedness and, until the Subsidiary Guarantee Effectiveness Date, other liabilities and commitments of the Issuers' Subsidiaries (as hereinafter defined). As of April 30, 1996, the total Indebtedness, liabilities and commitments (including trade payables and other accrued liabilities) of the Partnership's Subsidiaries were approximately $359.8 million.

Change of Control.......  Upon a Change of Control, each Holder of Exchange
                          Notes will have the right to require the Issuers to repurchase all or any part of such Holder's Exchange Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. There can be no assurance that the Issuers will have adequate funds available to repurchase the Exchange Notes.

Asset Sales.............  If the aggregate amount of Excess Proceeds (as hereinafter defined) received by the Partnership or any of its Subsidiaries from Asset Sales exceeds $15 million, the Issuers shall make an offer to all Holders of Exchange Notes to purchase the Exchange Notes with such Excess Proceeds at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase.

Certain Covenants.......  The Indenture contains covenants restricting or limiting the liability of the Partnership and its Subsidiaries to, among other things, (i) pay distributions or make other restricted payments, (ii) incur additional indebtedness and issue preferred stock, (iii) enter into sale and leaseback transactions, (iv) create liens, (v) incur dividend and other payment restrictions affecting Subsidiaries, (vi) enter into mergers, consolidations or sales of all or substantially all assets, (vii) enter into transactions with affiliates or (viii) engage in other lines of business.

Events of Default.......  The following will constitute Events of Default under the Indenture (as hereinafter defined): the failure after 30 days to pay interest on the Exchange Notes, the failure to pay when due principal on the Exchange Notes, the failure after applicable grace periods to comply with any other covenants in the Indenture, a payment default or acceleration of all amounts owing under any other indebtedness of the Partnership or any of its Subsidiaries (if the principal amount of such indebtedness, together with the principal amount of all other indebtedness so defaulted or accelerated, aggregates $10 million or more), the failure by the Partnership or any of its Subsidiaries to pay final judgments aggregating in excess of $10 million, the invalidation of the Subsidiary Guarantee (as hereinafter defined), certain events of bankruptcy with regard to the Partnership or its Subsidiaries, the breach of any material representation or warranty set forth in the Pledge Agreement (as hereinafter defined), or default in the performance of any covenant set forth in the Pledge Agreement after applicable grace periods.

Use of Proceeds.........  There will be no cash proceeds to the Issuers from the exchange pursuant to the Exchange Offer. The net proceeds to the Partnership from the sale of the Private Notes were approximately $155.4 million, after deducting the discounts and commissions and expenses of the Offering. The net proceeds of the sale of the Private Notes were contributed by the Partnership to the Operating Partnership and used to retire indebtedness under the Operating Partnership's Credit Facility. See "Use of Proceeds."

                                  RISK FACTORS

  Prospective investors in the Exchange Notes should consider carefully the information set forth in "Risk Factors" and elsewhere in this Prospectus in evaluating an investment in the Exchange Notes.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA
                (IN THOUSANDS, EXCEPT PER UNIT DATA AND RATIOS)

  The following table presents summary unaudited pro forma combined financial information derived from the Unaudited Pro Forma Combined Financial Statements included elsewhere in this Prospectus. The summary unaudited pro forma combined financial information gives effect to the Skelgas Acquisition and the Offering (collectively, the "Transactions") as if they had occurred as of August 1, 1994, for purposes of the pro forma combined income statement data and other financial data. The summary pro forma combined financial information gives effect to the Skelgas Acquisition as if it had occurred as of April 30, 1996 for purposes of the pro forma combined balance sheet data.

  The Unaudited Pro Forma Combined Financial Statements do not purport to present the actual financial position or results of operations of the Partnership had the transactions and events assumed therein in fact occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The Pro Forma Combined data as of April 30, 1996 for the nine months ended April 30, 1996 and the twelve months ended July 31, 1995 reflect certain adjustments discussed in "Unaudited Pro Forma Combined Financial Statements". The Unaudited Pro Forma Combined Financial Statements are based on certain assumptions and adjustments described in the notes thereto and should be read in conjunction therewith and with "The Skelgas and Superior Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical Consolidated Financial Statements of the Partnership (and Predecessor) and the historical Consolidated Financial Statements of Skelgas and the related notes thereto included elsewhere in this Prospectus.

                                                      PRO FORMA      PRO FORMA
                                                      COMBINED       COMBINED
                                                     NINE MONTHS   TWELVE MONTHS
                                                   ENDED APRIL 30,  ENDED JULY
                                                       1996(1)      31, 1995(2)
INCOME STATEMENT DATA:
    Total revenues................................    $630,124       $668,549
    Depreciation and amortization.................      31,123         38,182
    Operating income .............................      84,596         64,449
    Interest expense..............................      34,508         42,534
    Net earnings .................................      49,566         21,821
    Net earnings per limited partner unit.........    $   1.58       $   0.70
  OTHER DATA:
    Retail propane sales volume (in gallons)......     644,673        670,820
    Capital expenditures(3).......................    $ 40,935       $ 93,327
    EBITDA(4).....................................     115,719        102,631
    Ratio of earnings to fixed charges(5).........         2.4x           1.5x
    Ratio of EBITDA to interest expense(4)........         3.4x           2.4x

                                                                   PRO FORMA
                                                                   COMBINED
                                                               APRIL 30, 1996(6)
  BALANCE SHEET DATA:
    Working capital.......................................         $  52,857
    Total assets..........................................           657,454
    Long-term debt........................................           433,107
    Partners' Capital.....................................           129,198

          See Footnotes which follow Summary Historical Financial Data

                       SUMMARY HISTORICAL FINANCIAL DATA
                         (IN THOUSANDS, EXCEPT RATIOS)

  The summary historical financial data presented in the table below have been derived from the Partnership's Consolidated Financial Statements and the related notes thereto included elsewhere in this Prospectus and should be read in conjunction therewith. The Partnership's historical financial data for the nine months ended April 30, 1996 and 1995 are unaudited but, in the opinion of management, include all material adjustments (consisting only of normal recurring entries) necessary for a fair presentation of such data in all material respects. The Income Statement Data and Other Data for the nine months ended April 30, 1996 and 1995 are not necessarily indicative of the results that may be expected for a complete fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                           FERRELLGAS PARTNERS, L.P.

                                                                           PREDECESSOR(7)
                                                                          -----------------
                                                      PRO FORMA   ONE      ELEVEN
                          NINE MONTHS ENDED    YEAR     YEAR     MONTH     MONTHS    YEAR
                         -------------------  ENDED     ENDED    ENDED     ENDED    ENDED
                         APRIL 30, APRIL 30, JULY 31, JULY 31,  JULY 31,  JUNE 30, JULY 31,
                           1996      1995      1995    1994(7)    1994      1994     1993
INCOME STATEMENT DATA:
  Total revenues........ $553,712  $506,087  $596,436 $526,556  $24,566   $501,990 $541,945
  Depreciation and
   amortization.........   25,839    23,855    32,014   28,835    2,383     26,452   30,840
  Operating income
   (loss)...............   79,510    65,245    55,927   68,631   (2,391)    71,522   58,553
  Interest expense......   26,755    23,536    31,993   28,130    2,662     53,693   60,071
  Income (loss) from
   continuing
   operations...........   52,185    41,800    23,820   39,909   (5,026)    12,337      109
OTHER DATA:
  Retail propane sales
   volume (in gallons)..  557,897   493,584   575,935  564,224   23,915    540,309  553,413
  Capital
   expenditures(3)...... $ 38,078  $ 75,394  $ 89,791 $ 13,149  $ 2,772   $ 10,377 $ 14,275
  EBITDA(4).............  105,349    89,100    87,941   97,466       (8)    97,974   89,393
  Ratio of earnings to
   fixed charges(5).....     2.8x      2.6x      1.7x     2.3x       --       1.2x     1.0x
  Ratio of EBITDA to
   interest expense(4)..     3.9x      3.8x      2.8x     3.5x       --       1.8x     1.5x

 FOOTNOTES TO SUMMARY PRO FORMA FINANCIAL DATA AND SUMMARY HISTORICAL FINANCIAL
                                      DATA

(1) The pro forma financial data for the nine months ended April 30, 1996 were derived by combining the Partnership's financial data for the nine months ended April 30, 1996 and Skelgas' financial data for the nine months ended April 30, 1996. The pro forma combined income statement data does not include the effects of the acquisition of Superior Propane, Inc. which was consummated on April 19, 1996 because the acquisition was not material. See "The Skelgas and Superior Acquisitions."

(2) The pro forma financial data for the twelve months ended July 31, 1995 were derived by combining the Partnership's financial data for the twelve months ended July 31, 1995 and Skelgas' financial data for the twelve months ended July 31, 1995. Skelgas' financial data was derived from its consolidated financial statements for the years ending December 31, 1995 and 1994. The pro forma combined income statement data does not include the effects of the acquisition of Superior Propane, Inc. which was consummated on April 19, 1996, because the acquisition was not material. See "The Skelgas and Superior Acquisitions."

(3) The Partnership's capital expenditures fall generally into three categories: (i) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment; (ii) growth capital expenditures, which include expenditures for purchases of new propane tanks and other equipment to facilitate expansion of the Partnership's customer base and operating capacity; and (iii) acquisition capital expenditures, which include expenditures related to the acquisition of retail propane operations. Acquisition capital expenditures represent the cost of acquisitions less working capital acquired. Acquisition capital expenditures exclude amounts paid for the Skelgas Acquisition.

(4) EBITDA is calculated as operating income (loss) plus depreciation and amortization. EBITDA is not intended to represent cash flow and does not represent a measure of cash available for distribution. EBITDA is a non-GAAP measure, but provides additional information for evaluating the Partnership's ability to service its debt. EBITDA is not intended as an alternative to earnings (loss) from continuing operations or net earnings
    (loss).

(5) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance costs) and the portion of operating lease rental expense that is representative of the interest factor. For the one month ended July 31, 1994, earnings were inadequate to cover fixed charges by $5.0 million. Earnings from continuing operations for the periods presented were reduced by certain non-cash expenses, consisting principally of depreciation and amortization. Such non-cash charges totaled $25.8 million and $23.9 million for the nine months ended April 30, 1996 and 1995, respectively, $32.0 million for the year ended July 31, 1995, $28.8 million for the pro forma year ended July 31, 1994, $2.4 million for the one month ended July 31, 1994, $26.5 million for the eleven months ended June 30, 1994, and $33.0 million for the year ended July 31, 1993.

(6) The pro forma financial data as of April 30, 1996 were derived by combining the Partnership's financial data as of April 30, 1996 and Skelgas' financial data as of April 30, 1996.

(7) The pro forma year ended July 31, 1994 includes the eleven months ended June 30, 1994 for the Partnership's predecessor, Ferrellgas, Inc. and its subsidiaries (the "Predecessor"), and the historical financial data of the Partnership for the period from inception (July 5, 1994) to July 31, 1994 (adjusted principally for the pro forma effect on interest expense resulting from the early retirement of debt net of additional borrowings). See Selected Historical Consolidated Financial Data.

                                 RISK FACTORS

  In evaluating an investment in the Senior Notes, prospective investors should carefully consider the following factors in addition to the other information presented in the Offering Memorandum.

DISTRIBUTIONS BY THE OPERATING PARTNERSHIP TO THE PARTNERSHIP MAY BE
RESTRICTED

  The ability of the Partnership to service its debt obligations will be entirely dependent upon the receipt of distributions from the Operating Partnership. Distributions by the Operating Partnership are subject to an indenture (the "Operating Partnership Indenture") governing the Operating Partnership's Notes (the "Operating Partnership Notes"), as well as the Credit Facility. The Credit Facility and the Operating Partnership Indenture each contains, among other restrictions, a covenant limiting restricted payments which provides that no quarterly distributions may be made unless, among other things, no default or event of default exists or would result therefrom, the Operating Partnership's pro forma fixed charge coverage ratio for the preceding four fiscal quarters is at least 2.25 to 1.0 and certain minimum targets for capital expenditures and expenditures for permitted acquisitions have been met. The fixed charge coverage ratio is defined as the ratio of earnings from continuing operations before income taxes, plus interest expense (including amortization of original issue discount) and depreciation and amortization (excluding amortization of prepaid cash expenses) to fixed charges. As of April 30, 1996, the Operating Partnership's fixed charge coverage ratio as calculated according to the Credit Facility and the Operating Partnership's Indenture was 2.94 to 1.0. See "Description of Existing Indebtedness."

PARTNERSHIP IS REQUIRED TO DISTRIBUTE AVAILABLE CASH, LIMITING CASH RESERVES AVAILABLE TO SERVICE THE SENIOR NOTES

  Assuming that the restrictions under the Operating Partnership Indenture and the Credit Facility are met, the Partnership, pursuant to its governing partnership agreement, is required to distribute, on a quarterly basis, 100% of its Available Cash to its partners. "Available Cash" is generally all of the cash receipts of the Partnership, adjusted for cash disbursements (which will include semi-annual interest payments on the Senior Notes) and net changes in reserves. The timing and amount of distributions by the Partnership could significantly reduce the cash available to the Partnership to meet its future business needs and to pay future principal, premium (if any) and interest, including Liquidated Damages, if any, on the Senior Notes. The General Partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to reserves of the Partnership for any proper purpose, including but not limited to reserves for the purpose of (i) complying with the terms of any agreement or obligation of the Partnership (including the establishment of reserves to fund the payment of interest and principal in the future), (ii) providing for level distributions of cash notwithstanding the seasonality of the Partnership's business, and (iii) providing for future capital expenditures and other payments deemed by the General Partner to be necessary or advisable.

HOLDING COMPANY STRUCTURE AND ABILITY TO REPAY THE SENIOR NOTES; EFFECTIVE SUBORDINATION TO INDEBTEDNESS AND LIABILITIES OF OPERATING PARTNERSHIP AND SUBSIDIARIES

  The Partnership is a holding company for its subsidiaries, including the Operating Partnership, and has no material operations and only limited assets. Accordingly, the Partnership is dependent upon the distribution of the earnings of the Operating Partnership and its subsidiaries, to service its debt obligations. In addition, the Senior Notes are effectively subordinated to claims of creditors (other than the Partnership) of the Partnership's subsidiaries and the Operating Partnership and its subsidiaries. Claims of creditors (other than the Partnership) of such subsidiaries, including trade creditors, secured creditors, taxing authorities and creditors holding guarantees, will generally have priority as to assets of such subsidiaries over the claims and equity interests of the Partnership and, thereby indirectly, the holders of indebtedness of the Partnership, including the Senior Notes. See "Description of the Senior Notes--General." From and after the Subsidiary Guarantee Effectiveness Date, claims of holders of the Senior Notes under the Subsidiary Guarantee will generally rank on an equal basis in right of payment with claims of trade creditors and other unsecured creditors of such subsidiaries. However, there can be no assurance as to whether or when the Subsidiary Guarantee Effectiveness Date will occur. See "Description of Senior Notes--Subsidiary Guarantee."

  The Partnership must rely on distributions and other payments from the Operating Partnership to generate the funds necessary to meet its obligations, including the payment of principal and interest, including Liquidated Damages, if any, on the Senior Notes. The ability of the Operating Partnership to make such payments may be restricted by, among other things, the Credit Facility, the Operating Partnership Indenture, applicable state partnership laws and other laws and regulations. If the Partnership is unable to obtain the funds necessary to pay the principal amount at maturity of the Senior Notes, to redeem the Senior Notes or to repurchase the Senior Notes upon the occurrence of a Change of Control, the Partnership may be required to adopt one or more alternatives, such as a refinancing of the Senior Notes.

LEVERAGE

  The Partnership is significantly leveraged and has indebtedness that is substantial in relation to its equity. As of April 30, 1996, after giving pro forma effect to the Offering and the Skelgas Acquisition, the Partnership would have had an aggregate of $433.1 million of long-term indebtedness (excluding current maturities) and $129.2 million in equity, resulting in a long-term debt to equity ratio of 3.4 to 1.0. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Partnership's leverage could have important consequences to investors in the Senior Notes. The Partnership's ability to make scheduled payments, to refinance its obligations with respect to its indebtedness or its ability to obtain additional financing in the future will depend on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. The Partnership believes that it will have sufficient cash flow from operations and available borrowings under the Credit Facility to service its indebtedness, although the principal amount of the Senior Notes will likely need to be refinanced at maturity in whole or in part. However, a significant downturn in the propane industry or other development adversely affecting the Partnership's cash flow could materially impair the Partnership's ability to service its indebtedness. If the Partnership's cash flow and capital resources are insufficient to fund its debt service obligations, the Partnership may be forced to refinance all or a portion of its debt or sell assets. There can be no assurance that the Partnership would be able to refinance its existing indebtedness or sell assets on terms that are commercially reasonable.

  At April 30, 1996, on a consolidated pro forma basis, the Partnership would have had outstanding approximately $65.0 million of Indebtedness bearing interest at floating rates. In addition, pursuant to the Credit Facility, the Partnership would have had available an additional $163.4 million of borrowings, all of which would have borne interest at floating rates. Accordingly, following the Offering, the Partnership is affected by increases in interest rates which, if material, could adversely impact the Partnership's ability to make payments in respect of the Senior Notes. The Operating Partnership has entered into a series of three-year interest rate collar agreements with major banks effectively fixing the LIBOR component of $125.0 million notional principal amount of floating rate debt between 4.86% and 6.5%. These agreements expire from June 1998 through December 1998.

LIMITATIONS IMPOSED BY CERTAIN INDEBTEDNESS

  The Operating Partnership Indenture and the Credit Facility contain a number of restrictive covenants which, among other things, restrict the ability of the Operating Partnership to incur other indebtedness, make certain restricted payments, enter into sale and leaseback transactions, incur liens and engage in transactions with affiliates. A failure by the Operating Partnership to comply with the restrictions contained in the Operating Partnership Indenture, the Credit Facility or other agreements relating to the Operating Partnership's indebtedness could result in a default thereunder, which in turn could cause such indebtedness (and, by reason of cross-default provisions, other indebtedness) to become immediately due and payable. There can be no assurance that the Operating Partnership will be able to comply with such restrictions, or that such restrictions will not adversely affect the Operating Partnership's and, thereby, the Partnership's ability to conduct its operations or finance its capital needs or impair the Operating Partnership's and, thereby, the Partnership's ability to pursue attractive business and investment opportunities, if such opportunities arise. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Senior Notes."

FRAUDULENT CONVEYANCE CONSIDERATIONS

  The incurrence by the Issuers of indebtedness such as the Senior Notes for the purposes described herein may be subject to review under relevant federal and state fraudulent conveyance laws if a bankruptcy case or a lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of unpaid creditors of the Issuers. Under these laws, if a court were to find that, at the time the Senior Notes were issued, (a) the Issuers either incurred indebtedness represented by the Senior Notes with the intent of hindering, delaying or defrauding creditors or received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (b) the Issuers (i) were insolvent or were rendered insolvent by reason of such transaction, (ii) were engaged in a business or transaction for which the assets remaining with them constituted unreasonably small capital or (iii) intended to incur, or believed that they would incur, debts beyond their ability to pay such debts as they matured, such court may subordinate the Senior Notes to presently existing and future indebtedness of the Issuers, void the issuance of the Senior Notes and direct the repayment of any amounts paid thereunder to the Issuers or to a fund for the benefit of the Issuers' creditors or take other action detrimental to the holders of the Senior Notes. In such an event, the Partnership might not have sufficient funds to satisfy its obligations to the holders of the Senior Notes because substantially all of the Partnership's assets are held by, and substantially all of the Partnership's revenues are derived from, the operations of the Operating Partnership, and the Senior Notes are effectively subordinated to all secured and unsecured Indebtedness of the Operating Partnership.

  The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, an entity would be considered insolvent for purposes of the foregoing if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets at a fair valuation, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

  The Issuers believe they will receive equivalent value at the time the indebtedness represented by the Senior Notes is incurred. In addition, the Issuers do not believe that they, as a result of the issuance of the Senior Notes, (i) will be insolvent or rendered insolvent under the foregoing standards, (ii) will be engaged in a business or transaction for which their remaining assets constitute unreasonably small capital or (iii) intend to incur or believe that they will incur, debts beyond their ability to pay such debts as they mature. These beliefs are based on the Partnership's operating history and net worth and management's analysis of internal cash flow projections and estimated values of assets and liabilities of the Partnership at the time of this Offering. There can be no assurance, however, that a court passing on these issues would make the same determination.

FRAUDULENT CONVEYANCE CONSIDERATIONS--SUBSIDIARY GUARANTEE

  After the Subsidiary Guarantee Effectiveness Date, the Operating Partnership will guarantee, on a senior subordinated basis, the due and punctual payment of principal of, premium, if any, and interest, including Liquidated Damages, if any, on the Senior Notes and the performance of the other obligations of the Issuers under the Senior Notes and the Indenture. The Subsidiary Guarantee is a general unsecured obligation of the Operating Partnership and is subordinated in right of payment to all Senior Operating Partnership Indebtedness (as hereinafter defined), including the Operating Partnership Senior Notes and indebtedness under the Credit Facility. The Subsidiary Guarantee Effectiveness Date means the first date upon which the Operating Partnership is permitted pursuant to the Fixed Charge Coverage Ratio tests contained in the Operating Partnership Indenture (as hereinafter defined) and the Credit Facility (as hereinafter defined) and permitted pursuant to the terms of any other Senior Operating Partnership Indebtedness to guarantee, on a senior subordinated basis, the Issuers' total payment obligations under all of the then-outstanding Senior Notes. However, there can be no assurance as to whether or when the Subsidiary Guarantee Effectiveness Date will occur. See "Description of Senior Notes-- Subsidiary Guarantee."

  It is possible that creditors of the Operating Partnership may challenge the Subsidiary Guarantee as a fraudulent conveyance under relevant federal and state statutes, and, under certain circumstances (including a finding that the Operating Partnership was insolvent at the time its Subsidiary Guarantee was issued), a court could hold that the obligations of the Operating Partnership under the Subsidiary Guarantee may be voided or are subordinate to other obligations of the Operating Partnership. In addition, it is possible that the amount for which the Operating Partnership is liable under the Subsidiary Guarantee may be limited. The measure of insolvency for purposes of the foregoing may vary depending upon the law of the jurisdiction that is being applied. Generally, however, a company would be considered insolvent if the sum of its debts is greater than all of its property at a fair valuation or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. The Indenture will provide that the obligations of the Operating Partnership under the Subsidiary Guarantee will be limited to amounts which will not result in the Subsidiary Guarantee being a fraudulent conveyance under applicable law. See "Description of Senior Notes--Subsidiary Guarantee."

LACK OF PUBLIC MARKET FOR THE SENIOR NOTES

  There is no existing trading market for the Exchange Notes, which are new securities, and there can be no assurance regarding the future development of a market for the Exchange Notes, or the ability of holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders may be able to sell their Exchange Notes. If such a market were to develop, the Exchange Notes could trade at prices that may be higher or lower than the initial offering price of the Private Notes depending on many factors, including prevailing interest rates, the Partnership's operating results and the market for similar securities. The Initial Purchasers have advised the Issuers that they currently intend to make a market in the Private Notes and the Exchange Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the Private Notes or Exchange Notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the Private Notes and the Exchange Notes or that an active public market for the Private Notes or Exchange Notes will develop. The Private Notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) Market. The Issuers do not intend to apply for listing or quotation of the Private Notes or the Exchange Notes on any securities exchange or stock market.

  Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the Senior Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on holders of the Senior Notes.

WEATHER CONDITIONS AFFECT THE DEMAND FOR PROPANE

  National weather conditions have a substantial impact on the demand for propane and, therefore, the results of operations of the Partnership. In particular, the demand for propane by residential customers is affected by weather, with peak sales typically occurring during the winter months. Average winter temperatures as measured by degree days across the Partnership's and its predecessor's operating areas in fiscal 1991, 1992 and 1995 were warmer than historical standards, thus lowering demand for propane. Average winter temperatures as measured by degree days across the Partnership's operating areas in fiscal 1993, 1994 and 1996 were slightly colder than historical averages. There can be no assurance that average temperatures in future years will be close to the historical average. Agricultural demand is also affected by weather. Wet weather during harvest season causes an increase in propane used for crop drying and dry weather during the growing season causes an increase in propane used for irrigation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

THE RETAIL PROPANE INDUSTRY IS A MATURE ONE

  The retail propane industry is a mature one, with only limited growth in total demand for the product foreseen (the exception being in the case of motor fuel applications, which is being driven by recent environmental legislation, but for which the opportunity cannot be estimated). The Partnership expects the overall demand for propane to remain relatively constant over the next several years, with year to year industry volumes being impacted primarily by weather patterns. Therefore, the Partnership's ability to grow within the industry is dependent on its ability to acquire other retail distributions, on the success of opening new district locations and on the success of its marketing efforts to acquire new customers.

  The Partnership competes with other distributors of propane, including several major companies and several thousand small independent operators. Generally, competition in the past few years has intensified, partly as a result of warmer-than-normal weather and general economic conditions. The Partnership's ability to compete effectively depends on the reliability of its service, its responsiveness to customers and its ability to maintain competitive retail prices.

THE PARTNERSHIP WILL BE SUBJECT TO PRICING AND INVENTORY RISK

  The retail propane business is a "margin-based" business in which gross profits are dependent upon the excess of the sales price over the propane supply costs. Propane is a commodity, and, as such, its unit price is subject to volatile changes in response to changes in supply or other market conditions. The Partnership will have no control over these market conditions. Consequently, the unit price of propane purchased by the Partnership, as well as other marketers can change rapidly over a short period. In general, product supply contracts permit suppliers to charge posted prices at the time of delivery or the current prices established at major storage points such as Mont Belvieu, Texas or Conway, Kansas. As rapid increases in the wholesale cost of propane cannot be immediately passed on to retail customers, such increases reduce margins on retail sales. In recent years, due to warmer-than-normal weather and other factors, there have been occasions when the Partnership was unable to fully pass on price increases to its customers, and there may be future periods when the Partnership will be unable to fully pass on such price increases. Consequently, the Partnership's profitability will be sensitive to changes in wholesale propane prices. The Partnership may from time to time engage in transactions to hedge product costs in an attempt to reduce cost volatility, although to date such activities have not been significant. See "--The Retail Propane Industry is a Mature One."

  An important element of the Partnership's high retention of retail customers has been its ability to deliver propane during periods of extreme demand. To help insure this capability, the Partnership intends to continue engaging in the brokerage and trading of propane and other natural gas liquids. If the Partnership sustains material losses from its trading activities, payments in respect of the Senior Notes and the other indebtedness of the Partnership could be jeopardized. The Partnership has sought to minimize its trading risks through the enforcement of trading policies, which include total inventory limits and loss limits. The Partnership intends to continue these policies. Personnel responsible for trading activities have an average of over 10 years of trading experience with the General Partner. See "Business--Other Operations." In addition, depending on inventory and price outlooks, the Partnership may purchase and store propane or other natural gas liquids. This activity may subject the Partnership to losses if the prices of propane or such other natural gas liquids decline prior to their sale by the Partnership. The Partnership may be unable to pass rapid increases in the wholesale cost of propane on to its retail customers, reducing margins on retail sales. In the long term, however, margins generally have not been materially impacted by rapid increases in the wholesale cost of propane, as the Partnership has generally been able to eventually pass on increases to its retail customers. There can be no assurance as to whether the Partnership will be able to pass on such costs in the future.

THE RETAIL PROPANE BUSINESS EXPERIENCES COMPETITION FROM OTHER ENERGY SOURCES AND WITHIN THE INDUSTRY.

  The Partnership competes for customers against suppliers of natural gas, electricity and fuel oil. Because of the significant cost advantage of natural gas over propane, propane is generally not competitive with natural gas in these areas where natural gas is readily available. The expansion of the nation's natural gas distribution systems has resulted in the availability of natural gas in many areas that previously depended upon propane. Propane is generally less expensive to use than electricity for space heating, water heating and electricity on an equivalent BTU basis. Although propane is similar to fuel oil in application, market demand and price, propane and fuel oil have generally developed their own distinct geographic markets. In addition, given the cost of conversion from fuel oil to propane, potential customers of propane generally will only switch from fuel oil if there is a significant price advantage with propane.

  Long-standing customer relationships are also typical to the retail propane industry. Retail propane customers generally lease their storage tanks from their suppliers. The lease terms and, in most states, certain fire safety regulations, restrict the refilling of a leased tank solely to the propane supplier that owns the tank. The cost and inconvenience of switching tanks minimizes a customer's tendency to switch among suppliers of propane on the basis of minor variations in price. As a result, the Partnership may experience difficulty in acquiring new retail customers in areas where there are existing relationships between potential customers and other propane distributors.

PARTNERSHIP OPERATIONS ARE SUBJECT TO OPERATING RISKS

  The Partnership's operations will be subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, the Partnership is a defendant in various legal proceedings and litigation arising in the ordinary course of business. The Partnership maintains insurance policies with insurers in such amounts and with such coverages and deductibles as the General Partner believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from all material expenses related to potential future claims for personal injury and property damage or that such levels of insurance will be available in the future at economical prices. After taking into account the pending and threatened matters against the Partnership and the insurance coverage and reserves to be maintained by the Partnership, the General Partner is of the opinion that there are no known contingent claims or uninsured claims that are likely to have a material adverse effect on the results of operations or financial condition of the Partnership. See "Business--Litigation." The General Partner will neither guarantee nor indemnify the Partnership against any claims, whether known or unknown, or contingent liabilities. The occurrence of an event not fully covered by insurance, or the occurrence of a large number of claims that are self-insured, may have a material adverse effect on the results of operations or financial position of the Partnership.

THE PARTNERSHIP MAY NOT BE SUCCESSFUL IN MAKING ACQUISITIONS

  The Partnership has historically expanded its business through acquisitions. The Partnership intends to consider and evaluate opportunities for growth through acquisitions in its industry. There can be no assurance that the Partnership will find attractive acquisition candidates in the future, or that the Partnership will be able to acquire such candidates on economically acceptable terms.

THE GENERAL PARTNER MANAGES AND OPERATES THE PARTNERSHIP

  The General Partner manages and operates the Partnership. The control exercised by the General Partner, which is a wholly owned subsidiary of Ferrell, may make it more difficult for others to gain control or influence the activities of the Partnership.

THE GENERAL PARTNER AND ITS AFFILIATES MAY HAVE CONFLICTS WITH THE PARTNERSHIP

  Conflicts of interest could arise between the Partnership, on the one hand, and the General Partner and its affiliates, on the other hand. The directors and officers of the General Partner have fiduciary duties to manage the General Partner in a manner beneficial to the shareholders of the General Partner. At the same time, the General Partner has fiduciary duties to manage the Partnership in a manner beneficial to the Partnership. The duties of the General Partner to the Partnership therefore may conflict with the duties of its directors and officers to its shareholders. Such conflicts of interest might arise in the following situations, among others: (i) the Partnership will rely solely on employees of the General Partner and its affiliates, (ii) the Partnership will reimburse the General Partner and its affiliates for costs incurred in the Partnership's operations, (iii) the General Partner intends to limit, whenever possible, its liability under contractual arrangements of the Partnership, (iv) the contractual arrangements between the Partnership, on the one hand, and the General Partner and its affiliates, on the other hand, may not be the result of arms-length negotiations (although the Indenture requires that transactions between the Partnership and its affiliates must be fair and reasonable to the Partnership and on terms at least as favorable to the Partnership as those which could have been obtained on an arm's-length basis), and (v) the Partnership Agreement (as hereinafter defined) does not restrict the General Partner and its affiliates from engaging in activities that may be in competition with the Partnership, except that the General Partner and its affiliates may not engage in the retail sale of propane to end users in the continental Unites States. The Audit Committee (as hereinafter defined) of the Partnership will be able, at the General Partner's discretion or as required by the terms of the Senior Notes, to review matters involving potential conflicts of interest. See "Management--Partnership Management."

ENERGY EFFICIENCY AND TECHNOLOGY TRENDS MAY AFFECT DEMAND FOR PROPANE

  Retail customers primarily use propane as a heating fuel. The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has slowed the growth of demand for propane by retail gas customers. The General Partner is not able to predict the effect that future conservation measures or technological advances in heating, conservation or other devices might have on the Partnership's operations.

FAILURE TO EXCHANGE PRIVATE NOTES

  Exchange Notes will be issued in exchange for Private Notes only after timely receipt by the Exchange Agent of such Private Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Private Notes desiring to tender such Private Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Issuers are under any duty to give notification of defects or irregularities with respect to tenders of Private Notes for exchange. Private Notes that are not tendered or are tendered but not accepted by the Issuers for exchange will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act. In addition, any holder of Private Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge in the Letter of Transmittal that accompanies this Prospectus that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Private Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Private Notes could be adversely affected due to the limited amount, or "float," of the Private Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Private Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                              THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

  The Private Notes were sold by the Issuers on April 26, 1996 (the "Closing Date") to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Private Notes to (i) "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act ("Rule 144A"), in reliance on Rule 144A and (ii) a limited number of institutional "accredited investors" ("Accredited Institutions"), as defined in Rule 501(a)(1),(2), (3) or (7) under the Securities Act. As a condition to the sale of the Private Notes pursuant to the Purchase Agreement, the Issuers, the Operating Partnership and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which the Issuers and the Operating Partnership agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, they would (i) file with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes within 60 days after the Closing Date, (ii) use their best efforts to cause such Registration Statement to become effective under the Securities Act on or prior to November 30, 1996 and (iii) use their best efforts to consummate the Exchange Offer within 30 business days after such Registration Statement is declared effective. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Registration Statement is intended to satisfy certain obligations of the Issuers and the Operating Partnership under the Registration Rights Agreement and the Purchase Agreement. The term "holder" with respect to the Exchange Offer means any person in whose name the Private Notes are registered on the books of the Issuers or any other person who has obtained a properly completed bond power from the registered holder.

RESALE OF THE EXCHANGE NOTES

  With respect to the Exchange Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Issuers believe that a holder who exchanges Private Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the Exchange Notes, will be allowed to resell Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the Exchange Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives Exchange Notes for its own account in exchange for Private Notes, where such Private Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Issuers have agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for a period of 180 days from the date on which the Registration Statement of which this Prospectus is a part is declared effective by the Commission. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

  Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Issuers will accept for exchange any and all Private Notes validly tendered and not withdrawn prior to

5:00 p.m., New York City time, on the Expiration Date. The Issuers will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Private Notes surrendered pursuant to the Exchange Offer. Private Notes may be tendered only in integral multiples of $1,000.

  The form and terms of the Exchange Notes are the same as the form and terms of the Private Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the Exchange Notes will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to any of the rights of holders of Private Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same indebtedness and be secured by the same collateral as the Private Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Private Notes, such that both series of Senior Notes will be treated as a single class of debt securities under the Indenture.

  As of the date of this Prospectus, $160,000,000 in aggregate principal amount of the Private Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only a registered holder of the Private Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Private Notes entitled to participate in the Exchange Offer.

  Holders of the Private Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the Commission thereunder.

  The Issuers shall be deemed to have accepted validly tendered Private Notes when, as and if the Issuers have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Private Notes for the purposes of receiving the Exchange Notes from the Issuers.

  Holders who tender Private Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Private Notes pursuant to the Exchange Offer. The Issuers will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time on
     , 1996, unless the Issuers, in their sole discretion, extend the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

  In order to extend the Exchange Offer, the Issuers will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Private Notes deposited to date, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

  The Issuers reserve the right, in their sole discretion, (i) to delay accepting any Private Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "--Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent. The Issuers also reserve the right to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Issuers to constitute a material change, the Issuers will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Issuers will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  Without limiting the manner in which the Issuers may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Issuers shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

  The Exchange Notes will bear interest at a rate equal to 9 3/8% per annum. Interest on the Exchange Notes will be payable semi-annually in arrears on each June 15 and December 15, commencing December 15, 1996. Holders of Exchange Notes will receive interest on December 15, 1996 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Private Notes from the date of initial delivery to the date of exchange thereof for Exchange Notes. Holders of Private Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Private Notes.

PROCEDURES FOR TENDERING

  Only a registered holder of Private Notes may tender such Private Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Private Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) certificates for such Private Notes must be received by the Exchange Agent along with the Letter of Transmittal,
(ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Private Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below. See "--Guaranteed Delivery Procedures."

  The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Issuers in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  THE METHOD OF DELIVERY OF PRIVATE NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR PRIVATE NOTES SHOULD BE SENT TO THE ISSUERS. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

  Any beneficial owner whose Private Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Private Notes, either make appropriate arrangements to register ownership of the Private Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "--Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Private Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Private Notes listed therein, such Private Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Private Notes.

  If the Letter of Transmittal or any Private Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuers, evidence satisfactory to the Issuers of their authority to so act must be submitted with the Letter of Transmittal.

  The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Private Notes.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Private Notes will be determined by the Issuers in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any and all Private Notes not properly tendered or any Private Notes the Issuers' acceptance of which would, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the right to waive any defects, irregularities or conditions of tender as to particular Private Notes. The Issuers' interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Private Notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of Private Notes, neither the Issuers, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Private Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Private Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

  While the Issuers have no present plan to acquire any Private Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Private Notes that are not tendered pursuant to the Exchange Offer, the Issuers reserve the right in their sole discretion to purchase or make offers for any Private Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Private Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

  By tendering, each holder of Private Notes will represent to the Issuers that, among other things, (i) Exchange Notes to be acquired by such holder of Private Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of Exchange Notes obtained by such holder in exchange for Private Notes acquired by such holder directly from the Issuers should be covered by an effective registration statement containing the selling security holder information required by Item 507 or
Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Issuers. If the holder is a broker-dealer that will receive Exchange Notes for such holder's own account in exchange for Private Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  In all cases, issuance of Exchange Notes for Private Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Private Notes or a timely Book-Entry Confirmation of such Private Notes into the Exchange Agent's account at the Depositary, a properly completed and duly executed Letter of Transmittal and all other required documents.

RETURN OF PRIVATE NOTES

  If any tendered Private Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Private Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Private Notes will be returned without expense to the tendering holder thereof (or, in the case of Private Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Private Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

  The Exchange Agent will make a request to establish an account with respect to the Private Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book-entry delivery of Private Notes by causing the Depositary to transfer such Private Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Private Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "--Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

  If a registered holder of Private Notes desires to tender such Private Notes and the Private Notes are not immediately available, or time will not permit such holder's Private Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

    (a) The tender is made through an Eligible Institution;

    (b) Prior to 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Issuers (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Private Notes, the certificate number(s) of such Private Notes and the principal amount of Private Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Private Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Private Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Private Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Private Notes may be withdrawn at any time prior to the Expiration Date.

  To withdraw a tender of Private Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Private Notes to be withdrawn (the "Depositor"), (ii) identify the Private Notes to be withdrawn (including the certificate number or numbers and principal amount of such Private Notes or, in the case of Private Notes transferred by book-entry transfer, the name and number of the account at the Depository to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Private Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Private Notes into the name of the person withdrawing the transfer, and (iv) specify the name in which any such Private Notes are to be registered, if different from the name of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuers in their sole discretion, whose determination shall be final and binding on all parties. Any Private Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Private Notes so withdrawn are validly retendered. Properly withdrawn Private Notes may be retendered by following one of the procedures described above under "The Exchange Offer-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

  Notwithstanding any other term of the Exchange Offer, and subject to their obligations pursuant to the Registration Rights Agreement, the Issuers shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Private Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Private Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

  If the Issuers determine in their sole discretion that any of these conditions are not satisfied, the Issuers may (i) refuse to accept any Private Notes and return all tendered Private Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Private Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Private Notes (see "Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Private Notes that have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Issuers will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders of the Private Notes, and the Issuers will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

  The Exchange Offer is not conditioned on any minimum principal amount of Private Notes being tendered for exchange.

TERMINATION OF CERTAIN RIGHTS

  All rights under the Registration Rights Agreement (including registration rights) of holders of the Private Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Issuer's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Private Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Private Notes pursuant to Rule 144A, (iii) to use its best efforts to keep the Registration Statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted Private Notes by broker-dealers for a period of up to 180 days from the Expiration Date and (iv) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for a period of up to 180 days after the Expiration Date.

LIQUIDATED DAMAGES

  In the event of a Registration Default (as defined in the Registration Rights Agreement), the Issuers are required to pay Liquidated Damages (as defined in the Registration Rights Agreement) to each holder of Transfer Restricted Securities (as defined below), during the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to 0.50% per annum per $1,000 principal amount of Private Notes constituting Transfer Restricted Securities held by such holder. Such Liquidated Damages will increase by an additional 0.50% per annum at the beginning of each subsequent 90-day period during which the Registration Default continues. Transfer Restricted Securities shall mean each Private Note until (i) the date on which such Private Note has been exchanged for an Exchange Note in the Exchange Offer, (ii) the date on which such Private Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement (as defined in the Registration Rights Agreement) or (iii) the date on which such Private Note is distributed to the public pursuant to Rule 144(k) under the Securities Act. The amount of the Liquidated Damages will increase by an additional 0.50% per annum per $1,000 principal amount of Private Notes constituting Transfer Restricted Securities for each subsequent 90-day period until all Registration Defaults have been cured, up to maximum Liquidated Damages of 1.0% per annum per $1,000 principal amount of Private Notes constituting Transfer Restricted Securities. Following the cure of all Registration Defaults, the payment of Liquidated Damages will cease. The filing and effectiveness of the Registration Statement of which this Prospectus is a part and the consummation of the Exchange Offer will eliminate all rights of the holders of Private Notes eligible to participate in the Exchange Offer to receive damages that would have been payable if such actions had not occurred.

EXCHANGE AGENT

  American Bank National Association has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

            By Registered or Certified Mail, By Overnight Delivery,
                             or By Hand Delivery:

                      American Bank National Association
                        101 East 5th Street, 9th Floor
                           St. Paul, Minnesota 55101
                       Attn: Corporate Trust Department

            By Facsimile:                         Confirm by Telephone:


            612-229-6415                              612-229-6415

  The Exchange Agent also acts as trustee under the Indenture.

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Issuers. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Issuers and their affiliates.

  The Issuers have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Issuers, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Issuers and are estimated in the aggregate to be approximately $100,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

  The Issuers will pay all transfer taxes, if any, applicable to the exchange of Private Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Private Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

  Participation in the Exchange Offer is voluntary. Holders of the Private Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The Private Notes that are not exchanged for the Exchange Notes pursuant to the Exchange Offer will remain "restricted securities" (within the meaning of the Securities Act). Accordingly, such Private Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities

Act (and based upon an opinion of counsel if the Issuers so request), (v) to the Issuers or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

  The Issuers will not recognize any gain or loss for accounting purposes as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

                                USE OF PROCEEDS

  The Exchange offer is intended to satisfy certain obligations of the Issuers and the Operating Partnership under the Registration Rights Agreement. The Issuers will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated by this Prospectus, the Issuers will receive in exchange Private Notes in like principal amount, the terms of which are substantially identical to the terms of the Exchange Notes. The Private Notes surrendered in exchange for Exchange Notes will be returned and cancelled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of either of the Issuers.

  The net proceeds from the sale of the Private Notes were approximately $155.4 million (after deducting discounts and commissions to the Initial Purchasers and estimated offering expenses). The net proceeds were contributed to the Operating Partnership and used to retire indebtedness under the Operating Partnership's Credit Facility. For a description of the Credit Facility, see "Description of Existing Indebtedness--Credit Facility."

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Partnership at April 30, 1996 and the pro forma capitalization of the Partnership at such date after giving effect to the completion of the Skelgas Acquisition. The table should be read in conjunction with the historical and pro forma consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                             APRIL 30, 1996
                                                           -------------------
                                                                        PRO
                                                           HISTORICAL  FORMA
                                                             (IN THOUSANDS)
Short-term debt, including current portion of long-term
 debt(1)..................................................  $  1,386  $  1,786
                                                            ========  ========
Long-term debt:
  9 3/8% Senior Secured Notes due 2006....................  $160,000  $160,000
  10% Fixed Rate Senior Notes of Operating Partnership,
   due 2001...............................................   200,000   200,000
  Floating Rate Senior Notes of Operating Partnership,
   interest at
   Applicable LIBOR Rate plus 3.125%, due 2001............    50,000    50,000
  Credit Facility of Operating Partnership:
    Revolving credit loans due 1997.......................        --        --
    Term loans due 1997...................................    15,000    15,000
  Noncompete agreements...................................     5,271     6,071
  Other notes payable.....................................     2,036     2,036
                                                            --------  --------
      Total long-term debt................................   432,307   433,107
Partners' capital:
  Limited partners........................................   185,853   186,778
  General partner.........................................   (57,580)  (57,580)
                                                            --------  --------
      Total partners' capital.............................   128,273   129,198
                                                            --------  --------
      Total capitalization................................  $560,580  $562,305
                                                            ========  ========

- --------
(1) Short-term debt on an historical basis as of April 30, 1996 includes $1,386,000 of current maturities of long-term debt which is included in other current liabilities in the Partnership's Consolidated Balance Sheet as of April 30, 1996. Short-term debt on a pro forma basis as of April 30, 1996 includes the pro forma effects of $400,000 representing the current portion of the amounts to be paid pursuant to the noncompete agreement with the Seller.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following sets forth the Partnership's Unaudited Pro Forma Combined Statement of Earnings and Other Data by giving effect to the issuance of the $160,000,000 of 9-3/8% Senior Secured Notes due 2006 (the "Senior Notes") and the Skelgas Propane, Inc. Acquisition (the "Skelgas Acquisition" or "Skelgas") transactions described in Note 1 of the Notes to the Unaudited Pro Forma Combined Financial Statements as if such transactions had been consummated at August 1, 1994. Additionally, the Partnership's Unaudited Pro Forma Combined Balance Sheet gives effect to the Skelgas Acquisition described in Note 1 of the Notes to the Unaudited Pro Forma Combined Financial Statements as if such transaction had been consummated on April 30, 1996. The Unaudited Pro Forma Combined Financial Statements of the Partnership do not purport to present the financial position or results of operations of the Partnership had the transactions assumed herein occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.

  The Partnership's operating data for the twelve-month period ended July 31, 1995, was derived from the Partnership's Statement of Earnings for the twelve months ended July 31, 1995. The Partnership's operating data for the nine-month period ended April 30, 1996 was derived from the Partnership's unaudited Statement of Earnings for the nine months ended April 30, 1996. Skelgas' operating data for the twelve-month period ended July 31, 1995 was derived from Skelgas' unaudited Statements of Income (Loss) for the twelve months ended July 31, 1995. Skelgas' operating data for the nine-month period ended April 30, 1996 was derived from Skelgas' unaudited Statement of Income (Loss) for the nine months ended April 30, 1996.

  The propane industry is seasonal in nature because propane is used primarily for heating in residential and commercial buildings. Therefore, the Pro Forma Combined Statement of Earnings and Other Data for the nine months ended April 30, 1996 are not necessarily indicative of the results to be expected for a full year.

  The Skelgas Acquisition has been accounted for as a purchase whereby the basis for accounting for Skelgas' assets and liabilities has been based upon their estimated fair market values. Pro forma adjustments, including the preliminary purchase price allocation and estimated cost savings resulting from the Skelgas Acquisition as described in Notes 1, 3 and 9 of the Notes to the Unaudited Pro Forma Combined Financial Statements, represent the Partnership's preliminary determination of these adjustments and are based upon preliminary information, assumptions and operating decisions which the Partnership considers reasonable under the circumstances. Final amounts may differ from those set forth herein.

  The Operating Partnership is a potential guarantor of Senior Notes that were issued by the Partnership, its Parent, in a Private Placement under Regulation 144A on April 26, 1996. Such potential guarantee will only become effective if and when the Operating Partnership meets certain financial requirements in the future. There can be no assurance that these financial requirements will be met and the guarantee will become effective.

  The proceeds of the Senior Notes were contributed by the Partnership to the Operating Partnership as a capital contribution. Pro Forma Combined Financial Statements of the Operating Partnership are not presented herein as the Operating Partnership is consolidated with and included in the Unaudited Pro Forma Combined Financial Statements of the Partnership which are herein presented. In addition, the only substantial difference between such Pro Forma Combined Financial Statements would be interest expense on the Senior Notes.

       UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS AND OTHER DATA

                        NINE MONTHS ENDED APRIL 30, 1996
                (IN THOUSANDS, EXCEPT PER UNIT DATA AND RATIOS)

                                                                       PRO
                            FERRELLGAS      SKELGAS     PRO FORMA     FORMA
                          PARTNERS, L.P. PROPANE, INC. ADJUSTMENTS   COMBINED
                          -------------- ------------- -----------   --------
REVENUES:
  Gas liquids and related
   product sales.........    $522,446      $ 79,595      $(3,810)(2) $598,231
  Other..................      31,266            --          627 (2)   31,893
                             --------      --------      -------     --------
    TOTAL REVENUES.......     553,712        79,595       (3,183)     630,124
COST OF PRODUCT SOLD
 (EXCLUSIVE OF
 DEPRECIATION, SHOWN
 SEPARATELY BELOW).......     300,844        46,457       (3,183)(2)  344,118
                             --------      --------      -------     --------
GROSS PROFIT.............     252,868        33,138           --      286,006
Operating expense........     134,363        26,011       (4,088)(3)  156,286
Depreciation and
 amortization expense....      25,839        54,338      (49,054)(4)   31,123
General and
 administrative expense..       9,535         2,626       (1,781)(3)   10,380
Vehicle leases expense...       3,621            --           --        3,621
                             --------      --------      -------     --------
OPERATING INCOME (LOSS)..      79,510       (49,837)      54,923       84,596
Interest expense.........     (26,775)          (57)      (7,676)(5)  (34,508)
Interest income..........       1,068            --           --        1,068
Loss on disposal of
 assets..................      (1,084)           --           --       (1,084)
                             --------      --------      -------     --------
EARNINGS (LOSS) BEFORE
 INCOME TAXES AND
 MINORITY INTEREST.......      52,719       (49,894)      47,247       50,072
Income taxes.............          --           381         (381)(6)       --
Minority interest........         534            --          (28)         506
                             --------      --------      -------     --------
NET EARNINGS (LOSS)......      52,185      $(50,275)      47,656       49,566
                                           ========
General partner's
 interest in net
 earnings................         522                        (26)         496
                             --------                    -------     --------
Limited partners'
 interest in net
 earnings................    $ 51,663                    $(2,593)    $ 49,070
                             ========                    =======     ========
NET EARNINGS PER LIMITED
 PARTNER UNIT............    $   1.66                    $ (0.08)    $   1.58
                             ========                    =======     ========
WEIGHTED AVERAGE NUMBER
 OF UNITS OUTSTANDING....      31,103                         41       31,144
                             ========                    =======     ========
OTHER DATA:
  Retail propane sales
   volume (in gallons)...     557,897        86,776           --      644,673
  Capital expenditures...    $ 38,078      $  2,857      $    --     $ 40,935
  EBITDA(7)..............     105,349         4,501        5,869      115,719
  Ratio of earnings to
   fixed charges(8)......         2.8x           --           --          2.4x
  Ratio of EBITDA to
   interest expense(7)...         3.9x           --           --          3.4x

  See accompanying notes to unaudited pro forma combined financial statements.

       UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS AND OTHER DATA

                       TWELVE MONTHS ENDED JULY 31, 1995
                (IN THOUSANDS, EXCEPT PER UNIT DATA AND RATIOS)

                                                                        PRO
                            FERRELLGAS      SKELGAS     PRO FORMA      FORMA
                          PARTNERS, L.P. PROPANE, INC. ADJUSTMENTS    COMBINED
                          -------------- ------------- -----------    --------
REVENUES:
  Gas liquids and related
   product sales.........    $565,607       $74,844      $(4,433)(2)  $636,018
  Other..................      30,829            --        1,702 (2)    32,531
                             --------       -------      -------      --------
    TOTAL REVENUES.......     596,436        74,844       (2,731)      668,549
COST OF PRODUCT SOLD
 (EXCLUSIVE OF
 DEPRECIATION, SHOWN
 SEPARATELY BELOW).......     339,641        38,983       (2,731)(2)   375,893
                             --------       -------      -------      --------
GROSS PROFIT.............     256,795        35,861           --       292,656
Operating expense........     153,226        24,943       (5,450)(9)   172,719
Depreciation and
 amortization expense....      32,014         9,576       (3,408)(10)   38,182
General and
 administrative expense..      11,357         4,053       (2,375)(9)    13,035
Vehicle leases expense...       4,271            --           --         4,271
                             --------       -------      -------      --------
OPERATING INCOME (LOSS)..      55,927        (2,711)      11,233        64,449
Interest expense.........     (31,993)         (261)     (10,280)(11)  (42,534)
Interest income..........       1,268            --           --         1,268
Loss on disposal of
 assets..................      (1,139)           --           --        (1,139)
                             --------       -------      -------      --------
EARNINGS (LOSS) BEFORE
 INCOME TAXES AND
 MINORITY INTEREST.......      24,063        (2,972)         953        22,044
Income taxes.............          --            64          (64)(6)        --
Minority interest........         243            --          (20)          223
                             --------       -------      -------      --------
NET EARNINGS (LOSS)......      23,820       $(3,036)       1,037        21,821
                             ========       =======      =======      ========
General partner's
 interest in net
 earnings................         238                        (20)          218
                             --------                    -------      --------
Limited partners'
 interest in net
 earnings................    $ 23,582                    $(1,979)     $ 21,603
                             ========                    =======      ========
NET EARNINGS PER LIMITED
 PARTNER UNIT............    $   0.76                    $ (0.06)     $   0.70
                             ========                    =======      ========
WEIGHTED AVERAGE NUMBER
 OF UNITS OUTSTANDING....      30,908                         41        30,949
                             ========                    =======      ========
OTHER DATA:
  Retail propane sales
   volume (in gallons)...     575,935        94,885           --       670,820
  Capital expenditures...    $ 89,791       $ 3,536      $    --      $ 93,327
  EBITDA(7)..............      87,941         6,865        7,825       102,631
  Ratio of earnings to
   fixed charges(12).....         1.7x           --           --           1.5x
  Ratio of EBITDA to
   interest expense(7)...         2.8x           --           --           2.4x

  See accompanying notes to unaudited pro forma combined financial statements.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 APRIL 30, 1996
                                 (IN THOUSANDS)

                                                                           PRO
                              FERRELLGAS      SKELGAS     PRO FORMA       FORMA
         ASSETS             PARTNERS, L.P. PROPANE, INC. ADJUSTMENTS     COMBINED
         ------             -------------- ------------- -----------     --------
CURRENT ASSETS:
  Cash and cash
   equivalents...........      $ 87,809      $  9,335     $ (89,250)(1)  $  7,894
  Accounts and notes
   receivable............        80,639         7,494            --        88,133
  Inventories............        24,316         4,648            --        28,964
  Prepaid expenses and
   other current assets..         5,619         2,206            --         7,825
                               --------      --------     ---------      --------
    TOTAL CURRENT ASSETS.       198,383        23,683       (89,250)      132,816
Property, plant and
 equipment, net..........       342,593        49,645        10,655 (13)  402,893
Intangible assets, net...        98,697         9,201         1,160 (14)  109,058
Other assets, net........        11,455         1,232            --        12,687
                               --------      --------     ---------      --------
    TOTAL ASSETS.........      $651,128      $ 83,761     $ (77,435)     $657,454
                               ========      ========     =========      ========
LIABILITIES AND PARTNERS'
         CAPITAL
- -------------------------
CURRENT LIABILITIES:
  Accounts payable.......      $ 44,912      $  1,330     $      --      $ 46,242
  Other current
   liabilities...........        30,446         4,871        (1,600)(15)   33,717
                               --------      --------     ---------      --------
    TOTAL CURRENT
     LIABILITIES.........        75,358         6,201        (1,600)       79,959
Long-term debt...........       432,307             9           791 (16)  433,107
Other liabilities........        12,288            --            --        12,288
Contingencies and
 commitments
Minority interest........         2,902            --            --         2,902
STOCKHOLDER'S EQUITY:
  Capital Stock..........            --       155,000      (155,000)(17)       --
  Accumulated Deficit....            --       (77,449)       77,449 (17)       --
                               --------      --------     ---------      --------
    TOTAL STOCKHOLDER'S
     EQUITY..............            --        77,551       (77,551)           --
                               --------      --------     ---------      --------
PARTNERS' CAPITAL:
  Common units...........        91,073            --           925 (1)    91,998
  Subordinated units.....        94,780            --            --        94,780
  General partner........       (57,580)           --            --       (57,580)
                               --------      --------     ---------      --------
    TOTAL PARTNERS'
     CAPITAL.............       128,273            --           925       129,198
                               --------      --------     ---------      --------
    TOTAL LIABILITIES AND
     PARTNERS' CAPITAL...      $651,128      $ 83,761     $ (77,435)     $657,454
                               ========      ========     =========      ========

  See accompanying notes to unaudited pro forma combined financial statements.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Presentation:

  The Partnership's Unaudited Pro Forma Combined Financial Statements assume:
  (1) transactions a. and b. occurred at August 1, 1994 for purposes of the Unaudited Pro Forma Combined Statements of Earnings and Other Data and (2) transaction a. occurred on April 30, 1996 for purposes of the Unaudited Pro Forma Combined Balance Sheet:

  a. The Skelgas Acquisition--On April 30, 1996, Ferrellgas, Inc. ("Ferrellgas") as the general partner of the Partnership purchased all of the outstanding capital stock of Skelgas for a cash purchase price of $89.3 million and a $1.2 million noncompete agreement payable in three equal annual installments commencing on the closing date. The purchase price will be adjusted upward or downward based on a final determination of working capital balances acquired.

     Ferrellgas financed the Skelgas Acquisition with the proceeds of a short-term acquisition loan. As of May 1, 1996 Skelgas and its operating subsidiaries were merged into Ferrellgas and all of the Skelgas Assets were contributed by Ferrellgas to the Operating Partnership as a capital contribution. In connection with these transactions, the Operating Partnership assumed the obligation to repay the short-term acquisition loan and issued a limited partner interest in the Operating Partnership to Ferrellgas. Following the contribution of the Skelgas Assets to the Partnership, Ferrellgas contributed the limited partner interest in the Operating Partnership to the Partnership in exchange for Common Units of the Partnership with a value of approximately $925,000, which represents consideration for certain tax liabilities retained by Ferrellgas. The Operating Partnership utilized an existing credit facility with a bank syndicate (the "Credit Facility") to discharge its assumed obligations under the short-term acquisition loan.

     The preliminary purchase price allocation is as follows (In thousands):

      Pro forma purchase price--
        Cash.......................................................... $89,250
        Noncompete agreement--$400 paid at closing; $800 over two
         years........................................................   1,200
        Common units issued for income tax liabilities incurred by
         Ferrellgas...................................................     925
        Transaction costs.............................................   2,000
        Receivable from Seller due to working capital adjustment......  (4,000)
                                                                       -------
          Total pro forma purchase price.............................. $89,375
                                                                       =======
      Allocation of purchase price--
        Working capital............................................... $17,482
        Property, plant and equipment.................................  60,300
        Goodwill......................................................   2,273
        Noncompete agreement with Seller..............................   1,200
        Existing noncompete agreement of Skelgas......................   6,888
        Other assets .................................................   1,232
                                                                       -------
          Total pro forma allocation of purchase price................ $89,375
                                                                       =======

     The foregoing preliminary purchase price allocation is based on available information and certain assumptions the Partnership considers reasonable. The final purchase price allocation will be based upon a final determination of the fair market value of the net assets acquired at the date of the Skelgas Acquisition as determined by valuations and other studies which are not yet complete. The final purchase price allocation may differ from the preliminary allocation.

 b. The issuance of the $160,000,000 of 9 3/8% Senior Secured notes due 2006.

     The Partnership's unaudited Pro Forma Combined Financial Statements of Earnings and Other Data assume that issuance of the Senior Notes occurred on August 1, 1994. No pro forma adjustments related to the Senior Notes were required in the pro forma balance sheet as of April 30, 1996, because the issuance of the Senior Notes and the subsequent repayment of $70.7 million of existing indebtedness occurred prior to April 30, 1996.

2. The pro forma adjustments to reclassify Skelgas' revenue and cost of product sold presentation to conform with the Partnership's presentation.

3. The pro forma adjustments to operating expense and general and administrative expense for the nine months ended April 30, 1996:

  Because the Skelgas Acquisition has recently been consummated, the Partnership has begun, but not completed, its strategic and operating plans for the integration of Skelgas' operations into those of the Partnership. Based on preliminary information, assumptions and operating decisions, the Partnership estimates that it can eliminate duplicative costs through the combination of the two entities as described below. However, the actual cost savings may differ from the preliminary estimates.

  The pro forma adjustments to reflect estimated cost savings resulting from the Skelgas Acquisition assumes the following preliminary estimates of expected cost savings (In thousands):

                                                                   GENERAL AND
                                                        OPERATING ADMINISTRATIVE
                                                         EXPENSE     EXPENSE
                                                        --------- --------------
   Consolidation of field service functions...........   $1,632       $   --
   Elimination of duplicative field service management
    costs.............................................    2,456           --
   Elimination of corporate general and administrative
    costs.............................................       --        1,781
                                                         ------       ------
     Pro forma adjustments............................   $4,088       $1,781
                                                         ======       ======

  In addition to the cost savings initiatives and estimated cost savings described above, the Partnership estimates that it can eliminate additional annual duplicative costs through the combination of the two entities. However, such amounts cannot be quantified at this time and have not been reflected in the pro forma adjustments.

4. The pro forma adjustment to depreciation and amortization expense for the nine months ended April 30, 1996 (In thousands):

   Elimination of historical depreciation and amortization expense of Skelgas......................................................  $(53,681)
   Additional depreciation and amortization expense reflecting the preliminary
    allocation of purchase price:
     Record depreciation of amount allocated to buildings and
      equipment.....................................................     3,106
     Record amortization of amount allocated to goodwill ...........       114
     Record amortization of amount allocated to noncompete agreement with
      Seller........................................................       300
     Record amortization of amount allocated to existing noncompete
      agreement of Skelgas..........................................     1,107
                                                                      --------
       Pro forma adjustment.........................................  $(49,054)
                                                                      ========

  This historical depreciation and amortization expense of Skelgas includes a nonrecurring writedown of goodwill in the amount of $47.6 million.

5. The pro forma adjustment to interest expense for the nine months ended April 30, 1996 (In thousands):

   Elimination of interest related to repayment of a portion of the
    Operating
    Partnership's Credit Facility.................................... $  3,921
   Additional interest expense related to--
     Issuance of Senior Notes at a 9.375% interest rate..............  (11,250)
     Amortization of deferred issuance costs related to the Senior
      Notes..........................................................     (347)
                                                                      --------
       Pro forma adjustment.......................................... $ (7,676)
                                                                      ========

  The elimination of interest expense related to the Operating Partnership's Credit Facility was determined based on (i) repayment of $70.7 million of existing indebtedness from proceeds of the Offering and (ii) an average interest rate of 7.395%.

6. The pro forma adjustment to the provision for income taxes recognizes that the Partnership is not subject to income tax.

7. EBITDA is calculated as operating income (loss) plus depreciation and amortization. EBITDA is not intended to represent cash flow and does not represent a measure of cash available for distribution. EBITDA is a non-GAAP measure, but provides additional information for evaluating the Partnership's ability to service its debt. In addition, EBITDA is not intended as an alternative to earnings (loss) from continuing operations or net earnings (loss).

8. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance cost) and the portion of operating lease rental expense that is representative of the interest factors. Earnings from continuing operations for the period presented were reduced by certain noncash expenses, consisting principally of depreciation and amortization. Such non-cash charges total $29.8 million for the pro forma combined nine months ended April 30, 1996.

9. The pro forma adjustments to operating expense and general administrative expense for the twelve months ended July 31, 1995:

  Because the Skelgas Acquisition has recently been consummated, the Partnership has begun, but not completed, its strategic and operating plans for the integration of Skelgas' operations into those of the Partnership. Based on preliminary information, assumptions and operating decisions, the Partnership estimates that it can eliminate duplicative costs through the combination of the two entities as described below. However, the actual cost savings may differ from the preliminary estimates.

  The pro forma adjustments to reflect estimated cost savings resulting from the Skelgas Acquisition assumes the following preliminary estimates of expected cost savings (In thousands):

                                                                   GENERAL AND
                                                        OPERATING ADMINISTRATIVE
                                                        EXPENSES     EXPENSES
                                                        --------- --------------
   Consolidation of field service functions...........   $2,175       $   --
   Elimination of duplicative field service management
    costs.............................................    3,275           --
   Elimination of corporate general and administrative
    costs.............................................       --        2,375
                                                         ------       ------
       Pro forma adjustment...........................   $5,450       $2,375
                                                         ======       ======

  In addition to the cost savings initiatives and estimated cost savings described above, the Partnership estimates the it can eliminate additional annual duplicative costs through the combination of the two entities. However, such amounts cannot be quantified at this time and have not been reflected in the pro forma adjustment.

10. The pro forma adjustment to depreciation and amortization expense for the twelve months ended July 31, 1995 (In thousands):

   Elimination of historical depreciation and amortization expense of
    Skelgas...........................................................  $(9,576)
   Additional depreciation and amortization expense reflecting the preliminary allocation of purchase price:
      Record depreciation of amount allocated to buildings and
       equipment......................................................    4,140
      Record amortization of amount allocated to goodwill ............      152
      Record amortization of amount allocated to noncompete agreement
       with Seller....................................................      400
      Record amortization of amount allocated to existing noncompete
       agreement of Skelgas...........................................    1,476
                                                                        -------
     Pro forma adjustment.............................................  $(3,408)
                                                                        =======

11. The pro forma adjustment to interest expense for the twelve months ended July 31, 1995 (In thousands):

   Elimination of interest related to repayment of a portion of the
    Operating Partnership's Credit Facility......................... $  5,182
   Additional interest expense related to --
     Issuance of Senior Notes at a 9.375% interest rate.............  (15,000)
     Amortization of deferred issuance costs related to the Senior
      Notes.........................................................     (462)
                                                                     --------
       Pro forma adjustment......................................... $(10,280)
                                                                     ========

  The elimination of interest expense related to the Operating Partnership's Credit Facility was determined based on (i) repayment of $70.7 million of existing indebtedness from proceeds of the Offering and (ii) an average interest rate of 7.33%.

12. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (loss) from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance cost) and the portion of operating lease rental expense that is representative of the interest factor. Earnings from continuing operations for the period presented were reduced by certain noncash expenses, consisting principally of depreciation and amortization. Such non-cash charges totaled $37.3 million for the pro forma combined twelve months ended July 31, 1995.

13. The pro forma adjustment to property, plant and equipment (In thousands):

   Elimination of historical property, plant and equipment of
    Skelgas.......................................................... $(49,645)
   Record allocation of purchase price to property, plant and
    equipment........................................................   60,300
                                                                      --------
     Pro forma adjustment............................................ $ 10,655
                                                                      ========

14. The pro forma adjustment to intangible assets (In thousands):

   Record goodwill associated with purchase of Skelgas................. $2,273
   Record allocation of purchase price to noncompete agreement with
    Seller.............................................................  1,200
   Eliminate historical goodwill of Skelgas............................ (2,313)
                                                                        ------
     Pro forma adjustment.............................................. $1,160
                                                                        ======

15. The pro forma adjustments to other current liabilities (In thousands):

   Record accrued liabilities for transaction costs of Skelgas
    Acquisition....................................................... $ 2,000
   Record working capital adjustments pursuant to the Skelgas
    Acquisition Agreement.............................................  (4,000)
   Record current portion of the amounts to be paid pursuant to the
    noncompete agreement with Seller..................................     400
                                                                       -------
     Pro forma adjustments............................................ $(1,600)
                                                                       =======

16. The pro forma adjustment to long-term debt (In thousands):

   Record long-term amounts to be paid pursuant to the noncompete agreement with Seller............................................... $800
   Eliminate existing long-term debt of Skelgas.........................   (9)
                                                                         ----
     Pro forma adjustment............................................... $791
                                                                         ====

17. The pro forma adjustment to eliminate historical stockholder's equity of Skelgas.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following selected historical data were derived from, and should be read in conjunction with, the historical consolidated financial statements of the Partnership (and its Predecessor, Ferrellgas, Inc. and Subsidiaries, prior to July 1, 1994). The historical consolidated financial statements of the Predecessor as of and for each of the years ended July 31, 1991, 1992, 1993 and the eleven months ended June 30, 1994 have been audited. The historical consolidated financial statements of the Partnership as of and for the inception to July 31, 1994 and the year ended July 31, 1995 have been audited. The historical financial statements of the Partnership as of and for each of the nine-month periods ended April 30, 1995 and 1996 are unaudited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related notes thereto included elsewhere in this Prospectus.

                                                              FERRELLGAS, INC. AND SUBSIDIARIES
                             FERRELLGAS PARTNERS, L.P.                  (PREDECESSOR)
                          -------------------------------- --------------------------------------------
                                                HISTORICAL  HISTORICAL
                          HISTORICAL PRO FORMA  INCEPTION     ELEVEN    HISTORICAL YEAR ENDED JULY
                          YEAR ENDED YEAR ENDED     TO     MONTHS ENDED            31,
                           JULY 31,   JULY 31,   JULY 31,    JUNE 30,   -------------------------------
                             1995     1994(1)      1994        1994       1993      1992         1991
                                      (IN THOUSANDS, EXCEPT PER UNIT DATA AND RATIOS)
INCOME STATEMENT DATA:
 Total revenues.........   $596,436   $526,556   $ 24,566    $501,990   $541,945  $501,129     $543,933
 Depreciation and
  amortization expense..     32,014     28,835      2,383      26,452     30,840    31,196       36,151
 Operating income
  (loss)................     55,927     68,631     (2,391)     71,522     58,553    56,408       63,045
 Interest expense.......     31,993     28,130      2,662      53,693     60,071    61,219       60,507
 Earnings (loss) from
  continuing operations.     23,820     39,909     (5,026)     12,337        109    (1,700)(7)    1,979
 Earnings from
  continuing operations
  per unit(2)...........       0.76       1.29         --
 Cash distributions
  declared per unit(3)..       1.65         --         --
BALANCE SHEET DATA (AT
 END OF PERIOD):
 Working capital........   $ 28,928   $ 34,948   $ 34,948    $ 91,912   $ 74,408  $ 67,973     $ 53,403
 Total assets...........    578,596    477,193    477,193     592,664    573,376   598,613      580,260
 Payable to (receivable
  from) parent and
  affiliates............         --         --         --      (4,050)      (916)    2,236        3,763
 Long-term debt.........    338,188    267,062    267,062     476,441    489,589   501,614      466,585
 Stockholder's equity...                                       22,829     11,359     8,808       21,687
 Partners' Capital(2):
  Common Units..........   $ 84,489   $ 84,532   $ 84,532
  Subordinated Units....     91,824     99,483     99,483
  General Partner.......    (57,676)   (62,622)   (62,622)
OPERATING DATA:
 Retail propane sales
  volume (in gallons)...    575,935    564,224     23,915     540,309    553,413   495,707      486,463
 Capital
  expenditures(4):
  Maintenance...........   $  8,625   $  5,688   $    911    $  4,777   $ 10,527  $ 10,250     $  7,958
  Growth................     11,097      4,032        983       3,049      2,851     3,342        2,478
  Acquisition...........     70,069      3,429        878       2,551        897    10,112       25,305
                           --------   --------   --------    --------   --------  --------     --------
  Total.................   $ 89,791   $ 13,149   $  2,772    $ 10,377   $ 14,275  $ 23,704     $ 35,741
                           ========   ========   ========    ========   ========  ========     ========
SUPPLEMENTAL DATA:
 EBITDA(5)..............   $ 87,941   $ 97,466   $     (8)   $ 97,974   $ 89,393  $ 87,604     $ 99,196
 Ratio of earnings to
  fixed charges(6)......       1.7x       2.3x         --        1.2x       1.0x        --         1.1x
 Ratio of EBITDA to
  interest expense(5)...       2.8x       3.5x         --        1.8x       1.5x      1.5x         1.6x

                                            FERRELLGAS
                                          PARTNERS, L.P.       FERRELLGAS, L.P.
                                        --------------------  --------------------
                                          NINE       NINE       NINE       NINE
                                         MONTHS     MONTHS     MONTHS     MONTHS
                                          ENDED      ENDED      ENDED      ENDED
                                        APRIL 30,  APRIL 30,  APRIL 30,  APRIL 30,
                                          1996       1995       1996       1995
                                        (IN THOUSANDS, EXCEPT PER UNIT DATA AND
                                                        RATIOS)
INCOME STATEMENT DATA:
 Total revenues........................ $553,712   $506,087   $553,712   $506,087
 Depreciation and amortization expense.   25,839     23,855     25,839     23,855
 Operating income .....................   79,510     65,245     79,511     65,246
 Interest expense......................   26,775     23,536     26,608     23,536
 Earnings from continuing operations...   52,185     41,800     52,887     42,228
 Earnings from continuing operations
  per unit.............................     1.66       1.34
 Cash distributions declared per unit
  (3)..................................     1.50       1.15
BALANCE SHEET DATA (AT END OF PERIOD):
 Working capital.......................  123,025     45,496    123,193     45,497
 Total assets..........................  651,128    548,991    647,129    548,991
 Long-term debt........................  432,307    320,162    272,307    320,162
 Partners' Capital(2):
  Common Units.........................   91,073     94,812
  Subordinated Units...................   94,780    103,723
  Limited Partner......................                        284,442    141,085
  General Partner......................  (57,580)   (57,451)     2,902      1,441
OPERATING DATA:
 Retail propane sales volume (in
  gallons).............................  557,897    493,584    557,897    493,584
 Capital expenditures(4)...............   38,078     75,394     38,078     75,394
SUPPLEMENTAL DATA:
 EBITDA(5).............................  105,349     89,100    105,350     89,101
 Ratio of earnings to fixed charges(6).      2.8x       2.6x       2.8x       2.6x
 Ratio of EBITDA to interest
  expense(5)...........................      3.9x       3.8x       3.9x       3.8x

- --------
(1) The pro forma year ended July 31, 1994 includes the eleven months ended June 30, 1994 and historical financial data of the Partnership for the period from inception (July 5, 1994) to July 31, 1994 (adjusted principally for the pro forma effect on interest expense resulting from the early retirement of debt net of additional borrowings).
(2) Pursuant to the Partnership Agreement, the net loss from continuing operations of $5,026,000 was allocated 100% to the General Partner from inception of the Partnership to the last day of the taxable year ending July 31, 1994. An amount equal to 99% of this net loss was reallocated to the limited partners in the taxable year ending July 31, 1995 based on their ownership percentage. In addition, the retirement of debt assumed by the Partnership resulted in an extraordinary loss of approximately $60,062,000 resulting from debt prepayment premiums, consent fees and the write-off of unamortized discount and financing costs. In accordance with the Partnership Agreement, this extraordinary loss was allocated 100% to the General Partner and was not reallocated to the limited partners in the next taxable year.
(3) No cash distributions were declared by the Partnership from inception to July 31, 1994. The $1.65 distribution declared in the year ending July 31, 1995 includes $1.50 in respect of fiscal 1995 and $0.15 for the inception period, but excludes $0.50 declared subsequent to July 31, 1995 in respect of fiscal 1995.
(4) The Partnership's capital expenditures fall generally into three categories: (i) maintenance capital expenditures, which include expenditures for repair and replacement of property, plant and equipment;
    (ii) growth capital expenditures, which include expenditures for purchases of new propane tanks and other equipment to facilitate expansion of the Partnership's customer base and operating capacity; and (iii) acquisition capital expenditures, which include expenditures related to the acquisition of retail propane operations. Acquisition capital expenditures represent the total purchase price of acquisitions less working capital acquired.

(5) EBITDA is calculated as operating income plus depreciation and amortization. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. EBITDA is a non-GAAP measure, but provides additional information for evaluating the Partnership's ability to service its debt. EBITDA is not intended as an alternative to earnings from continuing operations or net earnings.
(6) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness (including amortization of deferred debt issuance cost) and the portion of operating lease rental expense that is representative of the interest factor. For the one month ended July 31, 1994 and the fiscal year ended July 31, 1992, earnings were inadequate to cover fixed charges by $5.0 million and $2.4 million, respectively. Earnings from continuing operations for the periods presented were reduced by certain noncash expenses, consisting principally of depreciation and amortization. Such non-cash charges totaled $25.8 million and $23.9 million for the nine months ended April 30, 1996 and 1995, respectively, $32.0 million for the year ended July 31, 1995, $28.8 million for the pro forma year ended July 31, 1994, $2.4 million for the one month ended July 31, 1994, $26.5 million for the eleven months ended June 30, 1994, and $33.0 million, $33.5 million and $38.5 million for the years ended July 31, 1993, 1992 and 1991, respectively.
(7) In August 1991, the Predecessor revised the estimated useful lives of storage tanks from 20 to 30 years in order to more closely reflect expected useful lives of the assets. The effect of the change in accounting estimates resulted in a favorable impact on loss from continuing operations of approximately $3.7 million for the fiscal year ended July 31, 1992.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion provides an assessment of the consolidated results of operations and liquidity and capital resources of the Partnership and should be read in conjunction with "Selected Historical Consolidated Financial Data" and with the Consolidated Financial Statements of the Partnership and the related notes thereto included elsewhere in this Prospectus.

GENERAL

  The Partnership is engaged in the sale, distribution, marketing and trading of propane and other natural gas liquids. The Partnership's revenue is derived primarily from the retail propane marketing business. The General Partner believes the Partnership is the second largest retail marketer of propane in the United States based on gallons sold, serving more than 800,000 residential, industrial/commercial and agricultural customers in 45 states and the District of Columbia through approximately 487 retail outlets and 251 satellite locations. Annual retail propane sales volumes were approximately 645 million and 671 million gallons, respectively, for the pro forma nine months ended April 30, 1996 and the pro forma twelve months ended July 31, 1995.

  The retail propane business of the Partnership consists principally of transporting propane purchased in the contract and spot markets, primarily from major oil companies, to its retail distribution outlets and then to tanks located on the customers' premises, as well as to portable propane cylinders. In the residential and commercial markets, propane is primarily used for space heating, water heating and cooking. In the agricultural market, propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for certain industrial applications, including use as an engine fuel which is burned in internal combustion engines that power vehicles and forklifts and as a heating or energy source in manufacturing and drying processes.

  The Partnership is also engaged in the trading of propane and other natural gas liquids, chemical feedstocks marketing and wholesale propane marketing. Through its natural gas liquids trading operations and wholesale marketing, the Partnership is one of the largest independent traders of propane and natural gas liquids in the United States. In the pro forma nine months ended April 30, 1996 and the pro forma twelve months ended July 31, 1995, the wholesale and trading sales volume was approximately 1.4 billion and 1.6 billion gallons, respectively, of propane and other natural gas liquids, of which 46% and 60%, respectively, was propane. For the pro forma nine months ended April 30, 1996 and the pro forma twelve months ended July 31, 1995, the net revenues from trading activities were $5.1 million and $5.8 million, respectively.

RECENTLY COMPLETED ACQUISITIONS

  On April 30, 1996, Ferrellgas acquired all of the outstanding capital stock of Skelgas from the Seller. Ferrellgas paid $89.3 million in cash for the stock of Skelgas. In addition, Ferrellgas will pay $1.2 million for a noncompete agreement with the Seller, payable in three equal annual installments of $400,000 commencing on the closing date. During the year ended December 31, 1995, Skelgas had revenues of $75.2 million and sold approximately 96 million gallons of propane.

  On April 19, 1996, Ferrellgas acquired all of the outstanding capital stock of Superior from the Heaths. During the year ended July 31, 1995, Superior had revenues of $12.7 million and sold approximately 11.5 million gallons of propane. Ferrellgas paid $18.9 million for the stock of Superior, $15.5 million of which was paid in cash at closing and $3.4 million of which was paid at closing in the form of 6% promissory notes having a term of five years. In addition, Ferrellgas will pay a total of $1.0 million for noncompete agreements with the Heaths, payable in installments over five years.

  The Partnership expects these acquisitions to expand its presence in both new and existing residential and commercial/retail propane markets thus following the Partnership's long held strategy of focusing on residential and commercial retail propane operations.

RESULTS OF OPERATIONS

  The propane industry is seasonal in nature with peak activity during the winter months. Due to the seasonality of the business, results of operations for the nine months ended April 30, 1996 and 1995, are not necessarily indicative of the results to be expected for a full year. Other factors affecting the results of operations include competitive conditions, demand for product, variations in weather and fluctuations in propane prices. See "-- Selected Quarterly Financial Data of the Partnership."

 NINE MONTHS ENDED APRIL 30, 1996 VERSUS NINE MONTHS ENDED APRIL 30, 1995

  Total Revenues. Total revenues increased 9.4% to $553,712,000 as compared to $506,087,000 for the prior period. The increase is primarily attributable to the impact of colder weather on retail volumes and increased sales price per gallon in the second and third quarters and acquisitions of propane businesses, partially offset by declines in revenues in other operations (net trading operations, wholesale marketing and chemical feedstocks marketing) which decreased 22.9% to $84,433,000, and the impact of warmer weather in the first quarter. To date, fiscal 1996 winter temperatures, as reported by the American Gas Association, are 14.3% colder than the same period last year and 3.0% colder than normal. The decrease in revenues from other operations is primarily due to a decrease in chemical feedstocks marketing revenues due to a decrease in sales volume and selling price. Both volume and margins decreased as a result of decreased availability of product from refineries and decreased demand from petrochemical companies.

  Gross Profit. Gross profit increased 14.4% to $252,868,000 as compared to $221,028,000 for the prior period. The increase is primarily attributable to a $24,673,000 increase from retail sales gross profit. Retail operations results increased primarily due to an increase in gallons sold to 557,897,000 gallons as compared to 493,584,000 for the prior period and improved sales mix, partially offset by a slight decrease in retail margins. The increase in gallons is primarily attributable to favorable weather and acquisition related growth. Increased sales to the residential customer base improved the sales mix, while greater price competition by independent operators and some major marketers slightly reduced the overall gross margin per gallon. Other operations increased gross profit due to the impact of the colder weather.

  Operating Expenses. Operating expenses increased 11.7% to $134,363,000 as compared to $120,335,000 for the prior period. The increase is primarily attributable to acquisitions of propane businesses as well as increases in payroll and delivery costs associated with higher retail and wholesale volumes.

  Depreciation and Amortization. Depreciation and amortization expense increased 8.3% to $25,839,000 as compared to $23,855,000 for the prior period due primarily to acquisitions of propane businesses.

  Interest Expense. Interest expense increased 13.8% to $26,775,000 as compared to $23,536,000 in the prior period. This increase is primarily the result of the increase in the net borrowings from the Operating Partnership's revolving credit loans, partially offset by decreasing interest rates. The Partnership expects interest expense to increase due to the effect of the issuance of the Senior Notes in April 1996.

 FISCAL YEAR ENDED JULY 31, 1995 VERSUS PRO FORMA YEAR ENDED JULY 31, 1994

  The pro forma year ended July 31, 1994 equals the sum of the Predecessor's eleven months ended June 30, 1994 and the Partnership's one month ended July 31, 1994, adjusted for the effects of the transactions consummated in connection with the formation of the Partnership (principally related to the reduction in interest expense resulting from early retirement of debt, net of additional borrowings).

  Total Revenues. Total revenues increased 13.3% to $596,436,000 as compared to $526,556,000 for the prior year. The increase is attributable to acquisitions of propane businesses during November 1994 and to revenues from other operations (net trading operations, wholesale propane marketing and chemical feedstocks marketing) increasing 82.4% to $131,948,000. The increase in revenues from other operations is primarily due to an unusually strong demand for chemical feedstocks driving increased prices and volumes. These increases were offset by a decrease in revenues from existing retail operations due to warmer temperatures as compared to normal and to the prior period that affected the majority of the Operating Partnership's areas of operation. Unrealized gains and losses on options, forwards, and futures contracts were not significant in fiscal 1995 and 1994. Fiscal 1995 winter temperatures, as reported by the American Gas Association, were 10.3% warmer than normal and 12.4% warmer than the prior year. The average degree days in regions served by the Partnership have historically varied on an annual basis by a greater amount than the average national degree days.

  Gross Profit. Total retail gallons sold increased 2.1% to 576 million as compared to 564 million for the prior year. This increase is due to sales contributed by acquisitions, partially offset by warmer temperatures. Despite the increase in sales volume, gross profit was essentially flat at $256,795,000 as compared with $257,250,000 for the prior year due primarily to the weather impact on higher margin residential sales. Other operations is comprised of low margin sales, therefore, the increase in revenues did not impact gross profit significantly.

  Operating Expenses. Operating expenses increased 5.6% to $153,225,000 as compared to $145,136,000 for the prior year. The increase is primarily attributable to acquisitions of propane businesses offset by a reduction in expenses of the base business (primarily personnel and vehicle expenses) as compared to the prior year.

  Depreciation and Amortization. Depreciation and amortization expense increased 11.0% to $32,014,000 as compared to $28,835,000 for the prior year due primarily to acquisitions of propane businesses.

  Net Earnings. Net earnings decreased to $24,064,000 as compared to $40,312,000 for the prior year. This decrease is due to acquisition-driven increases in expenses, including interest expense, combined with the warm weather impact on gross profit.

 INCEPTION TO JULY 31, 1994 VERSUS PRO FORMA JULY 1993

                                                          INCEPTION
                                                             TO
                                                          JULY 31,    PRO FORMA
                                                            1994      JULY 1993
                                                         ----------- -----------
      Revenues.......................................... $24,566,000 $26,535,000
      Gross profit......................................  11,355,000  10,235,000
      Operating expense.................................  10,078,000   8,299,000
      Extraordinary loss................................  60,062,000          --
      Net loss..........................................  65,139,000   4,322,000

  Total Revenues. Total revenues decreased 7.4% to $24,566,000 as compared with $26,535,000 for the prior period. The overall decrease was attributable to revenues from other operations (net trading operations, wholesale propane marketing and chemical feedstocks marketing) decreasing 38.5% to $4,918,000, offset by revenues from retail operations increasing 6.0% to $19,648,000.

  The decrease in revenues from other operations was primarily due to fluctuating chemical feedstock market opportunities.

  The increase in revenues from retail operations was primarily due to (i) an increase in sales volume and (ii) an increase in other income. The volume of gallons sold, excluding acquisitions, increased revenues by $361,000. Fiscal year 1994 and 1993 acquisitions increased revenues by $160,000. Other income increased revenue by $592,000 primarily due to inventory gas gains recognized from the emptying of an underground storage facility and storage rental income.

  Gross Profit. Gross profit increased 10.9% to $11,355,000 as compared with $10,235,000 for the prior period, due to an increase in retail operations gross profit offset by a decrease in other operations' revenue due to normal market fluctuations. Retail operations results improved due to increased sales volume as discussed previously, margin increases as a result of favorable changes in the competitive pressures of the industry and normal fluctuations in the Operating Partnership's product mix and other income as discussed above.

  Operating Expenses. Operating expenses increased 21.4% to $10,078,000 as compared with $8,299,000, for the prior period, primarily due to an increase in general liability and workers' compensation expense during July 31, 1994, as compared to July 31, 1993. However, for the pro forma fiscal year ended July 31, 1994, general liability and workers' compensation expense decreased due to improved claims administration.

  Extraordinary loss. The retirement of $477,600,000 of indebtedness assumed by the Operating Partnership resulted in an extraordinary loss of approximately $60,062,000 resulting from debt repayment premiums, consent fees and the write-off of unamortized discount and financing costs.

  Net Loss. Net loss increased to $65,139,000 as compared to $4,322,000 for the prior period, primarily due to the extraordinary loss described above.

 ELEVEN MONTHS ENDED JUNE 30, 1994 VERSUS ELEVEN MONTHS ENDED JUNE 30, 1993 (PREDECESSOR)

                                                         ELEVEN       ELEVEN
                                                         MONTHS       MONTHS
                                                         ENDED        ENDED
                                                        JUNE 30,     JUNE 30,
                                                          1994         1993
                                                      ------------ ------------
      Revenues....................................... $501,990,000 $515,410,000
      Gross profit...................................  245,895,000  233,677,000
      Operating expense..............................  135,058,000  131,318,000
      Depreciation and amortization..................   26,452,000   28,350,000
      Net interest expense...........................   50,094,000   52,080,000
      Net earnings...................................   11,470,000    3,374,000

  Total Revenues. Total revenues decreased 2.6% to $501,990,000 as compared with $515,410,000 for the prior period. The overall decrease was attributable to revenues from other operations decreasing 17.2% to $67,386,000, offset by revenues from retail operations increasing 0.1% to $434,604,000.

  The decrease in revenues from other operations was primarily due to higher sales of chemical feedstocks in the prior period resulting from sales of chemical feedstocks that were designated for storage but were sold due to storage limitations. Additional decreases in revenues were the result of lower product costs for chemical feedstocks and wholesale propane marketing resulting in lower sales prices.

  The increase in revenues from retail operations was primarily due to an increase in sales volume due to cooler temperatures than those which existed in the prior period offset by a decrease in selling price. The volume of gallons sold, excluding acquisitions, increased revenues by $6,203,000. Fiscal year 1994 and 1993 acquisitions increased revenues by $1,915,000. Other income increased revenue $954,000 primarily due to increased storage and equipment rental and appliance sales. These increases were offset by a $8,473,000 decrease in sales price due to lower product costs.

  Gross Profit. Gross profit increased 5.2% to $245,895,000 as compared with $233,677,000 for the prior period, primarily due to an increase in retail operations gross profit. Retail operations results improved due to increased sales volume as discussed previously and to margin increases as a result of favorable changes in the competitive pressures of the industry and to normal fluctuations in the Predecessor's product mix.

  Operating Expenses. Operating expenses increased 2.8% to $135,058,000 as compared with $131,318,000 for the prior period, primarily due to (i) an increase in incentive compensation expense, and (ii) an increase in overtime, variable labor and vehicle expenses due to increased sales volume. These increases were partially offset by a decrease in general liability and workers' compensation expense due to improved claims administration and decreased sales and use tax audit assessments.

  Depreciation and Amortization. Depreciation expense decreased 6.7% to $26,452,000 as compared with $28,350,000 for the prior period due primarily to extending the use of the Predecessor's vehicles beyond the depreciable life and to the reduction in the number of Predecessor owned vehicles.

  Net Interest Expense. Net interest expense decreased 3.8% to $50,094,000 as compared with $52,080,000 for the prior period due to the reacquisition of $11,900,000 and $10,500,000 of senior notes in the third quarter of fiscal 1994 and in the fourth quarter of fiscal 1993, respectively, offset by increased non-cash amortization of deferred financing costs.

  Net Earnings. Net earnings increased to $11,470,000 as compared with $3,374,000 for the prior period primarily due to the increase in retail operations sales volume and margins offset by increased operating expenses and the fiscal 1994 extraordinary loss from early extinguishment of debt.

LIQUIDITY AND CAPITAL RESOURCES

  The ability of the Partnership to satisfy its obligations is dependent upon future performance, which will be subject to prevailing economic, financial, business and weather conditions and other factors, many of which are beyond its control. For the fiscal year ending July 31, 1996, the General Partner believes that the Operating Partnership will generate sufficient cash flow from operating activities to meet its obligations, and enable it to distribute to the Partnership sufficient cash to permit the Partnership to meet its obligations with respect to the Senior Notes and to distribute the Minimum Quarterly Distribution (as hereinafter defined) of $0.50 per Unit on all Common Units and Subordinated Units. Future maintenance and working capital needs of the Operating Partnership are expected to be provided by cash generated from future operations, existing cash balances and the working capital borrowing facility. In order to fund expansive capital projects and future acquisitions, the Operating Partnership may borrow on existing bank lines or the Partnership may issue additional Common Units. Toward this purpose, the Partnership maintains a shelf registration statement filed with the Commission registering 2,400,000 Common Units representing limited partner interests in the Partnership. The Common Units may be issued from time to time by the Partnership in connection with acquisitions of other businesses, properties or securities in business combination transactions.

  The following table summarizes the cash distributions to unitholders since the inception of the Partnership.

                                                                              CASH
      QUARTER       DECLARATION          RECORD            PAID           DISTRIBUTION
       ENDING          DATE               DATE             DATE             PER UNIT
      -------       -----------         --------         --------         ------------
      10/31/94       11/18/94           11/30/94         12/14/94            $0.65(a)
      01/31/95       02/17/95           02/28/95         03/14/95             0.50
      04/30/95       05/19/95           05/31/95         06/12/95             0.50
      07/31/95       08/16/95           08/31/95         09/13/95             0.50
      10/31/95       11/17/95           11/30/95         12/14/95             0.50
      01/31/96       02/20/96           02/29/96         03/14/96             0.50
      04/30/96       05/20/96           05/31/96         06/14/96             0.50

- --------
(a) This initial cash distribution covered the period from July 5, 1994, when the Partnership began operations, to October 31, 1994, the end of the first full fiscal quarter. Accordingly, the distribution was prorated.

  Cash Flows From Operating Activities. Cash provided by operating activities was $66,013,000 for the nine months ended April 30, 1996. This slight increase of $567,000 as compared to the nine months ended April 30, 1995 is primarily due to the increased net income offset by the increase in accounts receivable. Accounts receivable increased due to colder weather impact of increased deliveries of product in the third quarter of 1996 as compared to the same period last year.

  Cash provided by operating activities was $66,030,000 for the year ended July 31, 1995, compared to $41,766,000 in the prior year. This increase is due to the year to year reduction in debt which resulted in the $41,856,000 decrease in interest payments offset by lower earnings before interest, taxes, depreciation and amortization. The decrease in interest payments resulted from debt retirements made subsequent to the formation of the Partnership.

  Cash Flows From Investing Activities. During the nine months ended April 30, 1996, the Operating Partnership made total acquisition capital expenditures of $29,322,000 (including working capital acquired of $1,015,000). This amount was financed by $3,342,000 cash, $20,956,000 debt incurred, $3,900,000 issuance of Common Units, and $1,124,000 other costs and consideration. The Partnership continues seeking to expand its operations through strategic acquisitions of smaller retain propane operations located throughout the United States. These acquisitions will be funded through internal cash flow, external borrowings or the issuance of additional Partnership interests. See "Subsequent Event" below for discussion of a significant acquisition consummated in May, 1996.

  During the nine months ended April 30, 1996, the Partnership made aggregate growth and maintenance capital expenditures of $10,391,000 consisting primarily of the following: 1) additions to Partnership-owned customers tanks and cylinders, 2) vehicle lease buyouts, 3) relocating and upgrading district plant facilities, and 4) development and upgrading computer equipment and software. Capital requirements for repair and maintenance of property, plant and equipment are relatively low since technological change is limited and the useful lives of propane tanks and cylinders, the Operating Partnership's principal physical assets, are generally long. The Operating Partnership maintains its vehicle and transportation equipment fleet primarily by leasing light- and medium-duty trucks and trailers. The General Partner believes vehicle leasing is a cost effective method for meeting the Partnership's transportation equipment needs. The Partnership does not have any material commitments of funds for capital expenditures other than to support the current level of operations.

  On November 1, 1994, the General Partner completed the acquisition of Vision for a cash purchase price of $45 million. Following the closing of the acquisition, the General Partner contributed the net assets (excluding income tax liabilities) of Vision to the Operating Partnership, in exchange for the assumption of a $45 million loan obligation and issuance of $3,100,000 in Common Units for the value of the income tax liabilities retained by the General Partner. Including the Vision acquisition, the Partnership made total acquisition capital expenditures of $73,351,000 (including working capital acquired of $3,282,000) during the fiscal year ended July 31, 1995. This amount was funded by $45,000,000 debt assumed, $19,677,000 cash payments, $6,600,000 Common Units issued, and $2,074,000 in other costs and consideration.

  During the year ended July 31, 1995, the Partnership made growth and maintenance capital expenditures of $19,722,000 consisting primarily of the following: (1) additions to Partnership-owned customer tanks and cylinders,
(2) relocating and upgrading district plant facilities, and (3) development and upgrading computer equipment and software. Capital requirements for repair and maintenance of property, plant and equipment are relatively low since technological change is limited and the useful lives of propane tanks and cylinders, the Partnership's principal physical assets, are generally long. The Partnership maintains its vehicle and transportation equipment fleet by initially leasing light and medium duty trucks and tractors. The General Partner believes vehicle leasing is a cost effective method for meeting the Partnership's transportation equipment needs. The Partnership continues seeking to expand its operations through strategic acquisitions of smaller retail propane operations located throughout the United States. These acquisitions will be funded through internal cash flow, external borrowings or the issuance of additional Partnership interests. The Partnership does not have any material commitments of funds for capital expenditures other than to support the current level of operations.

  Cash Flows From Financing Activities. On April 26, 1996, the Partnership issued $160,000,000 of 9-3/8% Senior Secured Notes due 2006. These notes will be redeemable at the option of the Partnership, in whole or in part, at any time on or after June 21, 2001. Interest is payable semi-annually in arrears on June 15 and December 15 of each commencing on December 15, 1996. A portion of the net proceeds was used to retire outstanding indebtedness of $88,800,000 under the Operating Partnership's credit facility. The remaining was held in cash equivalents to be used for future acquisitions. See "Subsequent Event" below for discussion of a significant acquisition consummated in May 1996.

  On November 14, 1994, the Partnership filed Amendment No. 1 to Form S-1 Registration Statement with the Commission to register 2,400,000 Common Units representing limited partner interests in the Partnership. The registration statement was declared effective November 15, 1994. The Common Units may be issued from time to time by the Partnership in exchange for other businesses, properties or securities in business combination transactions. During the year ended July 31, 1995, the Partnership issued 298,942 Common Units in connection with the acquisition of propane businesses.

  On July 21, 1995, the Operating Partnership entered into an amendment to its $185,000,000 Credit Facility with Bank of America National Trust & Savings Association ("BofA"), as Agent, which increased the maximum borrowing amount to $205,000,000, effective August 1, 1995. The amended Credit Facility permits borrowings of up to $95,000,000 on a senior unsecured revolving line of credit basis (the "Working Capital Facility"), to fund working capital and general Partnership requirements (of which up to $50,000,000 is available to support letters of credit). At July 31, 1995, $20,000,000 of borrowings were outstanding under the Working Capital Facility, and letters of credit outstanding, used primarily to secure obligations under certain insurance arrangements, totaled $24,471,000. In addition, the amended Credit Facility permits borrowings under an Expansion Facility of up to $110,000,000 on a senior unsecured basis, of which $85,000,000 was borrowed and outstanding at July 31, 1995, and, at July 31, 1995, $25,000,000 was available to finance acquisitions and for capital additions and improvements.

  During the year ended July 31, 1995, the Operating Partnership borrowed $102,000,000 under its Credit Facility. These borrowings, along with cash provided by operations, were used to fund acquisitions of propane businesses and purchases of property, plant and equipment, and to fund working capital needs.

  Effects of Inflation. In the past the Partnership has generally been able to adjust its sales price of product in response to market demand, cost of product, competitive factors and other industry trends. Consequently, changing prices as a result of inflationary pressures has not had a material adverse effect on profitability although revenues may be affected. Inflation has not materially impacted the results of operations and management does not believe normal inflationary pressures will have a material adverse effect on the profitability of the Partnership in the future.

  Subsequent Events. On April 30, 1996, Ferrellgas purchased all of the stock of Skelgas for a cash purchase price of $89,650,000 (including working capital and the first installment on a noncompete agreement of $400,000). As of May 1, 1996 Ferrellgas (i) caused Skelgas and each of its subsidiaries to be merged into Ferrellgas and (ii) transferred all of the assets of Skelgas and its subsidiaries to the Operating Partnership. In exchange, the Operating Partnership assumed substantially all of the liabilities, whether known or unknown, associated with Skelgas and its subsidiaries and their propane business (excluding income tax liabilities). In consideration of the retention by Ferrellgas of certain income tax liabilities, the Partnership issued 41,203 Common Units to Ferrellgas. The liabilities assumed by the Operating Partnership included the obligations of Ferrellgas under the BofA Acquisition Loan. Immediately following the transfer of assets and related transactions described above, the Operating Partnership repaid the BofA Acquisition Loan with cash and borrowings under the Operating Partnership's existing acquisition bank credit line.

  On July 31, 1996, the Operating Partnership expects to enter into an amendment to its $205,000,000 Credit Facility with BofA, which will increase the maximum borrowing amount to $255,000,000. The amended Credit Facility will permit borrowings of up to $20,000,000 on a senior unsecured revolving line of credit basis (the "Working Capital Facility") to fund working capital and borrowings of up to $185,000,000 on a senior unsecured revolving line of credit basis (the "Revolving Credit Facility") for general Partnership requirements (of which up to $50,000,000 will be available to support letters of credit). In addition, the amended Credit Facility will provide for a senior unsecured term loan in the amount of $50,000,000 with the proceeds to be used to redeem the Operating Partnership's Floating Rate Notes in the aggregate principal amount of $50,000,000. The Operating Partnership expects to borrow the full amount of the term loan and redeem its Floating Rate Notes on July 31, 1996.

ADOPTION OF NEW ACCOUNTING STANDARDS

  On July 31, 1995, the Partnership adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present, and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Adoption of SFAS No. 121 had no impact on the Partnership's financial statements.

  Effective August 1, 1996, SFAS No. 123, "Accounting for Stock-Based Compensation," will require increased disclosure of compensation expense arising from stock compensation plans (including the Partnership's unit option plan). The Statement encourages rather than requires entities to adopt a new method that accounts for stock compensation awards based on their estimated fair value at the date they are granted. Entities will be permitted, however, to continue accounting under APB Opinion No. 25 which requires compensation cost to be recognized based on the excess, if any, between the quoted market price of the units at the date of grant and the amount an employee must pay to acquire the units. The Partnership will continue to apply APB Opinion No. 25 in its consolidated financial statements and will disclose pro forma net income and earnings per unit in a footnote to its consolidated financial statements, determined as if the new method were applied.

SELECTED QUARTERLY FINANCIAL DATA OF THE PARTNERSHIP
(In thousands)

  Due to the seasonality of the retail propane business, first and fourth quarter revenues, gross profit and net earnings are consistently less than the comparable second and third quarter results. The following presents Ferrellgas Partners, L.P. selected quarterly financial data for the nine months ended April 30, 1996 and the two years ended July 31, 1995 respectively.

  NINE MONTHS ENDED APRIL 30, 1996

                                        FIRST     SECOND   THIRD
                                       QUARTER   QUARTER  QUARTER
                                       --------  -------- --------
Revenues.............................. $124,588  $238,381 $190,743
Gross profit..........................   55,479   111,909   85,480
Net earnings (loss)...................   (7,303)   41,476   18,012
Net earnings (loss) per limited
 partner unit.........................    (0.23)     1.32     0.57
  FISCAL YEAR ENDED JULY 31, 1995
                                        FIRST     SECOND   THIRD    FOURTH
                                       QUARTER   QUARTER  QUARTER   QUARTER
                                       --------  -------- -------- ---------
Revenues.............................. $119,413  $218,661 $168,013  $90,349
Gross profit..........................   52,002    95,772   73,254   35,767
Net earnings (loss)...................     (666)   30,527   11,939  (17,980)
Net earnings (loss) per limited
 partner unit.........................    (0.02)     0.98     0.38    (0.58)
  FISCAL YEAR ENDED JULY 31, 1994
                                              PREDECESSOR
                                       ---------------------------
                                        FIRST     SECOND   THIRD    FOURTH
                                       QUARTER   QUARTER  QUARTER  QUARTER(1)
                                       --------  -------- -------- ---------
Revenues.............................. $110,214  $193,922 $146,341  $76,079
Gross profit..........................   49,699    98,458   72,994   36,099
Earnings (loss) before extraordinary
 loss.................................   (5,537)   19,580    6,313  (13,045)
Earning (loss) before extraordinary
 loss per limited partner unit(2).....      N/A       N/A      N/A      N/A
Net earnings (loss)...................   (5,537)   19,580    5,446  (72,500)(3)

- --------
(1) The fourth quarter includes the sum of the historical data for Ferrellgas, Inc. and its Subsidiaries (Predecessor) for the period from May 1, 1994 through June 30, 1994 and the historical data for Ferrellgas Partners, L.P. from Inception to July 31, 1994.
(2) Earnings (loss) per limited partner unit is not relevant for the fiscal year ended July 31, 1994 because the Partnership was not formed until July, 1995.
(3) Reflects a $59,455 extraordinary loss on early retirement of debt.

                                   BUSINESS

GENERAL

  The Partnership is engaged in the sale, distribution, marketing and trading of propane and other natural gas liquids. The discussion that follows focuses on the Partnership's retail operations and its other operations, which consist primarily of propane and natural gas liquids trading operations, chemical feedstocks marketing and wholesale propane marketing.

  The Partnership believes it is the second largest retail marketer of propane in the United States based on gallons sold, serving more than 800,000 residential, industrial/commercial and agricultural customers in 45 states and the District of Columbia through approximately 487 retail outlets with 251 satellite locations in 38 states (some outlets serve interstate markets). The Partnership's largest market concentrations are in the Midwest, Great Lakes and Southeast regions of the United States. Ferrellgas, a wholly owned subsidiary of Ferrell, serves as General Partner of the Partnership. The Partnership acquired the propane business and assets of Ferrellgas in July 1994.

  Retail propane sales volumes were approximately 645 million and 671 million gallons, respectively, during the pro forma nine months ended April 30, 1996 and the pro forma twelve months ended July 31, 1995, respectively. Earnings from continuing operations for the same respective periods were $49.6 million and $21.8 million. See "Unaudited Pro Forma Combined Financial Statements."

  The Partnership also believes it is a leading natural gas liquids trading company. Annual propane and natural gas liquids trading, chemical feedstocks and wholesale propane sales volumes were approximately 1.4 billion and 1.6 billion gallons during the pro forma nine months ended April 30, 1996 and the pro forma twelve months ended July 31, 1995, respectively.

RETAIL OPERATIONS

 Formation

  Ferrell, the parent of Ferrellgas, was founded in 1939 as a single retail propane outlet in Atchison, Kansas and was incorporated in 1954. In 1984, a subsidiary was formed under the name Ferrellgas, Inc. to operate the retail propane business previously conducted by Ferrell. Ferrell is primarily owned by James E. Ferrell and his family. Ferrellgas' initial growth was largely the result of small acquisitions in the rural areas of eastern Kansas, northern and central Missouri, Iowa, western Illinois, southern Minnesota, South Dakota and Texas. In July 1984, Ferrellgas acquired propane operations with annual retail sales volumes of approximately 33 million gallons and in December 1986, Ferrellgas acquired propane operations with annual retail sales volumes of approximately 395 million gallons. These major acquisitions and many other smaller acquisitions have significantly expanded and diversified Ferrellgas' geographic coverage. In July 1994, the propane business and assets of Ferrellgas were contributed to the Partnership.

 Business Strategy

  The Partnership's business strategy is to continue its historical focus on residential and commercial retail propane operations and to expand its operations and increase its market share both through the acquisition of local and regional propane distributors and through internal growth by increased competitiveness and the opening of new locations. Acquisitions will be an important element of growth for the Partnership, as the overall demand for propane is expected to remain relatively constant for the foreseeable future, with year-to-year industry volumes being affected primarily by weather patterns. The General Partner believes there are numerous potential acquisition candidates because the propane industry is highly fragmented, with over 5,000 retailers and with the ten largest retailers comprising 33% of industry sales. The Partnership's retail operations accounted for approximately 8% of the retail propane purchased in the United States in 1995, as measured by gallons sold.

  Historically, the Partnership and the Predecessor have been successful in acquiring independent propane retailers and integrating them into their existing operations at what they believe to be attractive returns. Since 1986, and as of May 1, 1996, the Partnership and the Predecessor have acquired a total of 95 smaller propane businesses. Except for the acquisition of Vision in November of 1995 and the acquisition of Skelgas, none of the acquisitions was individually material. For the nine months ended April 30, 1996 and the five fiscal years in the period ended July 31, 1995, the Partnership or the Predecessor have invested approximately $27.7 million, $70.1 million, $3.4 million, $0.9 million, $10.1 million and $25.3 million respectively, to acquire propane businesses with annual retail propane sales volumes of approximately 15.1 million, 70.0 million, 2.5 million, 0.7 million, 8.6 million and 18.0 million gallons, respectively, at the time of acquisition.

  The Partnership intends to concentrate its acquisition activities in geographical areas in close proximity to the Partnership's existing operations and to acquire propane retailers that can be efficiently combined with such existing operations to provide an attractive return on investment after taking into account the efficiencies which may result from such combination. However, the Partnership will also pursue acquisitions which broaden its geographic coverage. The Partnership's goal in any acquisition will be to improve the operations and profitability of these smaller companies by integrating them into the Partnership's established supply network. The General Partner regularly evaluates a number of propane distribution companies which may be candidates for acquisition. The General Partner believes that there are numerous local retail propane distribution companies that are possible candidates for acquisition by the Partnership and that the Partnership's geographic diversity of operations helps to create many attractive acquisition opportunities. The Partnership intends to fund acquisitions through internal cash flow, external borrowings or the issuance of additional Common Units. The Partnership's ability to accomplish these goals will be subject to the continued availability of acquisition candidates at prices attractive to the Partnership. There is no assurance the Partnership will be successful in increasing the level of acquisitions or that any acquisitions that are made will prove beneficial to the Partnership. See "The Skelgas and Superior Acquisitions."

  In addition to growth through acquisitions, the General Partner believes that the Partnership may also achieve growth within its existing propane operations. Historically, the Partnership and Ferrellgas have experienced modest internal growth in their customer base. As a result of its experience in responding to competition and in implementing more efficient operating standards, the General Partner believes that it has positioned the Partnership to be more successful in direct competition for customers. The Partnership currently has marketing programs underway which focus specific resources toward this effort.

 Marketing

  Natural gas liquids are derived from petroleum products and sold in compressed or liquefied form. Propane, the predominant type of natural gas liquid, is typically extracted from natural gas or separated during crude oil refining. Although propane is gaseous at normal pressures, it is compressed into liquid form at relatively low pressures for storage and transportation. Propane, a by-product of natural gas processing and petroleum refining, is a clean-burning energy source, recognized for its transportability and ease of use relative to alternative forms of stand alone energy sources. In the residential and commercial markets, propane is primarily used for space heating, water heating and cooking. In the agricultural market propane is primarily used for crop drying, space heating, irrigation and weed control. In addition, propane is used for certain industrial applications, including use as an engine fuel which is burned in internal combustion engines that power vehicles and forklifts and as a heating or energy source in manufacturing and dry processes. Consumption of propane as a heating fuel peaks in winter months.

  The retail propane business of the Partnership consists principally of transporting propane to its retail distribution outlets and then to tanks located on its customers' premises by large numbers of small volume deliveries averaging approximately 200 gallons each. The market areas are generally rural but also include suburban areas where natural gas service is not available. The Partnership utilizes marketing programs targeting both new and existing customers emphasizing its superior ability to deliver propane to customers as well as its training and safety programs. The Partnership sells propane primarily to four specific markets: residential, industrial/commercial, agricultural and other (principally to other propane retailers and as engine fuel). During the pro forma nine months ended April 30, 1996, sales to residential customers accounted for 60% of the Partnership's retail gross profits, sales to industrial/commercial customers accounted for 26% of the Partnership's retail gross profits and sales to agricultural and other customers accounted for 14% of the Partnership's retail gross profits. Residential sales generally have a greater profit margin, and a more stable customer base and tend to be less sensitive to price changes than the other markets served by the Partnership. No single customer of the Partnership accounts for 10% or more of the Partnership's consolidated revenues.

  Profits in the retail propane business are primarily based on margins, the cents-per-gallon difference between the purchase price and the sales price of propane. The Partnership generally purchases propane in the contract and spot markets, primarily from natural gas processing plants and major oil companies on a short-term basis. Therefore, its supply costs generally fluctuate with market price fluctuations. Should wholesale propane prices decline in the future, the General Partner believes the Partnership's margins on its retail propane distribution business should increase in the short-term because retail prices tend to change less rapidly than wholesale prices. Should the wholesale cost of propane increase, for similar reasons retail margins and profitability would likely be reduced at least for the short-term until retail prices can be increased.

  Retail propane customers typically lease their stationary storage tanks from their propane distributors. Approximately 70% of the Partnership's customers lease their tank from the Partnership. The lease terms and, in most states, certain fire safety regulations, restrict the refilling of a leased tank solely to the propane supplier that owns the tank. The cost and inconvenience of switching tanks minimizes a customer's tendency to switch among suppliers of propane on the basis of minor variations in price.

  The retail market for propane is seasonal because it is used primarily for heating in residential and commercial buildings. Consequently, sales and operating profits are concentrated in the second and third fiscal quarters (November through April). While the propane distribution business is seasonal in nature and historically sensitive to variations in weather, management believes that the geographical diversity of the Partnership's areas of operations helps to minimize the Partnership's exposure to regional weather or economic patterns. Furthermore, long-term, historic weather data from the National Climatic Data Center indicate that the average annual temperatures have remained relatively constant over the last 30 years with fluctuations occurring on a year-to-year basis only. During times of colder-than-normal winter weather, the Partnership has been able to take advantage of its large, efficient distribution network to help avoid supply disruptions such as those experienced by some of its competitors, thereby broadening its long-term customer base.

  The following chart illustrates the impact of annual variations in weather on the Partnership's sales volumes. Set forth are (i) the population weighted average national degree days (a measure of the relative warmth of a particular year in which a larger number indicates a colder year) which are developed by the National Weather Service Climate Prediction Center, (ii) degree days as a percentage of average normal degree days (100.0% represents a normal year with larger percentages representing colder-than-normal years and smaller percentages representing warmer-than-normal years), and (iii) the annual retail propane sales volumes of the Partnership for the five fiscal years ended July 31, 1995. The average degree days in regions served by the Partnership have historically varied on an annual basis by a greater amount than the average national degree days and there can be no assurance that average temperatures in future years will be close to the historical average.

                               SIX MONTHS
                                  ENDED
                               JANUARY 31,    FOR THE YEAR ENDED JULY 31,
                               ------------  ---------------------------------
                               1996   1995   1995   1994   1993   1992   1991
National Degree Days(1)....... 2,739  2,366  4,242  4,650  4,688  4,346  4,129
Degree Days as % of Normal
 Degree Days(1)............... 102.8%  88.8%  92.7% 101.6% 102.4%  92.7%  88.1%
Sales Volumes (in millions of
gallons)(2)...................   374    331    576    564    553    496    486

- --------
(1) National degrees days and normal degree days are based on population weighted census data and are restated and revised by the National Weather Service at certain times based on a variety of factors.
(2) From Fiscal 1991 through Fiscal 1995, 40 acquisitions were completed at a total cost of approximately $109.8 million. The aggregate annual sales volumes attributable to these acquisitions as of the date of each acquisition were 70.0 million, 2.5 million, 0.7 million, 8.6 million and
    18.0 million gallons for the five fiscal years ended July 31, 1995 back to July 31, 1991, respectively.

 Supply and Distribution

  The Partnership purchases propane primarily from major domestic oil companies. Supplies of propane from these sources have traditionally been readily available, although no assurance can be given that supplies of propane will be readily available in the future. As a result of (i) the Partnership's ability to buy large volumes of propane and (ii) the Partnership's large distribution system and underground storage capacity, the General Partner believes that the Partnership is in a position to achieve product cost savings and avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors. The Partnership is not dependent upon any single supplier or group of suppliers, the loss of which would have a material adverse effect on the Partnership. For the year ended July 31, 1995, no supplier at any single delivery point provided more than 10% of the Partnership's total domestic propane supply. A portion of the Partnership's propane inventory is purchased under supply contracts which typically have a one year term and a fluctuating price relating to spot market prices. Certain of the Partnership's contracts specify certain minimum and maximum amounts of propane to be purchased thereunder. The Partnership may purchase and store inventories of propane in order to help insure uninterrupted deliverability during periods of extreme demand. The Partnership owns three underground storage facilities with an aggregate capacity of approximately 184 million gallons. Currently, approximately 104 million gallons of this capacity is leased to third parties. The remaining space is available for the Partnership's use.

  Propane is generally transported from natural gas processing plants and refineries, pipeline terminals and storage facilities to retail distribution outlets and wholesale customers by railroad tank cars leased by the Partnership and highway transport trucks owned or leased by the Partnership. The Partnership operates a fleet of transport trucks to transport propane from refineries, natural gas processing plants or pipeline terminals to its retail distribution outlets. Common carrier transport trucks may be used during the peak delivery season in the winter months or to provide service in areas where economic considerations favor common carrier use. Propane is then transported from the Partnership's retail distribution outlets to customers by its fleet of 1,462 bulk delivery trucks, which are fitted generally with 2,000 to 3,000 gallon propane tanks. Propane storage tanks located on the customers' premises are then filled from the delivery truck. Propane is also delivered to customers in portable cylinders.

INDUSTRY AND COMPETITION

 Industry

  Based upon information contained in the most recently available Energy Information Administration's Annual Energy Review magazine, propane accounts for approximately 3-4% of household energy consumption in the United States, an average level which has remained relatively constant for the past 18 years. Propane competes primarily with natural gas, electricity and fuel oil as an energy source principally on the basis of price, availability and portability. Propane serves as an alternative to natural gas in rural and suburban areas where natural gas is unavailable or portability of product is required. Propane is generally more expensive than natural gas on an equivalent BTU basis in locations served by natural gas, although propane is often sold in such areas as a standby fuel for use during peak demands and during interruption in natural gas service. The expansion of natural gas into traditional propane markets has historically been inhibited by the capital costs required to expand distribution and pipeline systems. Although the extension of natural gas pipelines tends to displace propane distribution in the neighborhoods affected, the Partnership believes that new opportunities for propane sales arise as more geographically remote neighborhoods are developed. Propane is generally less expensive to use than electricity for space heating, water heating and cooking and competes effectively with electricity in those parts of the country where propane is cheaper than electricity on an equivalent BTU basis. Although propane is similar to fuel oil in application, market demand and price, propane and fuel oil have generally developed their own distinct geographic markets, lessening competition between such fuels. Because residential furnaces and appliances that burn propane will not operate on fuel oil, a conversion from one fuel to the other requires the installation of new equipment. The Partnership's residential retail propane customers, therefore, will have an incentive to switch to fuel oil only if fuel oil becomes significantly less expensive than propane. Likewise, the Partnership may be unable to expand its customer base in areas where fuel oil is widely used, particularly the Northeast, unless propane becomes significantly less expensive than fuel oil. Alternatively, many industrial customers who use propane as a heating fuel have the capacity to switch to other fuels, such as fuel oil, on the basis of availability or minor variations in price. Propane generally is becoming increasingly favored over fuel oil and other alternative sources of fuel as an environmentally preferred energy source.

 Competition

  In addition to competing with marketers of other fuels, the Partnership competes with other companies engaged in the retail propane distribution business. Competition within the propane distribution industry stems from two types of participants: the larger multi-state marketers, and the smaller, local independent marketers. Based upon information contained in the National Propane Gas Association's LP-Gas Market Facts and the June 1995 issue of LP Gas magazine, the Partnership believes that the ten largest multi-state retail marketers of propane, including the Partnership, account for 33% of the total retail sales of propane in the United States. Based upon information contained in industry publications, the Partnership also believes no single marketer has a greater than 10% share of the total market in the United States and that the Partnership is the second largest retail marketer of propane in the United States, with a market share of approximately 8% as measured by volume of national retail propane sales.

  Most of the Partnership's retail distribution outlets compete with three or more marketers or distributors. The principal factors influencing competition among propane marketers are price and service. The Partnership competes with other retail marketers primarily on the basis of reliability of service and responsiveness to customer needs, safety and price. Each retail distribution outlet operates in its own competitive environment because retail marketers locate in close proximity to customers to lower the cost of providing service. The typical retail distribution outlet has an effective marketing radius of approximately 25 miles.

OTHER OPERATIONS

  The Partnership is also engaged in (1) the trading of propane and other natural gas liquids, (2) chemical feedstocks marketing and (3) wholesale propane marketing. The Partnership, through its natural gas liquids trading operations and wholesale marketing, has become one of the largest independent traders of propane and natural gas liquids in the United States. The Partnership owns no properties that are material to these operations. These operations may utilize available space in the Partnership's underground storage facilities in the furtherance of these businesses. In the pro forma nine months ended April 30, 1996 and the pro forma twelve months ended July 31, 1995, the Partnership's annual wholesale and trading sales volume was approximately 1.4 billion and 1.6 billion gallons of propane and other natural gas liquids, respectively, of which 46% and 60%, respectively, was propane. Because the Partnership possesses a large distribution system, underground storage capacity and the ability to buy large volumes of propane, the General Partner believes that the Partnership is in a position to achieve product cost savings and avoid shortages during periods of tight supply to an extent not generally available to other retail propane distributors.

 Trading

  The Partnership's traders are engaged in trading propane and other natural gas liquids for the Partnership's account and for supplying the Partnership's retail and wholesale propane operations. The Partnership primarily trades products purchased from its over 150 suppliers, however, it also conducts transactions on the New York

Mercantile Exchange. Trading activity is conducted primarily to generate a profit independent of the retail and wholesale operations, but is also conducted to insure the availability of propane during periods of short supply. Propane represents between 45% and 60% of the Partnership's total trading volume, with the remainder consisting principally of various other natural gas liquids. The Partnership attempts to minimize trading risk through the enforcement of its trading policies, which include total inventory limits and loss limits, and attempts to minimize credit risk through credit checks and application of its credit policies. However, there can be no assurance that historical experience or the existence of such policies will prevent trading losses in the future. For the pro forma nine months ended April 30, 1996 and the pro forma twelve months ended July 31, 1995, net revenues of $5.1 million and $5.8 million, respectively, were derived from trading activities.

 Chemical Feedstocks Marketing

  The Partnership is also involved in the marketing of refinery and petrochemical feedstocks. Petroleum by-products are purchased from refineries and sold to petrochemical plants. The Partnership leases 322 railroad tank cars to facilitate product delivery. Revenues of $32.8 million and $91.9 million were derived from such activities for the pro forma nine months ended April 30, 1996 and the pro forma twelve months ended July 31, 1995.

 Wholesale Marketing

  The Partnership engages in the wholesale distribution of propane to other retail propane distributors. During the pro forma nine months ended April 30, 1996 and the pro forma twelve months ended July 31, 1995, the Partnership sold 73 million and 96 million gallons, respectively, of propane to wholesale customers and had revenues attributable to such sales of $37.3 million and $33.5 million, respectively.

EMPLOYEES

  The Partnership has no employees and is managed by the General Partner pursuant to the Partnership Agreement. At April 30, 1996 (and after giving effect to the Skelgas Acquisition), the General Partner had 3,391 full-time employees and 1,040 temporary and part-time employees. The number of temporary and part-time employees is generally higher by approximately 350-500 people during the winter heating season. The General Partner's full-time employees were employed in the following areas:

      Retail Locations.................................................... 2,893
      Transportation and Storage..........................................   170
      Corporate Offices (Liberty, MO & Houston, TX).......................   328
                                                                           -----
      Total............................................................... 3,391
                                                                           =====

  Approximately 1 percent of the General Partner's employees are represented by 8 local labor unions, which are all affiliated with the International Brotherhood of Teamsters. The General Partner has not experienced any significant work stoppages or other labor problems.

  The supply, trading, chemical feedstocks marketing, distribution scheduling and product accounting functions are operated primarily out of the offices located in Houston, by a total full-time corporate staff of 74 people.

GOVERNMENTAL REGULATION; ENVIRONMENTAL AND SAFETY MATTERS

  From August 1971 until January 1981, the United States Department of Energy regulated the price and allocation of propane. The Partnership is no longer subject to any similar regulation.

  Propane is not a hazardous substance within the meaning of federal and state environmental laws. In connection with all acquisitions of retail propane businesses that involve the purchase of real estate, the

Partnership conducts a due diligence investigation to attempt to determine whether any substance other than propane has been sold from or stored on any such real estate prior to its purchase. Such due diligence includes questioning the sellers, obtaining representations and warranties concerning the sellers' compliance with environmental laws and visual inspections of the properties, whereby employees of the General Partner look for evidence of hazardous substances or the coexistence of underground storage tanks.

  With respect to the transportation of propane by truck, the Partnership is subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations cover the transportation of hazardous materials and are administered by the United States Department of Transportation. National Fire Protection Association Pamphlet No. 58, which establishes a set of rules and procedures governing the safe handling of propane, or comparable regulations, have been adopted as the industry standard in a majority of the states in which the Partnership operates. There are no material environmental claims pending and the Partnership complies in all material respects with all material governmental regulations and industry standards applicable to environmental and safety matters.

SERVICE MARKS AND TRADEMARKS

  The Partnership markets retail propane under the "Ferrellgas" tradename and uses the tradename "Ferrell North America" for its other operations. In addition, the Partnership has a trademark on the name "FerrellMeter," its patented gas leak detection device. Ferrellgas contributed all of its rights, title and interest in such tradenames and trademark in the continental United States to the Partnership. The General Partner will have an option to purchase such tradenames and trademark from the Partnership for a nominal value if the General Partner is removed as general partner of the Partnership other than for cause. If the General Partner ceases to serve as the general partner of the Partnership for any other reason, it will have the option to purchase such tradenames and trademark from the Partnership for fair market value.

BUSINESS OF FERRELLGAS FINANCE CORP. AND FERRELLGAS PARTNERS FINANCE CORP.

  Ferrellgas Finance Corp., a Delaware corporation (the "OLP Finance Corp."), was formed on April 28, 1994 and is a wholly owned subsidiary of the Operating Partnership. Finance Corp., a Delaware corporation (together with the OLP Finance Corp., the "Finance Corps."), was formed on March 28, 1996, and is a wholly owned subsidiary of the Partnership. The Finance Corps. have nominal assets and do not conduct any operations, but serve as co-obligors for securities issued by the Operating Partnership and the Partnership. Certain institutional investors that might otherwise be limited in their ability to invest in securities issued by partnerships by reasons of the legal investment laws of their states of organization or their charter documents, may be able to invest in the Operating Partnership's or Partnership's securities because the Finance Corps. are co-obligors. Accordingly, a discussion of the results of operations, liquidity and capital resources of the Finance Corps. is not presented.

PROPERTIES

  The Partnership owned or leased the following transportation equipment which was utilized primarily in retail operations, except for railroad tank cars, which are used primarily by chemical feedstocks operations.

                                                              OWNED LEASED TOTAL
                                                              ----- ------ -----
      Truck tractors.........................................    88   42     130
      Transport trailers.....................................   117   10     127
      Bulk delivery trucks...................................   981  481   1,462
      Pickup and service trucks.............................. 1,066  375   1,441
      Railroad tank cars.....................................    --  322     322

  The highway transport trailers have an average capacity of approximately 9,000 gallons. The bulk delivery trucks are generally fitted with 2,000 to 3,000 gallon propane tanks. Each railroad tank car has a capacity of approximately 30,000 gallons.

  A typical retail distribution outlet is located on one to three acres of land and includes a small office, a workshop, bulk storage capacity of 18,000 gallons to 60,000 gallons and a small inventory of stationary customer storage tanks and portable propane cylinders that the Partnership provides to its retail customers for propane storage. The Partnership owns the land and buildings of about 50% of its retail outlets and leases the remaining facilities on terms customary in the industry and in the applicable local markets.

  Approximately 670,000 propane tanks are owned by the Partnership, most of which are located on customer property and leased to those customers. The Partnership also owns approximately 650,000 portable propane cylinders, most of which are leased to industrial and commercial customers, for use in manufacturing and processing needs, including forklift operations, and to residential customers for home heating and cooking, and to local dealers who purchase propane from the Partnership for resale.

  The Partnership owns underground storage facilities at Hutchinson, Kansas; Adamana, Arizona; and Moab, Utah. At April 30, 1996, the capacity of these facilities approximated 92 million gallons, 88 million gallons and 21 million gallons, respectively (an aggregate of approximately 201 million gallons). At April 30, 1996, approximately 104 million gallons of this capacity were leased to third parties. The remaining space is available for the Partnership's use.

  The Partnership owns the land and two buildings (50,245 square feet of office space) comprising its corporate headquarters in Liberty, Missouri, and leases the 18,124 square feet of office space in Houston, Texas, where its trading, chemical feedstocks marketing and wholesale marketing operations are primarily located.

  The Partnership believes that it has satisfactory title to or valid rights to use all of its material properties and, although some of such properties are subject to liabilities and leases and, in certain cases, liens for taxes not yet currently due and payable and immaterial encumbrances, easements and restrictions, the Partnership does not believe that any such burdens will materially interfere with the continued use of such properties by the Partnership in its business, taken as a whole. In addition, the Partnership believes that it has, or is in the process of obtaining, all required material approvals, authorizations, orders, licenses, permits, franchises and consents of, and has obtained or made all required material registrations, qualifications and filings with, the various state and local governmental and regulatory authorities which relate to ownership of the Partnership's properties or the operation of its business.

LITIGATION

  Propane is a flammable, combustible gas. Serious personal injury and property damage can occur in connection with its transportation, storage or use. The Partnership, in the ordinary course of business, is threatened with or is named as a defendant in various lawsuits which, among other items, seek actual and punitive damages for products liability, personal injury and property damage. The Partnership maintains liability insurance policies with insurers in such amounts and with such coverages and deductibles as the General Partner believes is reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from material expenses related to such personal injury or property damage or that such levels of insurance will continue to be available in the future at economical prices. It is not possible to determine the ultimate disposition of these matters discussed above; however, management is of the opinion that there are no known claims or known contingent claims that are likely to have a material adverse effect on the results of operations or financial condition of the Partnership.

                     THE SKELGAS AND SUPERIOR ACQUISITIONS

SKELGAS

  On April 30, 1996 Ferrellgas acquired all of the outstanding capital stock of Skelgas from the Seller.

  Through its operating subsidiaries, Skelgas sells propane and related appliances to industrial, commercial, residential and agricultural customers in 11 states located in the north central region of the United States. During the year ended December 31, 1995, Skelgas sold approximately 96 million gallons of propane, generating revenues of $75.2 million and a net loss of $(53.9) million (which includes a $47.6 million writedown of goodwill).

  Ferrellgas paid $89.3 million in cash for the stock of Skelgas. In addition, Ferrellgas will pay $1.2 million for a noncompete agreement with the Seller, payable in three equal annual installments of $400,000 commencing on the closing date.

  Ferrellgas financed the Skelgas Acquisition with the proceeds of a short term acquisition loan. As of May 1, 1996, Skelgas and its operating subsidiaries were merged into Ferrellgas and the Skelgas Assets were then contributed by Ferrellgas to the Operating Partnership as a capital contribution. In connection with this transaction, the Operating Partnership assumed the obligation to repay the short term acquisition loan and issued a limited partner interest in the Operating Partnership to Ferrellgas. Following the contribution of the Skelgas Assets to the Operating Partnership, Ferrellgas contributed the limited partner interest in the Operating Partnership to the Partnership in exchange for Common Units of the Partnership with a value of approximately $925,000, which represents consideration for certain tax liabilities retained by Ferrellgas. The Operating Partnership utilized the Credit Facility (see "Use of Proceeds") to discharge its assumed obligations under the short term acquisition loan.

SUPERIOR

  On April 19, 1996, Ferrellgas acquired all of the outstanding capital stock of Superior, which is not affiliated with the Seller in the Skelgas Acquisition, from the Heaths.

  Superior sells propane and related appliances to industrial, commercial and residential customers in 11 counties in California and one county in Nevada. In the fiscal year ending July 31, 1995, Superior sold approximately 11.5 million gallons of propane from its seven locations, generating revenues of $12.7 million.

  Ferrellgas paid $18.9 million for the stock of Superior, $15.5 million of which was paid in cash at closing and $3.4 million of which was paid at closing in the form of 6% promissory notes having a term of five years. In addition, Ferrellgas will pay a total of $1.0 million for noncompete agreements with the Heaths, payable in installments over five years.

  The purchase price was based on the assumption that the current assets of Superior at closing were equal to or greater than the amount of Superior's total liabilities on the closing date. The purchase price will be adjusted upward or downward to the extent the current assets of Superior on the closing date are subsequently determined to be more or less than the total liabilities of Superior on the closing date.

  Immediately following the acquisition, Superior was merged into Ferrellgas and all of the assets acquired by Ferrellgas in connection with such merger were transferred to the Operating Partnership in a series of transactions structured in a manner similar to that involved in transferring the Skelgas Assets to the Operating Partnership. The Partnership delivered to Ferrellgas Common Units of the Partnership with a value of approximately $700,000, which represents consideration for certain tax liabilities retained by Ferrellgas.

                                  MANAGEMENT

PARTNERSHIP MANAGEMENT

  The General Partner manages and operates the activities of the Partnership. The General Partner anticipates that its activities will be limited to such management and operation. Unitholders do not directly or indirectly participate in the management or operation of the Partnership. The General Partner owes a fiduciary duty to the Unitholders.

  In September 1994, the General Partner appointed two persons who are neither officers nor employees of the General Partner or any affiliate of the General Partner to serve on a committee of the Partnership (the "Audit Committee") with the authority to review, at the request of the General Partner, specific matters as to which the General Partner believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the General Partner is fair and reasonable to the Partnership. The Audit Committee only reviews matters relating to conflicts of interest at the request of the General Partner, and the General Partner has sole discretion to determine which matters, if any, to submit to the Audit Committee. Any matters approved by the Audit Committee will be conclusively deemed to be fair and reasonable to the Partnership, approved by all partners of the Partnership and not a breach by the General Partner of any duties it may owe the Partnership or the Unitholders.

  The Partnership does not directly employ any of the persons responsible for managing or operating the Partnership. At April 30, 1996 (and after giving effect to the Skelgas Acquisition), 3,391 full-time and 1,040 temporary and part-time individuals were employed by the General Partner.

DIRECTORS AND EXECUTIVE OFFICERS OF THE GENERAL PARTNER

  The following table sets forth certain information with respect to the directors and executive officers of the General Partner. The persons named below are elected to their respective office or offices annually. The executive officers are not subject to employment agreements.

                                   DIRECTOR
             NAME              AGE   SINCE    POSITION
             ----              --- --------   --------
 James E. Ferrell............   56   1984     President, Chairman of the Board, Chief Executive
                                              Officer and a Director of the General Partner
 Danley K. Sheldon...........   37            Senior Vice President, Chief Financial Officer,
                                              Treasurer and Managing Director
 Shahid J. A. Malik..........   36            Senior Vice President, Chief Operating Officer,
                                              Ferrell North America and Managing Director
 James M. Hake...............   35            Vice President, Acquisitions
 Daniel M. Lambert...........   55   1994     Director of the General Partner
 A. Andrew Levison...........   39   1994     Director of the General Partner

  James E. Ferrell--Mr. Ferrell has been with Ferrellgas or its predecessors and its affiliates in various executive capacities since 1965.

  Danley K. Sheldon--Mr. Sheldon has been Chief Financial Officer of Ferrellgas since January 1994 and has served as Treasurer since 1989. He joined Ferrellgas in 1986.

  Shahid J. A. Malik--Mr. Malik has been Chief Operating Officer of Ferrell North America ("FNA") since August, 1994. He joined Ferrellgas in February, 1994 as Vice President of Business Development. Prior to joining Ferrellgas, Mr. Malik was Commercial Manager at British Petroleum from 1990 to 1994, responsible for oil supply, trading and operations of British Petroleum's business for most of North America.

  James M. Hake--Mr. Hake has been Vice President, Acquisitions of Ferrellgas since October, 1994. He joined Ferrellgas in 1986.

  Daniel M. Lambert--Dr. Lambert was elected a director of Ferrellgas in September 1994. Dr. Lambert has been President of Baker University in Baldwin City, Kansas, since July 1, 1987.

  A. Andrew Levison--Mr. Levison was elected a director of Ferrellgas in September 1994. Mr. Levison has been a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation since 1989. Mr. Levison is also a director of Rickel Home Centers, Inc., a leading full service home improvement retailer that operates stores in the Northeastern United States, and Flagstar Companies, Inc.

COMPENSATION OF THE GENERAL PARTNER

  The General Partner receives no management fee or similar compensation in connection with its management of the Partnership and receives no remuneration other than:

    (i) distributions in respect of its 2% general partner interest, on a combined basis, in the Partnership and the Operating Partnership; and

    (ii) reimbursement for all direct and indirect costs and expenses incurred on behalf of the Partnership, all selling, general and administrative expenses incurred by the General Partner for or on behalf of the Partnership and all other expenses necessary or appropriate to the conduct of the business of, and allocable to, the Partnership. The selling, general and administrative expenses reimbursed include specific employee benefit and incentive plans for the benefit of the executive officers and employees of the General Partner.

  For information regarding executive compensation and affiliate transactions, see "Item 11. Executive Compensation" and "Item 13. Certain Relationships and Related Transactions" of the Partnerships' Annual Report on Form 10-K for the fiscal year ended July 31, 1995, which information is incorporated by reference in this Prospectus.

                             PRINCIPAL UNITHOLDERS

  The following table sets forth certain information as of April 30, 1996, regarding the beneficial ownership of the Common Units and subordinated limited partner interests issued by the Partnership to Ferrellgas in connection with the transfer of its assets to the Partnership (the "Subordinated Units") by certain beneficial owners, all directors of the General Partner, each of the named executive officers of the General Partner and all directors and executive officers as a group. The General Partner knows of no other person beneficially owning more than 5% of the Common Units.

                                                             UNITS       PERCENT
                               NAME AND ADDRESS           BENEFICIALLY     OF
 TITLE OF CLASS                OF BENEFICIAL OWNER          OWNED(1)      CLASS
 --------------                -------------------        ------------   -------
 Common Units................  James E. Ferrell             1,214,162(2)   8.3
                               Goldman, Sachs & Co.         1,072,520(3)   7.3
                               The Goldman Sachs Group,
                               L.P.                         1,072,520(3)   7.3
                               Danley K. Sheldon                1,000        *
                               Shahid J. A. Malik               1,200        *
                               James M. Hake                      400        *
                               A. Andrew Levison               15,000        *
                               Daniel M. Lambert                  200        *
                               All Directors and
                               Officers as a Group          1,231,962      8.4
 Subordinated Units..........  James E. Ferrell            16,593,721(2)   100

- --------
 *Less than 1%
(1) Beneficial ownership for the purposes of the foregoing table is determined in accordance with Rule 13d-3 under the Exchange Act which provides that a person is the beneficial owner of a security if he has or shares the power to vote or direct the voting thereof (Voting Power) or to dispose or direct the disposition thereof (Investment Power) or has the right to acquire either of those powers within sixty (60) days.
(2) Includes (i) 1,210,162 Common Units and 16,593,721 Subordinated Units held by Ferrellgas, a wholly owned subsidiary of Ferrell Companies, Inc. and
    (ii) 4,000 Common Units held by the Sarah A. Ferrell Trust of which Elizabeth J. Ferrell, Mr. Ferrell's wife, is a trustee. Mr. Ferrell is the sole director of Ferrell Companies, Inc. His address is c/o Ferrellgas, Inc., P.O. Box 4644, Houston, Texas, 77210.

(3) The address for both Goldman Sachs Group, L.P. and Goldman, Sachs & Co. is 85 Broad Street, New York, New York, 10004.

  Goldman, Sachs & Co., a broker/dealer, and its parent Goldman Sachs Group, LP. are deemed to have shared voting power and shared dispositive power over 1,072,520 Common Units owned by their customers.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

  The Exchange Notes will be issued pursuant to the Indenture (the "Indenture") among the Issuers, the Operating Partnership, as guarantor, and American Bank National Association, as trustee (the "Trustee") pursuant to which the Private Notes were issued. For purposes of the following summary, the Private Notes and the Exchange Notes are sometimes referred to collectively as the "Senior Notes." The Exchange Notes will be secured pursuant to a Pledge and Security Agreement (the "Pledge Agreement") between the Partnership, the General Partner and the Trustee, as Collateral Agent (the "Collateral Agent"). The terms of the Senior Notes include those stated in the Indenture and the Pledge Agreement and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Notes are subject to all such terms, and Holders of Senior Notes are referred to the Indenture, the Pledge Agreement and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Senior Notes, the Indenture, the Registration Rights Agreement and the Pledge Agreement does not purport to be complete and is qualified in its entirety by reference to the Senior Notes, the Indenture, the Registration Rights Agreement and the Pledge Agreement, including the definitions therein of certain terms used below. Copies of the Indenture, Registration Rights Agreement and Pledge Agreement have been filed as exhibits to the Registration Statement of which this Prospectus is a part and are available from the Partnership upon request as set forth under "Available Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

  The Senior Notes are senior secured joint and several obligations of the Issuers and rank senior in right of payment to all future subordinated Indebtedness of the Issuers and rank pari passu in right of payment with other existing and future obligations of the Issuers. However, the operations of the Issuers are conducted through their Subsidiaries and, therefore, the Issuers are dependent upon the cash flow of their Subsidiaries to meet their obligations, including their obligations under the Senior Notes. Consequently, the Senior Notes are effectively subordinated to all existing Indebtedness and all future senior Indebtedness and, until the Subsidiary Guarantee Effectiveness Date, other liabilities and commitments (including trade payables and other accrued liabilities) of the Issuers' Subsidiaries. Any right of the Issuers to receive assets of any of their Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the Senior Notes to participate in those assets) is effectively subordinated to the claims of that Subsidiary's creditors, except to the extent that the Issuers are themselves recognized as a creditor of such Subsidiary, in which case the claims of the Issuers would still be subordinate to any security in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Issuers. See "Risk Factors--Holding Company Structure and Ability to Repay the Senior Notes; Effective Subordination to Indebtedness and Liabilities of Operating Partnership and Subsidiaries."

  On and after the Subsidiary Guarantee Effectiveness Date, the Issuers' Obligations under the Senior Notes and the Indenture will be guaranteed by the Operating Partnership on a senior subordinated basis. See "--Subsidiary Guarantee."

  The Senior Notes are secured by a first priority pledge of all of the Capital Interests of the Operating Partnership held by the Partnership. The Operating Partnership and the Finance Corps. are not permitted to be designated as Non-Recourse Subsidiaries. See "--Security" and "--Certain Covenants--Limitations on Subsidiary Structure."

  The Senior Notes are recourse to the property and assets of the General Partner in its capacity as general partner of the Partnership.

  Finance Corp. was formed in connection with this Offering and has no material operations and only nominal assets.

SECURITY

  The Partnership, the General Partner and the Collateral Agent have entered into the Pledge Agreement providing for the pledge by the Partnership to the Collateral Agent, for the benefit of Holders of the Senior Notes, of all of the Operating Partnership's Capital Interests held by the Partnership which are outstanding on the date of the Indenture, and all Capital Interests of the Operating Partnership thereafter issued, and all proceeds thereof (the "Collateral"). Such pledge secures the payment and performance when due of all of the Obligations of the Issuers under the Indenture and the Senior Notes as provided in the Pledge Agreement. Additional Indebtedness (other than Subordinated Indebtedness) incurred by the Partnership in the future in accordance with the provisions of the Indenture may also be equally and ratably secured by such Capital Interests of the Operating Partnership. See "--Certain Covenants--Liens."

  So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Pledge Agreement, the Partnership will be entitled to receive all cash dividends, distributions, interest and other payments made upon or with respect to the Collateral and to exercise any voting and other consensual rights pertaining to the Collateral. Upon the occurrence and during the continuance of an Event of Default: (a) all rights of the Partnership to exercise such voting or other consensual rights will cease, and all such rights will become vested in the Collateral Agent, which, to the extent permitted by law, will have the sole right to exercise such voting and other consensual rights; (b) all rights of the Partnership to receive all cash dividends, distributions, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, distributions, interest and other payments will be required to be paid to the Collateral Agent; provided, however, that the Partnership will be entitled to receive such cash, dividends, distributions, interest and other payments from the Operating Partnership that are sufficient to permit the Partnership to satisfy its ordinary course operating expenses whether or not an Event of Default shall have occurred; and (c) the Collateral Agent may sell the Collateral or any part thereof in accordance with the terms of the Pledge Agreement. All funds distributed under the Pledge Agreement and received by the Trustee for the benefit of the Holders of the Senior Notes will be distributed by the Trustee in accordance with the provisions of the Indenture.

  Under the terms of the Pledge Agreement, upon an Event of Default, the Collateral Agent will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to the determination of whether to release all or any portion of the Collateral from the Liens created by the Pledge Agreement and whether to foreclose on the Collateral following an Event of Default. Upon the full and final payment and performance of all Obligations of the Issuers under the Indenture and the Senior Notes, the Pledge Agreement will terminate and the Collateral will be released.

PRINCIPAL, MATURITY AND INTEREST

  The Senior Notes are limited in aggregate principal amount to $160 million and mature on June 15, 2006. Interest on the Senior Notes accrues at the rate of 9-3/8% per annum and is payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 1996, to Holders of record on the immediately preceding June 1 and December 1. Interest on the Senior Notes is computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Senior Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Holders whose Private Notes are accepted for exchange will receive accrued interest thereon to, but not including, the date of Issuance of the Exchange Notes, but such interest to be payable with the first interest payment on the Exchange Notes, but will not receive any payment in respect of interest on the Private Notes accrued after issuance of the Exchange Notes.

  The Senior Notes are payable as to principal, premium, if any, interest and Liquidated Damages, if any, at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, such payment may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; provided, however, that all payments with respect to the Global Note and definitive Senior Notes the Holders of which have given wire transfer instructions to the Issuers at least 10 Business Days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuers, the Issuers' office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Notes will be issued in registered form, without coupons, and in minimum denominations of $1,000 and integral multiples thereof.

SETTLEMENT AND PAYMENT

  Payments by the Issuers in respect of the Senior Notes (including principal, premium, if any, interest and Liquidated Damages, if any) will be made in immediately available funds as provided above. The Senior Notes are expected to be eligible to trade in the PORTAL Market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the Senior Notes will, therefore, be required by the Depositary to be settled in immediately available funds. No assurance can be given as to the effect, if any, of such settlement arrangements on trading activity in the Senior Notes.

OPTIONAL REDEMPTION

  The Senior Notes are not redeemable at the Issuers' option prior to June 15, 2001. Thereafter, the Senior Notes will be subject to redemption at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the 12-month period beginning on June 15 of the years indicated below:

             YEAR                           PERCENTAGE
             2001..........................  104.6875%
             2002..........................  103.1250%
             2003..........................  101.5625%
             2004 and thereafter...........  100.0000%

MANDATORY REDEMPTION

  Except as set forth below under "Repurchase at the Option of Holders," the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each Holder of Senior Notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (the "Change of Control Payment"). Within 10 days following any Change of Control, the Issuers will mail a notice to each Holder stating: (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Senior Notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which is a date no earlier than 30 days nor later than 60 days from the date that the Issuers mail notice of the Change of Control to the Holders (the "Change of Control Payment Date"); (3) that any Senior Note not tendered will continue to accrue interest; (4) that, unless the Issuers default in the payment of the Change of Control Payment, all Senior Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any Senior Notes purchased pursuant to a Change of Control Offer will be required to surrender the Senior Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Senior Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have such Senior Notes purchased; (7) that Holders whose Senior Notes are being purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof; and (8) the circumstances and relevant facts regarding such Change of Control. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes in connection with a Change of Control.

  On the Change of Control Payment Date, the Issuers will, to the extent lawful, (1) accept for payment Senior Notes or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent therefor an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an officers' certificate stating the aggregate amount of the Senior Notes or portions thereof tendered to the Issuers. The Paying Agent will promptly mail to each Holder of Senior Notes so accepted the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  "Change of Control" means (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Partnership or the Operating Partnership to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than James E. Ferrell, the Related Parties and any Person of which James E. Ferrell and the Related Parties beneficially own in the aggregate 51% or more of the voting Capital Interests (or if such Person is a partnership, 51% or more of the general partner interests), (ii) the liquidation or dissolution of the Partnership, the Operating Partnership or the General Partner, (iii) the occurrence of any transaction, the result of which is that James E. Ferrell and the Related Parties beneficially own in the aggregate, directly or indirectly, less than 51% of the total voting power entitled to vote for the election of directors of the General Partner, (iv) the occurrence of any transaction, the result of which is that the General Partner is no longer the sole general partner of the Partnership or the Operating Partnership and (v) the first day on which the Partnership fails to own 100% of the issued and outstanding Equity Interests of Finance Corp.

  "Related Party" means (i) the spouse or any lineal descendant of James E. Ferrell, (ii) any trust for his benefit or for the benefit of his spouse or any such lineal descendants or (iii) any corporation, partnership or other entity in which James E. Ferrell and/or such other Persons referred to in the foregoing clauses (i) and (ii) are the direct record and beneficial owners of all of the voting and nonvoting Equity Interests.

  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Senior Notes to require that the Issuers repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring.

  With respect to the sale of assets referred to in the definition of "Change of Control" above, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the Senior Notes are subject to a Change of Control Offer.

  The agreement governing the Credit Facility and the Operating Partnership Indenture requires the Operating Partnership to repay all amounts owing thereunder following certain events constituting a change of control thereunder (which are substantially similar to the events constituting a Change of Control under the Indenture). Consequently, the Partnership's ability to pay cash to the Holders of Senior Notes upon a repurchase will be limited by the then existing financial resources of the Partnership and the Operating Partnership and the ability of the Partnership to receive funds from the Operating Partnership.

 ASSET SALES

  The Indenture provides that the Partnership will not, and will not permit any of its Subsidiaries to, (i) sell, lease, convey or otherwise dispose of any assets (including by way of a sale-and-leaseback) other than sales of inventory in the ordinary course of business consistent with past practice (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Partnership shall be governed by the provisions of the Indenture described above under the caption "Change of Control" and/or the provisions described below under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of this paragraph) or (ii) issue or sell Equity Interests of any of its Subsidiaries, in the case of either clause (i) or (ii) above, whether in a single transaction or a series of related transactions, (a) that have a fair market value in excess of $5 million, or (b) for net proceeds in excess of $5 million (each of the foregoing, an "Asset Sale"), unless (x) the Partnership (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of and (y) at least 80% of the consideration therefor received by the Partnership or such Subsidiary is in the form of cash; provided, however, that the amount of (A) any liabilities (as shown on the Partnership's or such Subsidiary's most recent balance sheet or in the notes thereto) of the Partnership or any Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Senior Notes) that are assumed by the transferee of any such assets and (B) any notes or other obligations received by the Partnership or any such Subsidiary from such transferee that are immediately converted by the Partnership or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision; and provided, further, that the 80% limitation referred to in this clause (y) shall not apply to any Asset Sale in which the cash portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 80% limitation. Notwithstanding the foregoing, Asset Sales shall not be deemed to include (1) any transfer of assets by the Partnership or any of its Subsidiaries to a Wholly Owned Subsidiary of the Partnership that is a Guarantor, (2) any transfer of assets by the Partnership or any of its Subsidiaries to any Person in exchange for other assets used in a line of business permitted under the "Line of Business" covenant and having a fair market value not less than that of the assets so transferred, (3) any transfer of assets pursuant to a Permitted Investment and (4) any transfer of assets to a Non-Recourse Subsidiary by the Partnership or any of its Subsidiaries, which assets were acquired in a Flow-Through Acquisition; provided that no Default or Event of Default has occurred and is continuing or would occur as a result of such transfer.

  Within 270 days after any Asset Sale, the Partnership may apply the Net Proceeds from such Asset Sale to (a) permanently reduce Indebtedness outstanding under the Credit Facility (with a permanent reduction of availability in the case of revolving Indebtedness), the Operating Partnership Indenture or any other Indebtedness permitted to be incurred by the Operating Partnership under the Indenture or (b) an investment in capital expenditures or other long-term/tangible assets, in each case, in the same line of business as the Partnership and its Subsidiaries were engaged in on the date of the Indenture. Pending the final application of any such Net Proceeds, the Partnership may temporarily reduce borrowings under the Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from the Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15 million, the Issuers shall make an offer to all Holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes in connection with an Asset Sale Offer. To the extent that the aggregate amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Partnership may use such deficiency for general business purposes. If the aggregate principal amount of Senior Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

SELECTION AND NOTICE

  If less than all of the Senior Notes are to be redeemed pursuant to the optional redemption provisions of the Indenture, the Trustee shall select the Senior Notes to be redeemed among the Holders on a pro rata basis. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Senior Notes to be redeemed at its registered address. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior
Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

SUBSIDIARY GUARANTEE

  On and after the Subsidiary Guarantee Effectiveness Date, the Issuers' Obligations under the Senior Notes and the Indenture will be guaranteed on a senior subordinated basis by the Operating Partnership (the "Subsidiary Guarantee"), which Subsidiary Guarantee will be subordinate and junior in right of payment only to all Senior Operating Partnership Indebtedness as provided in the Indenture.

  The Credit Facility and the Operating Partnership Indenture currently prohibit the Operating Partnership from guaranteeing or becoming directly or indirectly liable with respect to any Indebtedness unless (i) the Fixed Charge Coverage Ratio for the Operating Partnership is 2.75 to 1.0 prior to August 1, 1996 and 3.0 to 1.0 thereafter and (ii) such Indebtedness is subordinated in right of payment to the obligations of the Operating Partnership under both the Credit Facility and the Operating Partnership Indenture. In addition, the Credit Facility prohibits the incurrence of such subordinated indebtedness if the payment of principal thereon is required prior to July 1, 2000, whether upon stated maturity, mandatory prepayment, acceleration or otherwise; and the Operating Partnership Indenture requires that the Weighted Average Life to Maturity of such other Indebtedness be greater than the Weighted Average Life to Maturity of the Operating Partnership Notes. See "Description of Existing Indebtedness." As of April 30, 1996, the Operating Partnership's fixed charge coverage ratio as calculated according to the Credit Facility and the Operating Partnership's Indenture was 2.94 to 1.0. Moreover, the Indenture and the Subsidiary Guarantee do not prohibit or restrict the Operating Partnership from modifying or revising these provisions in a manner that could extend or defer the Subsidiary Guarantee Effectiveness Date. Accordingly, there can be no assurance as to whether or when the Subsidiary Guarantee Effectiveness Date will occur. Furthermore, the Indenture provides that after the Subsidiary Guarantee Effectiveness Date and prior to July 1, 2000, the Operating Partnership will be prohibited from making any payment in respect of the principal of the Senior Notes pursuant to its obligations under the Subsidiary Guarantee, and if such obligations are accelerated, any payment in respect of such acceleration received by the Trustee or any Holders of the Senior Notes must be turned over to the holders of the Senior Operating Partnership Indebtedness pursuant to the subordination provisions of the Indenture. The Indenture also provides that the Operating Partnership is prohibited from incurring Subordinated Indebtedness until the Subordinated Guarantee Effectiveness Date occurs. See "--Incurrence of Indebtedness and Issuance of Disqualified Interests."

  The obligations of the Operating Partnership under the Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See, however, "Risk Factors--Fraudulent Conveyance Considerations--Subsidiary Guarantee."

  The Indenture provides that the Operating Partnership may not consolidate with or merge with or into (whether or not the Operating Partnership is the surviving Person), another Person whether or not affiliated with the Operating Partnership unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than the Operating Partnership) assumes all the obligations of the Operating Partnership pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Senior Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Operating Partnership, or any Person formed by or surviving any such consolidation or merger, (A) would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of the Operating Partnership immediately preceding the transaction and (B) would be permitted by virtue of the Operating Partnership's pro forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the Credit Facility and in the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Interests" in the Operating Partnership Indenture.

  The Indenture provides that in the event of a sale or other disposition of all of the assets of the Operating Partnership, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Interests of the Operating Partnership, then the Operating Partnership (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Interests of the Operating Partnership) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of the Operating Partnership) will be released and relieved of any obligations under the Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Repurchase at the Option of Holders--Asset Sales."

CERTAIN COVENANTS

 RESTRICTED PAYMENTS

  The Indenture provides that the Partnership will not, and will not permit any of its Subsidiaries to, directly or indirectly: (i) declare or make any distribution or pay any dividend on account of the Partnership's or any Subsidiary's Equity Interests (other than (x) distributions or dividends payable in Equity Interests (other than Disqualified Interests) of the Partnership, (y) distributions or dividends payable to the Partnership or the Operating Partnership or (z) distributions or dividends payable pro rata to all holders of Capital Interests of any such Subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Partnership or any Subsidiary or other Affiliate of the Partnership (other than any such Equity Interests owned by the Partnership or the Operating Partnership); (iii) purchase, redeem or otherwise acquire or retire for value any Indebtedness that is subordinated to the Senior Notes; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

    (b) the Fixed Charge Coverage Ratio of the Partnership for the Partnership's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Payment is made, calculated on a pro forma basis as if such Restricted Payment had been made at the beginning of such four-quarter period, would have been more than 2.0 to 1.0; and

    (c) such Restricted Payment (the amount of any such payment, if other than cash, to be determined by the Board of Directors of the General Partner, whose determination shall be conclusive and evidenced by a resolution in an Officer's Certificate delivered to the Trustee), together with the aggregate of all other Restricted Payments (other than any Restricted Payments permitted by the provisions of clauses (ii) or (iii) of the penultimate paragraph of this covenant) made by the Partnership and its Subsidiaries in the fiscal quarter during which such Restricted Payment is made shall not exceed an amount equal to the sum of (i)

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  Available Cash of the Partnership for the immediately preceding fiscal quarter (or, with respect to the first fiscal quarter during which Restricted Payments are made, the amount of Available Cash of the Partnership for the period commencing on the date of the Indenture and ending on the last day of the immediately preceding fiscal quarter) plus
  (ii) the lesser of (x) the amount of Available Cash of the Partnership for the first 45 days of the fiscal quarter during which such Restricted Payment is made and (y) the amount of working capital Indebtedness that the Partnership could have incurred on the last day of the immediately preceding fiscal quarter under the terms of the agreements and instruments governing its outstanding Indebtedness on such date.

  The foregoing provisions will not prohibit (i) the payment of any distribution within 60 days after the date on which the Partnership becomes committed to make such distribution, if at said date of commitment such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Partnership in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Partnership) of other Equity Interests of the Partnership (other than any Disqualified Interests); and (iii) the defeasance, redemption or repurchase of Subordinated Indebtedness with the proceeds of Permitted Refinancing Indebtedness.

  Not later than the date of making any Restricted Payment, the General Partner shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Partnership's latest available financial statements.

 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED INTERESTS

  The Indenture provides that the Issuers will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Issuers will not issue any Disqualified Interests and will not permit any of their Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuers may incur Indebtedness and any Subsidiary of the Issuers may incur Acquired Debt if the Fixed Charge Coverage Ratio for the Partnership's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

  Notwithstanding the foregoing, the Indenture provides that the Operating Partnership will not, and will not permit any of its Subsidiaries to, directly or indirectly incur any Subordinated Indebtedness (including Acquired Debt which constitutes Subordinated Indebtedness) and that the Operating Partnership will not issue any Disqualified Interests and will not permit any of its Subsidiaries to issue any shares of preferred stock prior to the Subsidiary Guarantee Effectiveness Date, irrespective of whether the Partnership's Fixed Charge Coverage Ratio exceeds 2.25 to 1.0.

  The foregoing limitations will not apply to: (i) the Indebtedness represented by the Senior Notes and the Subsidiary Guarantee; (ii) the incurrence by the Operating Partnership of Indebtedness pursuant to the Credit Facility in an aggregate principal amount at any time outstanding not to exceed $205.0 million; (iii) the Indebtedness represented by the existing Fixed Rate Notes and Floating Rate Notes; (iv) revolving Indebtedness incurred solely for working capital purposes in an aggregate outstanding principal amount not to exceed $40.0 million at any time, provided, that the outstanding principal balance of such revolving Indebtedness (or, if such revolving Indebtedness is incurred as an addition or extension to the Credit Facility, the outstanding principal balance under the Credit Facility in excess of the limits set forth in clause (ii) above) shall be reduced to zero for a period of 30 consecutive days during each fiscal year; (v) the incurrence by the Partnership or any of its Subsidiaries of Indebtedness in respect of Capitalized Lease Obligations in an aggregate principal amount not to exceed $15.0 million; (vi) the Existing Indebtedness; (vii) the incurrence by the Partnership or any of its

Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund any then outstanding Indebtedness of the Partnership or such Subsidiary not incurred in violation of the Indenture; (viii) Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding; (ix) Indebtedness of any Subsidiary of the Partnership to the Partnership or any of its Wholly Owned Subsidiaries; (x) the incurrence by the Partnership, the Operating Partnership or the Insurance Company Subsidiary of Indebtedness owing directly to its insurance carriers (without duplication) in connection with the Partnership's, the Operating Partnership's, their Subsidiaries' or their Affiliates' self-insurance programs or other similar forms of retained insurable risks for their respective retail propane businesses, consisting of reinsurance agreements and indemnification agreements (and guarantees of the foregoing) secured by letters of credit, provided that the Indebtedness evidence by such reinsurance agreements, indemnification agreements, guarantees and letters of credit shall be counted (without duplication) for purposes of all calculations pursuant to the Fixed Charge Coverage Ratio test above; (xi) surety bonds and appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Partnership or any of its Subsidiaries or in connection with judgments that do not result in a Default or Event of Default; (xii) the incurrence by the Partnership or the Operating Partnership of Indebtedness in connection with acquisitions of retail propane businesses in favor of the sellers of such businesses in a principal amount not to exceed $15.0 million in any fiscal year or $60.0 million in the aggregate outstanding at any one time, provided that the principal amount of such Indebtedness incurred in connection with any such acquisition shall not exceed the fair market value of the assets so acquired; and (xiii) Indebtedness of the Partnership owing from time to time to the General Partner or an Affiliate of the General Partner that is unsecured and that is Subordinated Indebtedness, provided that the aggregate principal amount of such Indebtedness outstanding at any time may not exceed $50.0 million.

  The aggregate amount of Indebtedness permitted to be incurred by clauses
(ii), (iv), (v), (xii) and (xiii) above, shall be reduced by the aggregate amount of any sale and leaseback transaction entered into by the Partnership or its Subsidiaries pursuant to the terms of the last sentence of the covenant "Limitation on Sale and Leaseback Transactions."

  For purposes of the foregoing, any revolving Indebtedness shall be deemed to have been incurred only at such time at which the agreements and instruments (including any amendments thereto that increase the amount, reduce the Weighted Average Life to Maturity, change any subordination provisions or create any additional obligor of such revolving Indebtedness) are executed, in an amount equal to the maximum amount of such revolving Indebtedness permitted to be borrowed thereunder, and the Partnership's ability to borrow or reborrow such revolving Indebtedness up to such maximum permitted amount shall not thereafter be limited by the foregoing (other than the proviso set forth in clause (iv) of the third paragraph of the description of such covenant contained herein).

 LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

  The Indenture provides that the Partnership will not, and will not permit any of its Subsidiaries to, enter into any arrangement with any Person providing for the leasing by the Partnership or such Subsidiary of any property that has been or is to be sold or transferred by the Partnership or such Subsidiary to such Person in contemplation of such leasing, unless (a) the Partnership or such Subsidiary would be permitted under the Indenture to incur Indebtedness secured by a Lien on such property in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction or
(b) the lease in such sale and leaseback transaction is for a term not in excess of the lesser of (i) three years and (ii) 60% of the useful remaining life of such property. Notwithstanding the foregoing, the Indenture permits the Partnership and its Subsidiaries to enter into sale and leaseback transactions relating to propane tanks up to an aggregate principal amount of $25 million at any time, provided that such transaction would not cause a default under the covenant "Incurrence of Indebtedness and Issuance of Disqualified Interests."

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

 LIENS

  The Indenture provides that the Partnership will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

  The Indenture provides that the Partnership will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions to the Partnership or any of its Subsidiaries (1) on its Capital Interests or
(2) with respect to any other interest or participation in, or measured by, its profits, (b) pay any indebtedness owed to the Partnership or any of its Subsidiaries, (c) make loans or advances to the Partnership or any of its Subsidiaries or (d) transfer any of its properties or assets to the Partnership or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness as in effect on the date of the Indenture, (ii) the Credit Facility, as in effect on the date of the Indenture, the Indenture, the Senior Notes, the Subsidiary Guarantee, the Operating Partnership Indenture as in effect on the date of the Indenture, the Fixed Rate Notes and the Floating Rate Notes, (iii) applicable law, (iv) any instrument governing Indebtedness or Capital Interests of a Person acquired by the Partnership or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person to the extent that dividends, distributions, loans, advances or transfers thereof is limited by such encumbrance or restriction on the date of acquisition is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (v) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vi) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired, (vii) Permitted Refinancing Indebtedness of any Existing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (viii) agreements governing any Indebtedness that is permitted to be incurred pursuant to the Indenture and that is incurred to extend, refinance, renew, replace, defease or refund Indebtedness outstanding pursuant to the Credit Facility, provided that the restrictions contained in the agreements governing such refinancing Indebtedness are no more restrictive than those contained in the Credit Facility, as in effect on the date of the Indenture or (ix) other Indebtedness permitted to be incurred subsequent to the date of the Indenture pursuant to the provisions of the covenant described under "--Incurrence of Indebtedness and Issuance of Disqualified Interests;" provided that such restrictions are no more restrictive that those contained in the Credit Facility and the Operating Partnership Indenture, each as in effect on the date of the Indenture.

 MERGER, CONSOLIDATION, OR SALE OF ASSETS

  The Indenture provides that the Partnership may not consolidate or merge with or into (whether or not the Partnership is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Partnership is the surviving Person, or the Person formed by or surviving any such consolidation or merger (if other than the Partnership) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Partnership) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Partnership, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Senior Notes and the

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

Indenture; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Partnership or such other Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Partnership immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled "Incurrence of Indebtedness and Issuance of Disqualified Interests."

  The Indenture also provides that Finance Corp. may not consolidate or merge with or into (whether or not Finance Corp. is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) Finance Corp. is the surviving Person, or the Person formed by or surviving any such consolidation or merger (if other than Finance Corp.) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and a Wholly Owned Subsidiary of the Partnership; (ii) the Person formed by or surviving any such consolidation or merger (if other than Finance Corp.) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Finance Corp., pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Senior Notes and the Indenture; and (iii) immediately after such transaction no Default or Event of Default exists.

 TRANSACTIONS WITH AFFILIATES

  The Indenture provides that the Partnership will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, including any Non-Recourse Subsidiary (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Partnership or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Partnership or such Subsidiary with an unrelated Person and (b) with respect to (i) any Affiliate Transaction with an aggregate value in excess of $500,000, a majority of the directors of the General Partner having no direct or indirect economic interest in such Affiliate Transaction determines by resolution that such Affiliate Transaction complies with clause (a) above and approves such Affiliate Transaction and
(ii) any Affiliate Transaction involving the purchase or other acquisition or sale, lease, transfer or other disposition of properties or assets other than in the ordinary course of business, in each case, having a fair market value or for net proceeds in excess of $15.0 million, the Partnership delivers to the Trustee an opinion as to the fairness to the Partnership or such Subsidiary from a financial point of view issued by an investment banking firm of national standing; provided, however, that (A) any employment agreement or stock option agreement entered into by the Partnership (or the General Partner) in the ordinary course of business and consistent with the past practice of the Partnership or such Subsidiary, (B) transactions permitted by the provisions of the Indenture described above under the covenant "Restricted Payments," and (C) transactions entered into by the Partnership, the Operating Partnership or the Insurance Company Subsidiary in the ordinary course of business in connection with reinsuring the self-insurance programs or other similar forms of retained insurable risks of the retail propane businesses operated by the Partnership, its Subsidiaries and its Affiliates, in each case, shall not be deemed Affiliate Transactions. Notwithstanding the foregoing, in any transaction involving a Flow-Through Acquisition, the dollar amount equal to the purchase price paid by the General Partner or its parent to any third party that is not an Affiliate for such property, assets or equipment will be excluded from calculating the value and/or net proceeds set forth in clauses (b)(i) and (ii) above.

 RESTRICTIONS ON NATURE OF INDEBTEDNESS AND ACTIVITIES OF FINANCE CORP.

  In addition to the restrictions set forth under the "Incurrence of Indebtedness and Issuance of Disqualified Interests" covenant above, the Indenture provides that Finance Corp. may not incur any Indebtedness unless
(a)

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

the Partnership is a co-obligor or guarantor of such Indebtedness or (b) the net proceeds of such Indebtedness are lent to the Partnership, used to acquire outstanding debt securities issued by the Partnership or used directly or indirectly to refinance or discharge Indebtedness permitted under the limitations of this paragraph. The Indenture also provides that Finance Corp. may not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Partnership.

 LIMITATIONS ON SUBSIDIARY STRUCTURE

  The Indenture also provides that each of the Operating Partnership and Finance Corp. will at all times continue to be direct Wholly Owned Subsidiaries of the Partnership. In addition, the Operating Partnership and the Finance Corps. are not be permitted to be designated as Non-Recourse Subsidiaries.

 LINE OF BUSINESS

  The Indenture provides that for so long as any Senior Notes are outstanding, the Partnership and its Subsidiaries will not materially or substantially engage in any business other than that in which the Partnership and its Subsidiaries were engaged on the date of the Indenture.

 REPORTS

  Whether or not required by the rules and regulations of the Commission, so long as any Senior Notes are outstanding, the Issuers will furnish to the Holders of Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Issuers' certified independent accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Issuers will file a copy of all such information with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing. In addition, the Issuers have agreed that, for so long as any Senior Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their written request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest and Liquidated Damages, if any, on the Senior Notes; (ii) default in payment when due of the principal of or premium, if any, on the Senior Notes; (iii) failure by the Issuers for 20 days to comply with the provisions described under the covenants "Change of Control," "Asset Sales," "Restricted Payments," "Incurrence of Indebtedness and Issuance of Preferred Stock" or "Merger, Consolidation, or Sale of Assets"; (iv) failure by the Issuers or the Guarantor for 60 days after notice to comply with any of their other agreements in the Indenture or the Senior Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Partnership or any of its Subsidiaries (or the payment of which is guaranteed by the Partnership or any of its Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10 million or more; (vi) failure by the Partnership or any of its Subsidiaries to pay final judgments aggregating in excess of $10 million, which judgments are not paid, discharged or stayed within 60 days; (vii) except as permitted by the Indenture, the

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

Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or the Guarantor, or any Person acting on behalf of the Guarantor, shall deny or disaffirm its obligations under the Subsidiary Guarantee; (viii) breach by the Partnership of any material representation or warranty set forth in the Pledge Agreement, or default by the Partnership in the performance of any covenant set forth in the Pledge Agreement subject to applicable grace periods, or repudiation by the Partnership of its obligations under the Pledge Agreement or the unenforceability of any material provision of the Pledge Agreement for any reason; and (ix) certain events of bankruptcy or insolvency with respect to the Partnership or any of its Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to either Issuer, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Notes will become due and payable immediately without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest or Liquidated Damages, if any) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs prior to June 15, 2001, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding the prohibition on redemption of the Senior Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

  The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, interest or Liquidated Damages, if any, on the Senior Notes.

  The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF LIMITED PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

  No limited partner of the Partnership or the Operating Partnership or director, officer, employee, incorporator or stockholder of the General Partner or Finance Corp., as such, shall have any liability for any obligations of the Issuers or the Guarantor under the Senior Notes, the Subsidiary Guarantee, the Pledge Agreement, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

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

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest including Liquidated Damages, if any, on such Senior Notes when such payments are due, (ii) the Issuers' obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest including Liquidated Damages, if any, on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, interest or Liquidated Damages, if any, on the outstanding Senior Notes; (ii) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuers shall have received from, or there shall have been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there shall have been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of their Subsidiaries is a party or by which the Issuers or any of their Subsidiaries is bound; (vi) the Issuers shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Issuers shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of Senior Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and (viii) the Issuers shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

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

TRANSFER AND EXCHANGE

  A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Senior Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

  The registered Holder of a Senior Note will be treated as its owner for all purposes.

BOOK-ENTRY, DELIVERY AND FORM

  The certificates representing the Exchange Notes will be issued in fully registered form. Except as described below, the Issues expect that the Exchange Notes initially will be represented by one Global Note (the "Global Note"). The Global Note will be deposited with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

  Senior Notes that are issued as described below under "--Certificated Securities," will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Senior Notes being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

  The Issuers expect that pursuant to procedures established by the Depositary
(i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of the Senior Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants (with respect to the interests of persons other than the Participants). Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Senior Notes evidenced by the Global Note will be limited to such extent.

  So long as the Global Note Holder is the registered owner of any Senior Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Senior Notes evidenced by the Global Note. Beneficial owners of Senior Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with the Depositary's procedures in addition to those provided under the Indenture with respect to the Senior Notes. Neither the Issuers nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Senior Notes.

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

  Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Senior Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Issuers and the Trustee may treat the persons in whose names Senior Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Issuers nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Senior Notes (including principal, premium, if any, interest and Liquidated Damages, if any). The Issuers believe, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

  Subject to certain conditions, any person having a beneficial interest in the Global Note may, upon request to the Trustee, exchange such beneficial interest for Senior Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Issuers notify the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Issuers are unable to locate a qualified successor within 90 days or (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of Senior Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of its Global Note, Certificated Securities in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Senior Notes.

  Neither the Issuers nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Senior Notes and the Issuers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

  Pursuant to the Registration Rights Agreement, the Issuers and the Operating Partnership agreed to file with the Commission the Registration Statement of which this Prospectus is a part with respect to the Exchange Notes. If (i) the Issuers and the Operating Partnership are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Transfer Restricted Securities notifies the Issuers within the specified time period that (A) it is prohibited by law or Commission policy from participating in the Exchange Offer or (B) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales or (C) that it is a broker-dealer and owns Senior Notes acquired directly from the Issuers or an affiliate of the Issuers, the Issuers and the Operating Partnership will file with the Commission a Shelf Registration Statement to cover resales of the Senior Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Issuers and the Operating Partnership will use their best efforts to cause the Registration Statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, "Transfer Restricted Securities" means each Senior Note until (i) the date on which such Senior Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Private Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus, (iii) the date on which such Private Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iv) the date on which such Private Note is distributed to the public pursuant to Rule 144 under the Act.

  The Registration Rights Agreement will provide that if obligated to file the Shelf Registration Statement, the Issuers and the Operating Partnership will use their best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 90 days after such obligation arises. If (a) the Issuers and the Operating Partnership fail to file the Shelf Registration Statement required by the Registration Rights Agreement on or before the date specified for such filing, (b) the Shelf Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), or (c) the Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (c) above a "Registration Default"), then the Issuers (and, after the Subsidiary Guarantee Effectiveness Date, the Operating Partnership) will pay Liquidated Damages to each Holder of Senior Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Senior Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Senior Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.50 per week per $1,000 principal amount of Senior Notes. All accrued Liquidated Damages will be paid by the Issuers (and, after the Subsidiary Guarantee Effectiveness Date, the Operating Partnership) on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

  Holders of Senior Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Senior Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next succeeding paragraphs, the Indenture, the Senior Notes or the Pledge Agreement may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Senior Notes), and any existing default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

  Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder): (i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest, including Liquidated Damages, if any, on any Senior Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, interest or Liquidated Damages, if any, on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Note payable in money other than that stated in the Senior Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of principal of, premium, if any, interest or Liquidated Damages, if any, on the Senior Notes, (vii) waive a redemption payment with respect to any Senior Note (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"),

(viii) except as otherwise permitted in the Indenture, release the Guarantor from its obligations under the Subsidiary Guarantee or change the Subsidiary Guarantee in any manner that would adversely affect the rights of Holders of Senior Notes, (ix) release all or substantially all of the Collateral from the Lien of the Indenture and the Pledge Agreement or (x) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, the Issuers and the Trustee may amend or supplement the Indenture, the Pledge Agreement or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Issuers' and the Guarantor's obligations to Holders of the Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Senior Notes (including the creation of any Subsidiary Guarantees) or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

  "Attributable Debt" means, in respect of a sale and leaseback arrangement of any property, as at the time of determination, the present value (calculated using a discount rate equal to the interest rate of the Senior Notes and annual compounding) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended).

  "Available Cash" has the meaning given to such term in the Partnership Agreement, as amended to the date of the Indenture.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

  "Capital Interests" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than eighteen months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within nine months after the date of acquisition and (vi) investments in money market funds all of whose assets consist of securities of the types described in the foregoing clauses (i) through (v).

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an asset sale (to the extent such losses were deducted in computing Consolidated Net Income), plus (b) provision for taxes based on income or profits of such Person for such period, to the extent such provision for taxes was deducted in computing Consolidated Net Income, plus (c) consolidated interest expense of such Person for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments and the interest component of any payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations), to the extent such expense was deducted in computing Consolidated Net Income, plus
(d) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, in each case, for such period without duplication on a consolidated basis and determined in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Person that is a Subsidiary (other than a Wholly Owned Subsidiary) shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly Owned Subsidiary thereof, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded (except to the extent otherwise includable under clause (i) above) and (iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the partners or common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Interests) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less
(x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

  "Credit Facility" means the credit facility under that certain Credit Agreement, dated as of July 5, 1994, as amended, by and among the Operating Partnership, the Insurance Company Subsidiary, the General Partner and Bank of America National Trust and Savings Association, as Agent for the financial institutions listed therein, providing for up to $205.0 million of credit borrowings and letters of credit, including any related notes, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Interests" means any Capital Interests which, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the maturity date of the Senior Notes.

  "Equity Interests" means Capital Interests and all warrants, options or other rights to acquire Capital Interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Interests).

  "Existing Indebtedness" means the Fixed Rate Notes, the Floating Rate Notes and up to $5.0 million in aggregate principal amount of all other Indebtedness of the Partnership and its Subsidiaries (other than under the Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the reference Person or any of its Subsidiaries incurs, assumes, guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings) subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness, as if the same had occurred at the beginning of the applicable reference period. The foregoing calculation of the Fixed Charge Coverage Ratio shall also give pro forma effect to acquisitions (including all mergers and consolidations), dispositions and discontinuance of businesses or assets that have been made by the reference Person or any of its Subsidiaries during the reference period or subsequent to such reference period and on or prior to the Calculation Date assuming that all such acquisitions, dispositions and discontinuance of businesses or assets had occurred on the first day of the reference period; provided, however, that (a) Fixed Charges shall be reduced by amounts attributable to businesses or assets that are so disposed of or discontinued only to the extent that the obligations giving rise to such Fixed Charges would no longer be obligations contributing to the Partnership's Fixed Charges subsequent to the Calculation Date and (b) Consolidated Cash Flow generated by an acquired business or asset shall be determined by the actual gross profit (revenues minus cost of goods sold) of such acquired business or asset during the immediately preceding number of full fiscal quarters as in the reference period minus the pro forma expenses that would have been incurred by the Partnership in the operation of such acquired business or asset during such period computed on the basis of (i) personnel expenses for employees retained by the Partnership in the operation of the acquired business or asset and (ii) non-personnel costs and expenses incurred by the Partnership on a per gallon basis in the operation of the Partnership's business at similarly situated Partnership facilities. If the applicable reference period for any calculation of the Fixed Charge Coverage Ratio with respect to the Partnership shall include a portion prior to the date of the Indenture, then such Fixed Charge Coverage Ratio shall be calculated based upon the Consolidated Cash Flow and the Fixed Charges of the General Partner for such portion of the reference period prior to the date of the Indenture and the Consolidated Cash Flow and the Fixed Charges of the Partnership for the remaining portion of the reference period on and after the date of the Indenture, giving pro forma effect, as described in the two foregoing sentences, to all applicable transactions occurring on the date of the Indenture or otherwise.

  "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (a) consolidated interest expense of such Person for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations), (b) commissions, discounts and other fees and charges incurred with respect to letters of credit and bankers' acceptances financing,
(c) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or secured by a Lien on assets of such Person and (d) the product of (i) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

  "Fixed Rate Notes" means the $200 million 10% Fixed Rate Senior Notes due 2001 of the Operating Partnership.

  "Floating Rate Notes" means the $50 million Floating Rate Senior Notes due 2001 of the Operating Partnership.

  "Flow-Through Acquisition" means an acquisition by the General Partner or its parent from a Person that is not an Affiliate of the General Partner, its parent or the Partnership, of property (real or personal), assets or equipment (whether through the direct purchase of assets or the Capital Interests of the Person owning such assets) in the same line of business as the Partnership and its Subsidiaries are engaged in on the date of the Indenture, which is promptly sold, transferred or contributed by the General Partner or its parent to the Partnership or one of its Subsidiaries.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect in the United States of America on the date of the Indenture.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Guarantor" means the Operating Partnership and its successors and assigns, or any other Subsidiary of the Partnership that Guarantees the Issuers' Obligations under the Senior Notes and the Indenture pursuant to a form of Guarantee and a supplemental indenture, in form and substance satisfactory to the Trustee.

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

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of other Persons secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

  "Insurance Company Subsidiary" means Stratton Insurance Company, a Vermont corporation, a Wholly Owned Subsidiary of the Operating Partnership.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any asset sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or (b) the disposition of any securities or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries, and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Partnership or any of its Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

  "Non-Recourse Subsidiary" means (1) the Insurance Company Subsidiary and (2) any other Person (other than the Operating Partnership and Finance Corps.) that would otherwise be a Subsidiary of the Partnership but is designated as a Non-Recourse Subsidiary in a resolution of the Board of Directors of the General Partner, so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Person (i) is guaranteed by the Partnership or any of its Subsidiaries, (ii) is recourse or obligates the Partnership or any of its Subsidiaries in any way or (iii) subjects any property or asset of the Partnership or any of its Subsidiaries, directly or indirectly, contingently or otherwise, to satisfaction thereof, (b) neither the Partnership nor any of its Subsidiaries has any contract, agreement, arrangement or understanding or is subject to an obligation of any kind, written or oral, with such Person other than on terms no less favorable to the Partnership and its Subsidiaries than those that might be obtained at the time from persons who are not Affiliates of the Partnership, (c) neither the Partnership nor any of its Subsidiaries has any obligation with respect to such Person (i) to subscribe for additional shares of capital stock, Capital Interests or other Equity Interests therein or (ii) maintain or preserve such Person's financial condition or to cause such Person to achieve certain levels of operating or other financial results, and (d) such Person has no more than $1,000 of assets at the time of such designation.

  "Obligations" means any principal, premiums, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Operating Partnership Indenture" means the indenture between the Operating Partnership, Ferrellgas Finance Corp. and Norwest Bank, Minnesota, National Association, as trustee, governing the Fixed Rate Notes and the Floating Rate Notes as in existence from time to time.

  "Permitted Investments" means (a) any Investments in Cash Equivalents; (b) any Investments in the Partnership or in the Operating Partnership; (c) Investments by the Partnership or any Subsidiary of the Partnership in a Person, if as a result of such Investment such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Partnership or the Operating Partnership; and (d) other Investments in Non-Recourse Subsidiaries of the Partnership that do not exceed $30 million at any time outstanding; provided that in any transfer of assets to a Non-Recourse Subsidiary by the Partnership or one of its Subsidiaries pursuant to the terms of the Indenture, which assets were acquired in a Flow-Through Acquisition, the dollar amount equal to the purchase price paid or Indebtedness assumed by such Non-Recourse Subsidiary for such assets will not be deemed an Investment by the Partnership or its Subsidiaries in such Non-Recourse Subsidiary for purposes of this definition.

  "Permitted Liens" means (a) Liens existing on the date of the Indenture; (b) Liens in favor of the Issuers or Liens to secure Indebtedness of a Subsidiary of the Partnership to the Partnership or a Wholly Owned Subsidiary of the Partnership; (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Partnership or any Subsidiary of the Partnership; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Partnership; (d) Liens on property existing at the time of acquisition thereof by the Partnership or any Subsidiary of the Partnership; provided that such Liens were in existence prior to the contemplation of such acquisition; (e) Liens on any property or asset acquired by the Partnership or any of its Subsidiaries in favor of the seller of such property or asset and construction mortgages on property, in each case, created within six months after the date of acquisition, construction or improvement of such property or asset by the Partnership or such Subsidiary to secure the purchase price or other obligation of the Partnership or such Subsidiary to the seller of such property or asset or the construction or improvement cost of such property in an amount up to 80% of the total cost of the acquisition, construction or improvement of such property or asset; provided that in each case, such Lien does not extend to any other property or asset of the Partnership and its Subsidiaries; (f) Liens incurred or pledges and deposits made in connection with worker's compensation, unemployment insurance and other social security benefits and Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature, in each case, incurred in the ordinary course of business; (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (h) Liens imposed by law, such as mechanics', carriers', warehousemen's, materialmen's, and vendors' Liens, incurred in good faith in the ordinary course of business; (i) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of the property or the assets of the Partnership or any of its Subsidiaries or impair the use of such property in the operation of the business of the Partnership or any of its Subsidiaries;
(j) Liens of landlords or mortgagees of landlords, arising solely by operation of law, on fixtures and movable property located on premises leased by the Partnership or any of its Subsidiaries in the ordinary course of business; (k) financing statements granted

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

with respect to personal property leased by the Partnership and its Subsidiaries pursuant to leases considered operating leases in accordance with GAAP, provided that such financing statements are granted solely in connection with such leases; (l) judgment Liens to the extent that such judgments do not cause or constitute a Default or an Event of Default; (m) Liens incurred in the ordinary course of business of the Partnership or any Subsidiary of the Partnership with respect to obligations that do not exceed $5 million in the aggregate at any one time outstanding and that (i) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Partnership or such Subsidiary; (n) Liens securing Indebtedness incurred to refinance Indebtedness that has been secured by a Lien permitted under the Indenture, provided that (i) any such Lien shall not extend to or cover any assets or property not securing the Indebtedness so refinanced and (ii) the refinancing Indebtedness secured by such Lien shall have been permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Disqualified Interests" covenant and shall not have a principal amount in excess of the Indebtedness so refinanced; (o) Liens in favor of the Senior Notes created pursuant to the terms of the Pledge Agreement; (p) Liens on Capital Interests of the Operating Partnership securing Indebtedness other than Subordinated Indebtedness that is permitted to be incurred by the Partnership pursuant to the terms of the Indenture; and (q) any extension or renewal, or successive extensions or renewals, in whole or in part, of Liens permitted pursuant to the foregoing clauses (a) through (p); provided that no such extension or renewal Lien shall (i) secure more than the amount of Indebtedness or other obligations secured by the Lien being so extended or renewed or (ii) extend to any property or assets not subject to the Lien being so extended or renewed.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Partnership or any Subsidiary of the Partnership issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Partnership or any of its Subsidiaries permitted to be incurred under the Indenture (other than Indebtedness under the Credit Facility); provided that (a) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (b) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (c) such Indebtedness is subordinated in right of payment to the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those, if any, contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (d) such Indebtedness is incurred by the Partnership or the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Senior Operating Partnership Indebtedness" means all Indebtedness (other than Subordinated Indebtedness) of the Operating Partnership permitted to be incurred under the Credit Facility and the Operating Partnership Indenture, as each is in effect from time to time and as the same may be extended, refinanced, renewed, replaced, defeased or refunded.

  "Significant Subsidiary" means any Subsidiary of the Partnership that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Subordinated Indebtedness" means any Indebtedness of the Partnership or any of its Subsidiaries which is expressly by its terms subordinated in right of payment to any other Indebtedness.

  "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or, in the case of a partnership, more than 50% of the partners' Capital Interests (considering all partners' Capital Interests as a single class), is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. Notwithstanding the foregoing, any Subsidiary of the Partnership that is designated a Non-Recourse Subsidiary pursuant to the definition thereof shall not thereafter be deemed a Subsidiary of the Partnership.

  "Subsidiary Guarantee" means, from and after the Subsidiary Guarantee Effectiveness Date, the Guarantee by the Operating Partnership of the Obligations under the Indenture and the Senior Notes.

  "Subsidiary Guarantee Effectiveness Date" means the first date upon which the Operating Partnership is permitted pursuant to the Fixed Charge Coverage Ratio tests contained in the Operating Partnership Indenture and the Credit Facility and pursuant to the terms of any other Senior Operating Partnership Indebtedness to Guarantee, on a senior subordinated basis, the Issuers' total payment Obligations under all of the then-outstanding Senior Notes.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness; provided, however, that with respect to any revolving Indebtedness, the foregoing calculation of Weighted Average Life to Maturity shall be determined based upon the total available commitments and the required reductions of commitments in lieu of the outstanding principal amount and the required payments of principal, respectively.

  "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Interests or other ownership interests or, in the case of a limited partnership, all of the partners' Capital Interests (other than up to approximately 1% general partner interest), of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

                     DESCRIPTION OF EXISTING INDEBTEDNESS

THE OPERATING PARTNERSHIP NOTES

  The following is a summary of the terms of the Operating Partnership Notes. The Operating Partnership Notes are unsecured general obligations of the Operating Partnership and are recourse to the General Partner in its capacity as the general partner of the Operating Partnership. The $200 million aggregate principal amount of Fixed Rate Notes bear interest at the rate of 10.0% per annum, payable semi-annually in arrears. The Operating Partnership Notes mature on August 1, 2001. The Fixed Rate Notes do not require any mandatory redemption or sinking fund payment prior to maturity. The Fixed Rate Notes are redeemable at the option of the Operating Partnership, in whole or in part, at any time on or after August 1, 1998 at redemption prices specified in the Operating Partnership Indenture, plus accrued and unpaid interest to the date of redemption. Upon the occurrence of certain events constituting a "Change of Control" (as defined in the Operating Partnership Indenture), including if James E. Ferrell or his affiliates do not control the General Partner, other than in certain limited circumstances, holders of the Operating Partnership Notes have the right to require the Operating Partnership to purchase each such holder's Operating Partnership Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

  The Operating Partnership Indenture contains customary covenants applicable to the Operating Partnership and its subsidiaries, including limitations on the ability of the Operating Partnership and its subsidiaries to, among other things, incur additional indebtedness (other than certain permitted indebtedness) and issue preferred interests, create liens, incur dividends and other payment restrictions affecting subsidiaries, enter into mergers, consolidations or sales of all or substantially all assets, make asset sales and enter into transactions with affiliates. Under the Operating Partnership Indenture, the Operating Partnership is permitted to make cash distributions in an amount in such fiscal quarter not to exceed Available Cash (as defined in the Operating Partnership Indenture) of the Operating Partnership for the immediately preceding fiscal quarter plus the lesser of (y) the amount of any Available Cash of the Operating Partnership for the first 45 days of such fiscal quarter during which such distributions are made and (z) the amount of unused available working capital indebtedness that the Operating Partnership could have incurred on the last day of the immediately preceding fiscal quarter; provided, however, that the Operating Partnership is prohibited from making any distribution to the Partnership (i) if a default or event of default exists or would exist upon making such distribution, (ii) if the Operating Partnership's Fixed Charge Coverage Ratio for the preceding four fiscal quarters does not exceed 2.25 to 1 after giving effect to such distribution or (iii) unless the Operating Partnership and its subsidiaries shall have in the aggregate (a) acquired, improved or repaired property, plant or equipment which is accounted for as a capital expenditure in accordance with GAAP or (b) acquired, through merger or otherwise, all or substantially all of the outstanding stock or other capital interests, or all or substantially all of the assets, of any entity engaged in the business in which the Operating Partnership is engaged on the date of the Operating Partnership Indenture (each of the transactions referred to in clauses (a) and (b) above, a "Capital Investment") for Aggregate Consideration since the date of the Operating Partnership Indenture which, when added to all cash reserves then funded and maintained by the Operating Partnership (the proceeds of which shall be used solely for Capital Investments) is no less than the amounts set forth in the table below, if such distribution is made in the 12-month period beginning August 1 of the years indicated.

            YEAR                                AMOUNT
            ----                                ------
            1995............................ $ 15 million
            1996............................ $ 30 million
            1997............................ $ 45 million
            1998............................ $ 70 million
            1999............................ $ 95 million
            2000............................ $120 million

  For purposes of the foregoing, "Aggregate Consideration" with respect to Capital Investments shall mean at any date all cash paid in connection with all Capital Investments consummated on or prior to such date, the fair market value of all partnership interests of the Partnership or the Operating Partnership (determined by the General Partner in good faith with reference to, among other things, the trading price of such partnership interests, if then traded on any national securities exchange or automated quotation system) constituting all or a portion of the purchase price for all Capital Investments consummated on or prior to such date, and the aggregate principal amount of all indebtedness incurred or assumed by the Operating Partnership in connection with all Capital Investments consummated on or prior to such date.

  The Operating Partnership Indenture prohibits the Operating Partnership and its Subsidiaries from incurring or guaranteeing Indebtedness unless (i) the Fixed Charge Coverage Ratio (as defined in the Operating Partnership Indenture) for the Operating Partnership's most recently ended four fixed quarters immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.75 to 1.0 if such date is on or prior to August 1, 1996 and 3.00 to 1.0 if such date is after August 1, 1996, in each case, determined on a pro forma basis, and (ii) either (x) such Indebtedness shall be subordinated in right of payment to the Operating Partnership Notes and shall have a Weighted Average Life to Maturity (as defined in the Operating Partnership Indenture) greater than the remaining Weighted Average Life to Maturity of the Operating Partnership Notes or (y) such Indebtedness shall be Permitted Senior Debt (as defined in the Operating Partnership Indenture) and the Senior Debt Ratio Test (as defined in the Operating Partnership Indenture) shall have been met at the time of incurrence thereof. The "Senior Debt Ratio Test" will be met, generally, with respect to the incurrence of any Indebtedness by the Operating Partnership or any Subsidiary of the Operating Partnership, if the ratio of (1) the aggregate outstanding principal amount of Senior Debt (as defined in the Operating Partnership Indenture) on the date of and after giving effect to the incurrence of such Indebtedness (the "Incurrence Date") to (2) the Consolidated Cash Flow (as defined in the Operating Partnership Indenture) for the Operating Partnership's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the Incurrence Date would have been 2.50 to 1.0 or less.

  At the time of issuance, the Operating Partnership Notes consisted of the $200 million aggregate principal amount of Fixed Rate Notes and $50 million aggregate principal amount of Floating Rate Notes. The Floating Rate Notes bear interest at the three-month LIBOR rate plus 3 1/8%, adjusted quarterly, payable quarterly in arrears. The Floating Rate Notes require sinking fund payments of $5.0 million in each of 1999 and 2000, calculated to retire an aggregate of 20% of the Floating Rate Notes prior to maturity. On July 31, 1996, the Operating Partnership will redeem prior to maturity all of the Floating Rate Notes at 100% of the principal amount thereof, plus accrued and unpaid interest to such date, from borrowings under the Credit Facility.

CREDIT FACILITY

  The Operating Partnership has entered into a $205 million Credit Facility with Bank of America National Trust & Savings Association ("BofA"), a portion of which is syndicated to a group of financial institutions (together with BofA, the "Banks"). On July 31, 1996, the Partnership expects to enter into an amendment to the Credit Facility which will increase the maximum borrowing amount to $255,000,000. The amended Credit Facility will permit borrowings of up to $20 million on a senior unsecured revolving line of credit basis (the "Working Capital Facility") to fund working capital and borrowings of up to $185 million on a senior unsecured revolving line of credit basis (the "Revolving Credit Facility") for general partnership requirements (of which $50 million is available to support letters of credit). In addition, the amended credit facility will provide for a senior unsecured term loan (the "Term Loan") in the amount of $50 million with the proceeds to be used to redeem the Operating Partnership's Floating Rate Notes.

  The Working Capital Facility and Revolving Credit Facility will be committed through July 31, 1999, at which time the Working Capital Facility and the Revolving Credit Facility will expire. The Term Loan matures on June 1, 2001.

  At the Operating Partnership's option, borrowings under the Credit Facility may bear interest either at the Base Rate (i.e., the higher of the Federal funds rate plus 1/2% per annum or BofA's reference rate) or the London Interbank Offered Rate, in each case plus the applicable margin. The applicable margin will vary from 42.5 basis points to 137.5 basis points for LIBOR and between zero basis points and 12.5 basis points for the Base Rate, depending upon the Operating Partnership's "Leverage Ratio," which is defined generally as the ratio of all debt for borrowed money to EBITDA. As of the date hereof, the Operating Partnership's applicable LIBOR margin is 105 basis points and its applicable Base Rate margin is 0 basis points. There can be no assurance that the Operating Partnership will continue to maintain the Leverage Ratio which currently exists.

  The loan agreement for the Credit Facility contains restrictive covenants substantially similar to those for the Operating Partnership Senior Notes including restrictions on the Operating Partnership's ability to make cash distributions, the requirement that the Operating Partnership make "Capital Reinvestments" as described under "--The Operating Partnership Notes" and the requirement that the Operating Partnership repay all outstanding amounts under the Credit Facility within 30 days after the occurrence of a change of control. See "--The Operating Partnership Notes." In the case of the Credit Facility, however, there is an additional limitation in that the occurrence of any transaction which results in James E. Ferrell and his affiliates beneficially owning less than 20% of the equity interests of the Partnership will constitute a "change of control," requiring repayment of the Credit Facility. In addition, the Credit Facility currently prohibits the Operating Partnership from guaranteeing and becoming directly or indirectly liable with respect to any Indebtedness unless (i) the Fixed Charge Coverage Ratio (as defined in the Credit Facility) for the Operating Partnership is 2.75 to 1.0 prior to August 1, 1996 and 3.0 to 1.0 thereafter and (ii) either (x) such Indebtedness is subordinate in right of payment to the obligations of the Operating Partnership under the Credit Facility and no principal payment is required thereon prior to July 1, 2000, whether upon stated maturity, mandatory prepayment, acceleration or otherwise or (y) such Indebtedness shall be Permitted Senior Debt and the Senior Debt Ratio Test shall have been met at the time of incurrence thereof. The "Senior Debt Ratio Test" will be met, generally, with respect to the incurrence of any Indebtedness by the Operating Partnership or any Subsidiary of the Operating Partnership if the ratio of (1) the aggregate outstanding principal amount of Senior Debt on the Incurrence Date to (2) the Consolidated Cash Flow for the Operating Partnership's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the Incurrence Date would have been 2.50 to 1 or less. The Credit Facility also includes certain additional covenants and restrictions relating to the activities of the Operating Partnership which are customary for similar credit facilities and are not expected to affect materially and adversely the conduct of the Partnership's business as described in this Offering Memorandum.

                              CASH DISTRIBUTIONS

  A principal objective of the Partnership and the Operating Partnership is to generate cash from Partnership operations and to distribute to its partners, on a quarterly basis, all its Available Cash in the manner described herein. "Available Cash" generally means, with respect to any fiscal quarter of the Partnership or the Operating Partnership, as applicable, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the Partnership's business, (ii) provide funds for distributions during the next four quarters, or (iii) comply with applicable law or any Partnership debt instrument or other agreement. The Partnership Agreement provides that distribution of Available Cash to Subordinated Units is reduced at any time that Available Cash distributable to all Units is less than $2.00 per Unit. Under such circumstances, $2.00 per Unit will first be distributed to the Common Units and any remaining Available Cash will be distributed to the Subordinated Units. Distributions will also be made upon liquidation of the Operating Partnership or the Partnership as follows: (i) first to the creditors of the applicable entity (including, in the case of the Partnership, the Holders of the Senior Notes) and to the creation of a reserve for contingent liabilities and (ii) then to the partners in the priorities established by their respective equity interests. Upon liquidation of the Operating Partnership, all of its creditors, including holders of Operating Partnership Notes and the lenders with respect to the Credit Facility, will be paid in full before any funds are available for distribution to the Partnership. See "Risk Factors--Holding Company Structure and Ability to Repay the Senior Notes; Effective Subordination to Indebtedness and Liabilities of the Operating Partnership and Subsidiaries."

                           THE PARTNERSHIP AGREEMENT

  The following paragraphs are a summary of certain provisions of the Partnership Agreement. The following discussion is qualified in its entirety by reference to the Partnership Agreements for the Partnership and for the Operating Partnership. The Partnership is the sole limited partner of the Operating Partnership, which owns, manages and operates the Partnership's business. The General Partner is the general partner of the Partnership and of the Operating Partnership, collectively owning a 2% general partner interest in the business and properties owned by the Partnership and the Operating Partnership, and the Unitholders (including the General Partner and/or Ferrell as an owner of Common Units, Subordinated Units and Incentive Distribution Rights (collectively the "Units")) hold a 98% interest as limited partners in the Partnership and the Operating Partnership on a combined basis. Unless specifically described otherwise, references herein to the term "Partnership Agreement" constitute references to the Partnership Agreements of the Partnership and the Operating Partnership, collectively.

ORGANIZATION AND DURATION

  The Partnership and the Operating Partnership are Delaware limited partnerships. The Partnership will dissolve on July 31, 2084, unless sooner dissolved pursuant to the terms of the Partnership Agreement.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER

  The General Partner has agreed not to voluntarily withdraw as general partner of the Partnership and the Operating Partnership prior to July 31, 2004 (with limited exceptions described below), without obtaining the approval of at least 66-2/3% of the outstanding Units (excluding for purposes of such determination Units held by the General Partner and its affiliates) and furnishing an opinion of counsel that such withdrawal (following the selection of a successor general partner) will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (an "Opinion of Counsel"). On or after July 31, 2004, the General Partner may withdraw as general partner by giving 90 days' written notice (without first obtaining approval from the Unitholders), and such withdrawal will not constitute a violation of the Partnership Agreement. Notwithstanding the foregoing, the General Partner may withdraw without Unitholder approval upon 90 days' notice to the limited partners if more than 50% of the outstanding Units are held or controlled by one person and its affiliates (other than the General Partner and its affiliates). In addition, the Partnership Agreement permits the General Partner (in certain limited instances) to sell all of its general partner interest in the Partnership and permits the parent corporation of the General Partner to sell all or any portion of the capital stock of the General Partner to a third party without the approval of the Unitholders. Upon the withdrawal of the General Partner under any circumstances (other than as a result of a transfer by the General Partner of all or a part of its general partner interest in the Partnership), the holders of a majority of the outstanding Units (excluding for purposes of such determination Units held by the General Partner and its affiliates) may select a successor to such withdrawing General Partner. If such a successor is not elected, or is elected but an Opinion of Counsel cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 180 days after such withdrawal a majority of the Unitholders agree in writing to continue the business of the Partnership and to the appointment of a successor General Partner. See "--Termination and Dissolution."

  The General Partner may not be removed unless such removal is approved by the vote of the holders of not less than 66-2/3% of the outstanding Units and the Partnership receives an Opinion of Counsel. Any such removal is also subject to the approval of a successor general partner by the vote of the holders of not less than a majority of the outstanding Units.

  Removal or withdrawal of the General Partner of the Partnership also constitutes removal or withdrawal, as the case may be, of the General Partner as general partner of the Operating Partnership.

  In the event of withdrawal of the General Partner where such withdrawal violates the Partnership Agreement or removal of the General Partner by the limited partners under circumstances where cause exists, a successor general partner will have the option to purchase the general partner interest of the departing General Partner (the "Departing Partner") in the Partnership and the Operating Partnership for a cash payment equal to the fair market value of such interest. Under all other circumstances where the General Partner withdraws or is removed by the limited partners, the Departing Partner will have the option to require the successor general partner to purchase such general partner interest of the Departing Partner for such amount. In each case such fair market value will be determined by agreement between the Departing Partner and the successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent experts selected by the Departing Partner and the successor general partner (or if no expert can be agreed upon, by the expert chosen by agreement of the experts selected by each of them). In addition, the Partnership would also be required to reimburse the Departing Partner for all amounts due the Departing Partner, including without limitation, all employee related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the Departing Partner for the benefit of the Partnership.

  If the above-described option is not exercised by either the Departing Partner or the successor general partner, as applicable, the Departing Partner's general partner interest in the partnership will be converted into Common Units equal to the fair market value of such interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

AMENDMENT OF PARTNERSHIP AGREEMENT

  Amendments to the Partnership Agreement may be proposed only by or with the consent of the General Partner. In order to adopt a proposed amendment, the General Partner is required to seek written approval of the holders of the number of Units required to approve such amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment, except as described below. Proposed amendments (other than those described below) must be approved by holders of at least 66-2/3% of the outstanding Units during the Subordination Period and a majority of the outstanding Units thereafter, except that no amendment may be made which would (i) enlarge the obligations of any limited partner, without its consent, (ii) enlarge the obligations of the General Partner, without its consent, which may be given or withheld in its sole discretion, (iii) restrict in any way any action by or rights of the General Partner as set forth in the Partnership Agreement, (iv) modify the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner, (v) change the term of the Partnership, or (vi) give any person the right to dissolve the Partnership other than the General Partner's right to dissolve the Partnership.

  The General Partner may make amendments to the Partnership Agreement without the approval of any limited partner or assignee of the Partnership to reflect
(i) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership, (ii) admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement, (iii) a change that, in the sole discretion of the General Partner, is necessary or appropriate to qualify or continue the qualification of the Partnership as a partnership in which the limited partners have limited liability or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes, (iv) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or its respective directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed,
(v) subject to the limitations on the issuance of additional Common Units or other limited or general partner interests described above, an amendment that in the sole discretion of the General Partner is necessary or desirable in connection with the authorization of additional limited or general partner interests, (vi) any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone, (vii) an amendment effected, necessitated or contemplated by a merger agreement that has been approved pursuant to the terms of the Partnership Agreement, (viii) any amendment that, in the sole discretion of the General Partner, is necessary or desirable in connection with the formation by the Partnership of, or its investment in, any corporation, partnership or other entity (other than the Operating Partnership) as otherwise permitted by the Partnership Agreement, (ix) a change in the fiscal year and taxable year of the Partnership and changes related thereto, and (x) any other amendments substantially similar to the foregoing.

  In addition, the General Partner may make amendments to the Partnership Agreement without such consent if such amendments (i) do not adversely affect the limited partners in any material respect, (ii) are necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (iii) are necessary or desirable to implement certain tax-related provisions of the Partnership Agreement, (iv) are necessary or desirable to facilitate the trading of the Units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the Units are or will be listed for trading compliance with any of which the General Partner deems to be in the best interests of the Partnership and the Unitholders or (v) are required or contemplated by the Partnership Agreement.

  The General Partner will not be required to obtain an Opinion of Counsel as to the tax consequences or the possible effect on limited liability of amendments described in the two immediately preceding paragraphs. No other amendments to the Partnership Agreement will become effective without the approval of at least 95% of the Units unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not cause the Partnership to be treated as an association taxable as a corporation or otherwise cause the Partnership to be subject to entity level taxation for federal income tax purposes and will not affect the limited liability of any limited partner in the Partnership or the limited partner of the Operating Partnership.

  Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types of classes of limited partner interests or the general partner interests will require the approval of at least a majority of the type or class of limited partner interests so affected (excluding any such limited partner interests held by the General Partner and its affiliates).

TERMINATION AND DISSOLUTION

  The Partnership will continue until July 31, 2084, unless sooner terminated pursuant to the Partnership Agreement. The Partnership will be dissolved upon
(i) the election of the General Partner to dissolve the Partnership, if approved by at least a majority of the Units (other than Units owned by the General Partner and its affiliates) during the Subordination Period (as defined in the Partnership Agreement), or a majority of all of the outstanding Units thereafter, (ii) the sale of all or substantially all of the assets and properties of the Partnership and the Operating Partnership, (iii) the entry of a decree of judicial dissolution of the Partnership or (iv) withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer in accordance with the Partnership Agreement or withdrawal or removal following approval of a successor), provided that the Partnership shall not be dissolved upon an event described in clause (iv) if within 90 days after such event the partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of a successor General Partner. Upon a dissolution pursuant to clause (iv), the holders of at least a majority of the Units may also elect, within certain time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as a general partner an entity approved by at least the holders of a majority of the Units, subject to receipt by the Partnership of an opinion of counsel that the exercise of such right will not result in the loss of the limited liability of Unitholders or cause the Partnership or the reconstituted limited partnership to be treated as an association taxable as a corporation or otherwise subject to taxation as an entity for federal income tax purposes.

LIQUIDATION AND DISTRIBUTION OF PROCEEDS

  Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the person authorized to wind up the affairs of the Partnership (the "Liquidator") will, acting with all of the powers of the general partner that such Liquidator deems necessary or desirable in its good faith judgment in connection therewith, liquidate the Partnership's assets and apply the proceeds of the liquidation as follows: (i) first towards the payment of all creditors of the Partnership and the creation of a reserve for contingent liabilities and (ii) then to all partners in accordance with the positive balance in their respective capital accounts. Under certain circumstances and subject to certain limitations, the Liquidator may defer liquidation or distribution of the Partnership's assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

INCENTIVE DISTRIBUTION RIGHTS

  All cash distributions from the Operating Partnership will be made 1% to the General Partner and 99% to the Partnership as limited partner.

  As an incentive, if quarterly distributions of Available Cash by the Partnership exceed certain specified target levels an affiliate of the General Partner will receive distributions of Available Cash of the Partnership as described below. The target levels are based on the amounts of Available Cash distributed by the Partnership and incentive distributions will not be made unless the Unitholders have received distributions at specified levels above the minimum quarterly distribution of $.50 per Unit with respect to each quarter, subject to adjustment under certain circumstances (the "Minimum Quarterly Distribution"). The rights to receive incentive distributions are referred to as "Incentive Distribution Rights."

  For any quarter for which Available Cash is distributed by the Partnership in respect of both the Common Units and the Subordinated Units in an amount equal to the Minimum Quarterly Distribution, then any additional Available Cash of the Partnership will be distributed among the Unitholders, the General Partner and the holders of the Incentive Distribution Rights in the following manner:

  first, 99% to all Unitholders, pro rata, and 1% to the General Partner, until the Unitholders have received a total of $.55 for such quarter in respect of each Unit;

  second, 86% to all Unitholders, pro rata, 13% to the holders of the Incentive Distribution Rights, pro rata, and 1% to the General Partner, until the Unitholders have received a total $0.63 for such quarter in respect of each Unit;

  third, 76% to all Unitholders, pro rata, 23% to the holders of the Incentive Distribution Rights, pro rata, and 1% to the General Partner, until the Unitholders have received a total of $0.82 for such quarter in respect of each Unit; and

  fourth, 51% to all Unitholders, pro rata, 48% to the holders of the Incentive Distribution Rights, pro rata, and 1% to the General Partner.

  Because the General Partner also receives 1% from the Operating Partnership, the effective distribution to the General Partner will be 2% under all circumstances and the effective distribution to all Unitholders will be reduced by 1% in each instance.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The exchange of Private Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a material modification of the terms of the Private Notes and, accordingly, should not constitute an "exchange" for federal income tax purposes. Accordingly, the Exchange Offer should have no federal income tax consequences to holders of Private Notes, either those who exchange or those who do not. Likewise, holders of Exchange Notes should have a tax basis therein equal to that in their Private Notes and a holding period which includes the period during which they held the Private Notes.

  If, contrary to the above conclusion, the exchange of Private Notes for Exchange Notes constitutes an "exchange" for federal income tax purposes, (i) a holder would realize and recognize gain or loss for federal income tax purposes in an amount equal to the difference between (a) the "issue price" of the Exchange Notes determined on the date of the exchange and (b) the holder's adjusted tax basis in the Private Notes exchanged therefor, and (ii)(a) gain or loss, if any, recognized by a holder on the exchange generally would be short-term capital gain or loss (if the Private Notes were held by such holder as capital assets), (b) a holder's initial tax basis in the Exchange Notes would be their "issue price", and (c) a holder's holding period for the Exchange Notes would begin on the day after the date of the exchange. A holder also could be required to include in income each year an amount of original issue discount based upon the "issue price" of the Exchange Notes.

  The foregoing discussion reflects the opinion of Bryan Cave LLP, counsel to the Issuers, as to the material federal income tax consequences of the consummation of the Exchange Offer to the holders of the Private Notes, and does not consider the possible effect of any applicable state, local and foreign income and other tax laws. It is included herein for general information only and is based upon the provisions of the Internal revenue Code of 1986, as amended, applicable Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

  EACH HOLDER OF PRIVATE NOTES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING PRIVATE NOTES FOR EXCHANGE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resales of Exchange Notes received in exchange for Private Notes where such Private Notes were acquired as a result of market-making activities or other trading activities. The Issuers have agreed that for a period of up to 180 days from the date that the Registration Statement of which this Prospectus is a part is declared effective by the Commission, they will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such resale.

  The Issuers will not receive any proceeds from any sale of Exchange Notes by broker-dealers or any other persons. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  The Issuers have agreed to pay all expenses incident to the Issuers' performance of, or compliance with, the Registration Rights Agreement and will indemnify the holders of Private Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters with respect to the validity of the issuance of the Exchange Notes will be passed upon for the Partnership and the Operating Partnership by Bryan Cave LLP, Kansas City, Missouri. David S. Mouber, a Partner at Bryan Cave LLP, is currently serving as Secretary of the General Partner. Kendrick T. Wallace, a Partner at Bryan Cave LLP, is currently serving as Assistant Secretary of the General Partner and Finance Corp. Michael J. Beal, Counsel at Bryan Cave LLP, is currently serving as Assistant Secretary of the General Partner and Finance Corp.



                                    EXPERTS

  The consolidated financial statements and the related financial statement schedules of Ferrellgas Partners, L.P. (formerly Ferrellgas, Inc.) and subsidiary as of July 31, 1995 and 1994 (Successor) and for the year ended July 31, 1995 and for the one month ended July 31, 1994 (Successor), the eleven months ended June 30, 1994 and the year ended July 31, 1993 (Predecessor), included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements and the related financial statement schedules of Ferrellgas, L.P. (formerly Ferrellgas, Inc.) and subsidiary as of July 31, 1995 and 1994 (Successor) and for the year ended July 31, 1995 and for the one month ended July 31, 1994 (Successor), the eleven months ended June 30, 1994 and the year ended July 31, 1993 (Predecessor), included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

  The financial statements of Ferrellgas Partners Finance Corp. as of April 8, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Ferrellgas Finance Corp. as of July 31, 1995 and 1994 and for the year ended July 31, 1995 and the period from inception to July 31, 1994, incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Skelgas Propane, Inc. as of December 31, 1995 and 1994 and for the year ended December 31, 1995, included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche, chartered accountants, as stated in their report included and incorporated by reference herein, and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The consolidated financial statements of Skelgas Propane, Inc. for the year ended December 31, 1994, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included herein, and has been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                           FERRELLGAS PARTNERS, L.P.
                                FERRELLGAS, L.P.
                       FERRELLGAS PARTNERS FINANCE CORP.
                             SKELGAS PROPANE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Ferrellgas Partners, L.P. and Subsidiaries Consolidated Financial
 Statements (Unaudited):
  Consolidated Balance Sheet--April 30, 1996..............................  F-2
  Consolidated Statements of Earnings--Three Months and Nine Months Ended
   April 30, 1996 and 1995................................................  F-3
  Consolidated Statements of Partners' Capital--Nine Months Ended April
   30, 1996...............................................................  F-4
  Consolidated Statements of Cash Flows--Nine Months Ended April 30, 1996
   and 1995...............................................................  F-5
  Notes to Consolidated Financial Statements..............................  F-6
Ferrellgas, L.P. and Subsidiaries Consolidated Financial Statements
 (Unaudited):
  Consolidated Balance Sheets--April 30, 1996 and July 31, 1995...........  F-8
  Consolidated Statements of Earnings--Three Months and Nine Months Ended
   April 30, 1996 and 1995................................................  F-9
  Consolidated Statements of Partners' Capital--Nine Months Ended April
   30, 1996............................................................... F-10
  Consolidated Statements of Cash Flows--Nine Months Ended April 30, 1996
   and 1995............................................................... F-11
  Notes to Consolidated Financial Statements.............................. F-12
Ferrellgas Partners, L.P. and Subsidiary Consolidated Financial
 Statements:
  Independent Auditors' Report............................................ F-14
  Consolidated Balance Sheets--July 31, 1995 and 1994..................... F-15
  Consolidated Statements of Earnings--Year Ended July 31, 1995, One Month
   Ended July 31, 1994, Eleven Months Ended June 30, 1994 (Predecessor)
   and Year  Ended July 31, 1993 (Predecessor)............................ F-16
  Consolidated Statements of Stockholder's Equity/Partners' Capital--Year
   Ended July 31, 1995, One Month Ended July 31, 1994, Eleven Months Ended
   June 30, 1994 (Predecessor) and Year Ended July 31, 1993 (Predecessor). F-17
  Consolidated Statements of Cash Flows--Year Ended July 31, 1995, One
   Month Ended July 31, 1994, Eleven Months Ended June 30, 1994
   (Predecessor) and Year  Ended July 31, 1993 (Predecessor).............. F-18
  Notes to Consolidated Financial Statements.............................. F-19
Skelgas Propane, Inc. and Subsidiaries Consolidated Financial Statements:
  Independent Auditors' Report............................................ F-31
  Consolidated Balance Sheets--April 30, 1996 (unaudited) December 31,
   1995 and 1994.......................................................... F-33
  Consolidated Statements of Income (Loss) and Accumulated Deficit--Four
   Months Ended April 30, 1996 and 1995 (unaudited) and Years Ended
   December 31, 1995 and 1994............................................. F-34
  Consolidated Statements of Cash Flows--Four Months Ended April 30,1996
   and 1995 (unaudited) and Years Ended December 31, 1995 and 1994........ F-35
  Notes to Consolidated Financial Statements.............................. F-36
Ferrellgas Partners Finance Corp. Balance Sheets:
  Independent Auditors' Report............................................ F-41
  Balance Sheet--April 30, 1996 (unaudited) and April 8, 1996............. F-42
  Notes to Balance Sheet.................................................. F-43

                   FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET
                        (IN THOUSANDS, EXCEPT UNIT DATA)

                                                                      APRIL 30,
                               ASSETS                                   1996
                               ------                                -----------
                                                                     (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents.........................................  $ 87,809
  Accounts and notes receivable.....................................    80,639
  Inventories.......................................................    24,316
  Prepaid expenses and other current assets.........................     5,619
                                                                      --------
    TOTAL CURRENT ASSETS............................................   198,383
  Property, plant and equipment, net................................   342,593
  Intangible assets, net............................................    98,697
  Other assets, net.................................................    11,455
                                                                      --------
    TOTAL ASSETS....................................................  $651,128
                                                                      ========
                 LIABILITIES AND PARTNERS' CAPITAL
                 ---------------------------------
CURRENT LIABILITIES:
  Accounts payable..................................................  $ 44,912
  Other current liabilities.........................................    30,446
  Short-term borrowings.............................................         0
                                                                      --------
    TOTAL CURRENT LIABILITIES.......................................    75,358
 Long-term debt.....................................................   432,307
 Other liabilities..................................................    12,288
Commitments and contingencies
Minority interest...................................................     2,902
PARTNERS' CAPITAL:
  Common unitholders, (14,571,377 units outstanding)................    91,073
  Subordinated unitholders (16,593,721 units outstanding)...........    94,780
  General partner...................................................   (57,580)
                                                                      --------
    TOTAL PARTNERS' CAPITAL.........................................   128,273
                                                                      --------
    TOTAL LIABILITIES AND PARTNERS' CAPITAL.........................  $651,128
                                                                      ========

                See notes to consolidated financial statements.

                   FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)
                                  (UNAUDITED)

                                           THREE MONTHS
                                               ENDED         NINE MONTHS ENDED
                                         ------------------  ------------------
                                          APRIL     APRIL     APRIL     APRIL
                                           30,       30,       30,       30,
                                           1996      1995      1996      1995
                                         --------  --------  --------  --------
REVENUES:
  Gas liquids and related product
   sales...............................  $181,241  $162,821  $522,446  $483,290
  Other................................     9,502     5,192    31,266    22,797
                                         --------  --------  --------  --------
    TOTAL REVENUES.....................   190,743   168,013   553,712   506,087
COST OF PRODUCT SOLD (EXCLUSIVE OF
 DEPRECIATION, SHOWN SEPARATELY BELOW).   105,263    94,759   300,844   285,059
                                         --------  --------  --------  --------
GROSS PROFIT...........................    85,480    73,254   252,868   221,028
Operating expense......................    45,743    40,638   134,363   120,335
Depreciation and amortization expense..     8,703     8,443    25,839    23,855
General and administrative expense.....     2,981     3,118     9,535     8,366
Vehicle lease expense..................     1,418     1,080     3,621     3,227
                                         --------  --------  --------  --------
OPERATING INCOME.......................    26,635    19,975    79,510    65,245
Interest expense.......................    (8,567)   (8,221)  (26,775)  (23,536)
Interest income........................       443       433     1,068       947
Loss on disposal of assets.............      (314)     (126)   (1,084)     (429)
                                         --------  --------  --------  --------
EARNINGS BEFORE MINORITY INTEREST......    18,197    12,061    52,719    42,227
Minority interest......................       185       122       534       427
                                         --------  --------  --------  --------
NET EARNINGS...........................    18,012    11,939    52,185    41,800
General partner's interest in net
 earnings..............................       180       119       522       418
                                         --------  --------  --------  --------
Limited partners' interest in net
 earnings..............................  $ 17,832  $ 11,820  $ 51,663  $ 41,382
                                         ========  ========  ========  ========
NET EARNINGS PER LIMITED PARTNER UNIT..  $   0.57  $   0.38  $   1.66  $   1.34
                                         ========  ========  ========  ========
WEIGHT AVERAGE NUMBER OF UNITS
 OUTSTANDING...........................    31,139    30,993    31,103    30,880
                                         ========  ========  ========  ========

                See notes to consolidated financial statements.

                   FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                          NUMBER OF UNITS
                         ------------------
                                                                             TOTAL
                                    SUB-                SUB-     GENERAL   PARTNERS'
                          COMMON  ORDINATED  COMMON   ORDINATED  PARTNER    CAPITAL
                         -------- --------- --------  ---------  --------  ---------
JULY 31, 1995........... 14,398.9 16,593.7  $ 84,489  $ 91,824   $(57,676) $118,637
  Assets contributed in
   connection with
   acquisitions.........                         284       325          6       615
  Common units issued in
   connection with
   acquisitions.........    172.5              3,900                   39     3,939
  Quarterly
   distributions........                     (21,741)  (24,891)      (471)  (47,103)
  Net earnings..........                      24,141    27,522        522    52,185
                         -------- --------  --------  --------   --------  --------
APRIL 30, 1996.......... 14,571.4 16,593.7  $ 91,073  $ 94,780   $(57,580) $128,273
                         ======== ========  ========  ========   ========  ========


                See notes to consolidated financial statements.

                   FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              NINE MONTHS
                                                                 ENDED
                                                            -----------------
                                                             APRIL     APRIL
                                                              30,       30,
                                                              1996     1995
                                                            --------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings............................................... $ 52,185  $41,800
Reconciliation of net earnings to net cash from operating
 activities:
Depreciation and amortization..............................   25,839   23,855
Other......................................................    3,602    2,710
Changes in operating assets and liabilities net of effects
 from business acquisitions:
  Accounts and notes receivable............................  (21,800) (10,344)
  Inventories..............................................   20,062   19,505
  Prepaid expenses and other current assets................      429   (1,143)
  Accounts payable.........................................  (12,573)  (6,270)
  Other current liabilities................................   (2,435)  (4,567)
  Other liabilities........................................      704     (100)
                                                            --------  -------
    Net cash provided by operating activities..............   66,013   65,446
                                                            --------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions......................................   (3,342) (17,135)
Capital expenditures.......................................  (10,391) (13,273)
Other......................................................   (2,572)     456
                                                            --------  -------
    Net cash used by investing activities..................  (16,305) (29,952)
                                                            --------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net reductions to short-term borrowings....................  (20,000)  (3,000)
Additions to long-term debt (exclusive of debt assumed in
 acquisitions).............................................  167,752   60,000
Reductions of long-term debt...............................  (94,319) (53,750)
Distributions..............................................  (47,103) (36,001)
Contributions from general partner.........................    2,338       66
Other......................................................     (444)    (315)
                                                            --------  -------
    Net cash provided (used) by financing activities.......    8,224  (33,000)
                                                            --------  -------
Increase in cash and cash equivalents......................   57,932    2,494
Cash and cash equivalents--beginning of period.............   29,877   14,535
                                                            --------  -------
CASH AND CASH EQUIVALENTS--END OF PERIOD................... $ 87,809  $17,029
                                                            ========  =======
Cash paid for interest..................................... $ 31,839  $17,153
                                                            ========  =======

                See notes to consolidated financial statements.

                  FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                APRIL 30, 1996
                                  (UNAUDITED)

A. The unaudited consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the interim periods presented. All adjustments to the financial statements were of a normal recurring nature.

B. The propane industry is seasonal in nature because propane issued primarily for heating in residential and commercial buildings. Therefore, the results of operations for the periods ended April 30, 1996 and April 30, 1995 are not necessarily indicative of the results to be expected for a full year.

C. Supplemental balance sheet information (in thousands)

  Inventories consist of:

                                                                         APRIL
                                                                          30,
                                                                         1996
                                                                        -------
   Liquefied propane gas and related products.......................... $17,483
   Appliances, parts and supplies......................................   6,833
                                                                        -------
                                                                        $24,316
                                                                        =======

  In addition to inventories on hand, Ferrellgas Partners, L.P.
  ("Partnership") enters into contracts to buy product for supply purposes. All such contracts have terms of less than one year and call for payment based on market prices at date of delivery.

  Property, plant and equipment, net consist of:

                                                                        APRIL
                                                                       30, 1996
                                                                       --------
   Property, plant and equipment...................................... $528,740
   Less: accumulated depreciation.....................................  186,147
                                                                       --------
                                                                       $342,593
                                                                       ========

  Intangibles, net consist of:

                                                                        APRIL
                                                                       30, 1996
                                                                       --------
   Intangibles........................................................ $188,166
   Less: accumulated amortization.....................................   89,469
                                                                       --------
                                                                       $ 98,697
                                                                       ========

D. On April 26, 1996, the Partnership issued $160,000,000 of 9 3/8% Senior Notes due 2006 ("Senior Notes"). The Senior Notes will become guaranteed by Ferrellgas, L.P. (the "Operating Partnership" or the "OLP") on a senior subordinated basis if certain conditions are met. The Operating Partnership's Credit Agreement and the Operating Partnership Indenture currently prohibit the Operating Partnership from guaranteeing any indebtedness unless, among meeting other conditions, fixed charge coverage ratios for the Operating Partnership meets certain levels at prescribed dates. Currently the OLP does not meet such conditions and, therefore, there can be no assurance as to whether or when this guarantee will become effective.

  The Senior Notes are redeemable at the option of the Partnership, in whole or in part, at any time on or after June 15, 2001. The Senior Notes bear interest from the date of issuance, payable semi-annually in arrears on June 15 and December 15 of each year commencing on December 15, 1996.

E. The Partnership is threatened with or named as a defendant in various lawsuits which, among other items, claim damages for product liability. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that are likely to have a material adverse effect on the results of operations, financial condition or liquidity of the Partnership.

F. On April 30, 1996, Ferrellgas, Inc. ("Ferrellgas"), the General Partners of (the Partnership), consummated the purchase of all of the stock of Skelgas Propane, Inc. ("Skelgas"), a subsidiary of Superior Propane, Inc. of Toronto, Canada for a cash purchase price of $89,650,000, including working capital and the first installment on a noncompete agreement of $400,000. Skelgas was the seventh-largest propane supplier in the nation, based on gallons sold, with 92 retail propane outlets across the United States and sales of approximately 96 million gallons a year to residential, industrial/commercial and agricultural customers. Ferrellgas borrowed the funds for such purchase from Bank of America National Trust & Savings Association ("BofA" and the "BofA Acquisition Loan").

  As of May 1, 1996, Ferrellgas (i) caused Skelgas and each of its subsidiaries to be merged into Ferrellgas and (ii) transferred all of the assets of Skelgas and its subsidiaries to the Operating Partnership. In exchange, the Operating Partnership assumed substantially all of the liabilities, whether known or unknown, association with Skelgas and its subsidiaries and their propane business (excluding income tax liabilities). In consideration of the retention by Ferrellgas of certain income tax liabilities, the Partnership issued 41,203 Common Units to Ferrellgas. The liabilities assumed by the Operating Partnership included the obligations of Ferrellgas under the BofA Acquisition Loan. Immediately following the transfer of assets and related transactions described above, the Operating Partnership repaid the BofA Acquisition Loan with cash and borrowings under the Operating Partnership's existing acquisition bank credit line. The accompanying financial statements do not reflect this subsequent event.

                       FERRELLGAS, L.P. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                             APRIL 30,  JULY 31,
                          ASSETS                               1996       1995
                          ------                            ----------- --------
                                                            (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents................................  $ 87,809   $ 29,877
  Accounts and notes receivable............................    80,639     58,239
  Inventories..............................................    24,316     44,090
  Prepaid expenses and other current assets................     5,619      5,884
                                                             --------   --------
    TOTAL CURRENT ASSETS...................................   198,383    138,090
  Property, plant and equipment, net.......................   342,593    345,642
  Intangible assets, net...................................    98,697     86,886
  Other assets, net........................................     7,456      7,978
                                                             --------   --------
    TOTAL ASSETS...........................................  $647,129   $578,596
                                                             ========   ========
             LIABILITIES AND PARTNERS' CAPITAL
             ---------------------------------
CURRENT LIABILITIES:
  Accounts payable.........................................  $ 44,912   $ 57,729
  Other current liabilities................................    30,278     31,432
  Short-term borrowings....................................         0     20,000
                                                             --------   --------
    TOTAL CURRENT LIABILITIES..............................    75,190    109,161
  Long-term debt...........................................   272,307    338,188
  Other liabilities........................................    12,288     11,398
Contingencies and commitments
PARTNERS' CAPITAL:
  Limited partner..........................................   284,442    118,638
  General partner..........................................     2,902      1,211
                                                             --------   --------
    TOTAL PARTNERS' CAPITAL................................   287,344    119,849
                                                             --------   --------
    TOTAL LIABILITIES AND PARTNER'S CAPITAL................  $647,129   $578,596
                                                             ========   ========

                See notes to consolidated financial statements.

                       FERRELLGAS, L.P. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                           THREE MONTHS
                                               ENDED         NINE MONTHS ENDED
                                         ------------------  ------------------
                                          APRIL     APRIL     APRIL     APRIL
                                           30,       30,       30,       30,
                                           1996      1995      1996      1995
                                         --------  --------  --------  --------
REVENUES:
  Gas liquids and related product
   sales...............................  $181,241  $162,821  $522,446  $483,290
  Other................................     9,502     5,192    31,266    22,797
                                         --------  --------  --------  --------
    TOTAL REVENUES.....................   190,743   168,013   553,712   506,087
COST OF PRODUCT SOLD (EXCLUSIVE OF
 DEPRECIATION, SHOWN SEPARATELY BELOW).   105,263    94,759   300,844   285,059
                                         --------  --------  --------  --------
GROSS PROFIT...........................    85,480    73,254   252,868   221,028
Operating expense......................    45,742    40,638   134,362   120,334
Depreciation and amortization expense..     8,703     8,443    25,839    23,855
General and administrative expense.....     2,981     3,118     9,535     8,366
Vehicle lease expense..................     1,418     1,080     3,621     3,227
                                         --------  --------  --------  --------
OPERATING INCOME.......................    26,636    19,975    79,511    65,246
Interest expense.......................    (8,400)   (8,221)  (26,608)  (23,536)
Interest income........................       443       433     1,068       947
Loss on disposal of assets.............      (314)     (126)   (1,084)     (429)
                                         --------  --------  --------  --------
NET EARNINGS...........................  $ 18,365  $ 12,061  $ 52,887  $ 42,228
                                         ========  ========  ========  ========


                See notes to consolidated financial statements.

                       FERRELLGAS, L.P. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                          TOTAL
                                                     LIMITED   GENERAL  PARTNERS'
                                                     PARTNER   PARTNER   CAPITAL
                                                     --------  -------  ---------
JULY 31, 1995......................................  $118,638  $1,211   $119,849
Cash contributed in connection with debt offering..   156,000   1,592    157,592
Assets contributed in connection with acquisitions.       614       6        620
Additions to capital in connection with
 acquisitions......................................     3,938      41      3,979
Quarterly distributions............................   (47,103)   (480)   (47,583)
Net earnings.......................................    52,355     532     52,887
                                                     --------  ------   --------
APRIL 30, 1996.....................................  $284,442  $2,902   $287,344
                                                     ========  ======   ========



                See notes to consolidated financial statements.

                       FERRELLGAS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                            NINE MONTHS ENDED
                                                            ------------------
                                                             APRIL     APRIL
                                                              30,       30,
                                                              1996      1995
                                                            --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings..............................................  $ 52,887  $ 42,228
Reconciliation of net earnings to net cash from operating
 activities:
  Depreciation and amortization...........................    25,839    23,855
  Other...................................................     3,068     2,283
Changes in operating assets and liabilities net of effects
 from business acquisitions:
  Accounts and notes receivable...........................   (21,800)  (10,344)
  Inventories.............................................    20,062    19,505
  Prepaid expenses and other current assets...............       429    (1,143)
  Accounts payable........................................   (12,573)   (6,270)
  Other current liabilities...............................    (2,602)   (4,568)
  Other...................................................       704      (100)
                                                            --------  --------
    Net cash provided by operating activities.............    66,014    65,446
                                                            --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions.....................................    (3,342)  (17,135)
Capital expenditures......................................   (10,391)  (13,273)
Other.....................................................     1,427       456
                                                            --------  --------
    Net cash provided by investing activities.............   (12,306)  (29,952)
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Contribution from partners................................   158,372       135
Net reductions to short-term borrowings...................   (20,000)   (3,000)
Additions to long-term debt (exclusive of debt assumed in
 acquisitions)............................................     7,752    60,000
Reductions of long-term debt..............................   (94,319)  (53,750)
Distributions.............................................   (47,583)  (36,369)
Other.....................................................         2       (16)
                                                            --------  --------
    Net cash provided (used) by financing activities......     4,224   (33,000)
                                                            --------  --------
Increase in cash and cash equivalents.....................    57,932     2,494
Cash and cash equivalents--beginning of period............    29,877    14,535
                                                            --------  --------
CASH AND CASH EQUIVALENTS--END OF PERIOD..................  $ 87,809  $ 17,029
                                                            ========  ========
Cash paid for interest....................................  $ 31,839  $ 17,153
                                                            ========  ========

                See notes to consolidated financial statements.

                       FERRELLGAS, L.P. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                APRIL 30, 1996
                                  (UNAUDITED)

A. The unaudited consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the interim periods presented. All adjustments to the financial statements were of a normal recurring nature.

B. The propane industry is seasonal in nature because propane is used primarily for heating in residential and commercial buildings. Therefore, the results of operations for the periods ended April 30, 1996 and April 30, 1995 are not necessarily indicative of the results to be expected for a full year.

C. Supplementary balance sheet information (in thousands)

  Inventories consist of:

                                                                 APRIL   JULY
                                                                  30,     31,
                                                                 1996    1995
                                                                ------- -------
   Liquefied propane gas and related products.................. $17,483 $37,550
   Appliances, parts and supplies..............................   6,833   6,540
                                                                ------- -------
                                                                $24,316 $44,090
                                                                ======= =======

  In addition to inventories on hand, Ferrellgas, L.P. (the "Operating Partnership" or "OLP") enters into contracts to buy products for supply purposes. All such contracts have terms of less than one year and call for payment based on market prices at date of delivery.

  Property, plant and equipment, net consist of:

                                                               APRIL
                                                                30,    JULY 31,
                                                                1996     1995
                                                              -------- --------
   Property, plant and equipment............................. $528,740 $521,110
   Appliances, parts and supplies............................  186,147  175,468
                                                              -------- --------
                                                              $342,593 $345,642
                                                              ======== ========

  Intangibles, net consist of:

                                                               APRIL
                                                                30,    JULY 31,
                                                                1996     1995
                                                              -------- --------
   Property, plant and equipment............................. $188,166 $168,881
   Appliances, parts and supplies............................   89,469   81,995
                                                              -------- --------
                                                               $98,697 $ 86,886
                                                              ======== ========

D. On April 26, 1996, Ferrellgas Partners, L.P. (the "Partnership" or "MLP") issued $160,000,000 of 9 3/8 Senior Notes due 2006 ("Senior Notes") see note F. The Senior Notes will become guaranteed by the Operating Partnership on a senior subordinated basis if certain conditions are met. The Operating Partnership's Credit Agreement and the Operating Partnership Indenture currently prohibit the Operating Partnership from guaranteeing any indebtedness unless, among meeting other conditions, fixed charge coverage ratio for the Operating Partnership meets certain levels at prescribed dates. Currently the OLP does not meet such conditions and, therefore, there can be no assurance as to whether or when this guarantee will become effective.

E. The Partnership is threatened with or named as a defendant in various lawsuits which, among other items, claim damages for product liability. It is not possible to determine the ultimate disposition of these matters;

   however, management is of the opinion that there are no known claims or contingent claims, that are likely to have a material adverse effect on the results of operations, financial condition or liquidity or the Operating Partnership.

F. Partners' capital is comprised of a 98.9899% limited partner interest held by the MLP and a 1.0101% General Partner interest held by Ferrellgas, Inc. In connection with the Senior Note offering mentioned above, the MLP contributed $156,000,000 in cash to the OLP, thereby increasing its limited partner interest. This cash will be used as working capital and for future acquisitions. The General Partner then contributed $1,592,000 in cash to the OLP to maintain its 1.0101% equity ownership.

G. On April 30, 1996, Ferrellgas, Inc. ("Ferrellgas"), the General Partner of the Operating Partnership, consummated the purchase of all of the stock of Skelgas Propane, Inc. ("Skelgas"), a subsidiary of Superior Propane, Inc. of Toronto, Canada for a cash purchase price of $89,650,000, including working capital and the first installment on a noncompete agreement of $400,000. Skelgas was the seventh-largest propane supplier in the nation, based on gallons sold, with 92 retail propane outlets across the United States and sales of approximately 96 million gallons a year to residential industrial/commercial and agricultural customers. Ferrellgas borrowed the funds for such purchase from Bank of America National Trust & Savings Association ("BofA" and the "BofA Acquisition Loan").

  As of May 1, 1996, Ferrellgas (i) caused Skelgas and each of its subsidiaries to be merged into Ferrellgas and (ii) transferred all of the assets of Skelgas and its subsidiaries to the Operating Partnership. In exchange the Operating Partnership assumed substantially all of the liabilities, whether known or unknown, associated with Skelgas and its subsidiaries and their propane business (excluding income tax liabilities). In consideration of the retention by Ferrellgas of certain income tax liabilities, the Partnership issued 41,203 Common Units to Ferrellgas. The liabilities assumed by the Operating Partnership included the obligations of Ferrellgas under the BofA Acquisition Loan. Immediately following the transfer of assets and related transactions described above, the Operating Partnership repaid the BofA Acquisition Loan will cash and borrowings under the Operating Partnership's existing acquisition bank credit line. The accompanying financial statements do not reflect this subsequent event.

                         INDEPENDENT AUDITORS' REPORT

To the Partners of
Ferrellgas Partners, L.P.
Liberty, Missouri

  We have audited the accompanying consolidated balance sheets of Ferrellgas Partners, L.P. (formerly Ferrellgas, Inc.) and subsidiary as of July 31, 1995 and 1994 (Successor), and the related consolidated statements of earnings, partners' capital and cash flows for the year ended July 31, 1995 and for the one month ended July 31, 1994 (Successor), the eleven months ended June 30, 1994 and the year ended July 31, 1993 (Predecessor). These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ferrellgas Partners, L.P. and subsidiary as of July 31, 1995 and 1994 (Successor), and the results of their operations and their cash flows for the year ended July 31, 1995 and for the one month ended July 31, 1994 (Successor), the eleven months ended June 30, 1994 and the year ended July 31, 1993 (Predecessor) in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Kansas City, Missouri
September 12, 1995

                  FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

                         CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT UNIT DATA)

                                                             JULY 31,  JULY 31,
                           ASSETS                              1995      1994
                           ------                            --------  --------
CURRENT ASSETS:
  Cash and cash equivalents................................. $ 29,877  $ 14,535
  Accounts and notes receivable (net of allowance for
   doubtful accounts of $874 and $798 in 1995 and 1994,
   respectively)............................................   58,239    50,780
  Inventories...............................................   44,090    43,562
  Prepaid expenses and other current assets.................    5,884     2,042
                                                             --------  --------
    TOTAL CURRENT ASSETS....................................  138,090   110,919
Property, plant and equipment, net..........................  345,642   294,765
Intangible assets, net......................................   86,886    63,291
Other assets, net...........................................    7,978     8,218
                                                             --------  --------
    TOTAL ASSETS............................................ $578,596  $477,193
                                                             ========  ========
             LIABILITIES AND PARTNERS' CAPITAL
             ---------------------------------
CURRENT LIABILITIES:
  Accounts payable.......................................... $ 57,729  $ 46,368
  Other current liabilities.................................   31,433    26,603
  Short-term borrowings.....................................   20,000     3,000
                                                             --------  --------
    TOTAL CURRENT LIABILITIES...............................  109,162    75,971
Long-term debt..............................................  338,188   267,062
Other liabilities...........................................   11,398    11,528
Contingencies and commitments
Minority interest...........................................    1,211     1,239
PARTNERS' CAPITAL:
  Common units (14,398,942 and 14,100,000 units outstanding
   in 1995 and 1994, respectively)..........................   84,489    84,532
  Subordinated units (16,593,721 units outstanding in 1995
       and 1994)............................................   91,824    99,483
  General partners..........................................  (57,676)  (62,622)
                                                             --------  --------
    TOTAL PARTNERS' CAPITAL.................................  118,637   121,393
                                                             --------  --------
    TOTAL LIABILITIES AND PARTNERS' CAPITAL................. $578,596  $477,193
                                                             ========  ========


                See notes to consolidated financial statements.

                  FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS
                     (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                     FOR THE YEAR ENDED JULY 31, 1994
                                     --------------------------------
                          FOR THE YEAR    ONE MONTH   ELEVEN MONTHS FOR THE YEAR
                              ENDED         ENDED         ENDED         ENDED
                          JULY 31, 1995 JULY 31, 1994 JUNE 30, 1994 JULY 31, 1993
                          ------------- ------------- ------------- -------------
                                                      (PREDECESSOR) (PREDECESSOR)
REVENUES:
  Gas liquids and
  related product sales.    $565,607       $22,411      $477,285      $516,891
  Other.................      30,829         2,155        24,705        25,054
                            --------      --------      --------      --------
    TOTAL REVENUES......     596,436        24,566       501,990       541,945
COST OF PRODUCT SOLD
 (EXCLUSIVE OF
 DEPRECIATION, SHOWN
 SEPARATELY BELOW)......     339,641        13,211       256,095       298,033
                            --------      --------      --------      --------
GROSS PROFIT............     256,795        11,355       245,895       243,912
Operating expense.......     153,226        10,078       135,058       139,617
Depreciation and
amortization expense....      32,014         2,383        26,452        30,840
General and
administrative expense..      11,357           935         8,923        10,079
Vehicle leases expense..       4,271           350         3,940         4,823
                            --------      --------      --------      --------
OPERATING INCOME (LOSS).      55,927        (2,391)       71,522        58,553
Interest expense........     (31,993)       (2,662)      (53,693)      (60,071)
Interest income
 (including related
 parties of $1,108 and
 $725 in eleven months
 ended June 30, 1994 and
 year ended July 31,
 1993, respectively)....       1,268            73         3,599         3,266
Loss on disposal of
assets..................      (1,139)          (97)       (1,215)       (1,153)
                            --------      --------      --------      --------
EARNINGS (LOSS) BEFORE
 INCOME TAXES, MINORITY
 INTEREST AND
 EXTRAORDINARY LOSS.....      24,063       (5,077)        20,213           595
Income tax provision....          --            --         7,876           486
Minority interest.......         243          (51)            --            --
                            --------      --------      --------      --------
EARNINGS (LOSS) BEFORE
EXTRAORDINARY LOSS......      23,820       (5,026)        12,337           109
Extraordinary loss on
 early extinguishment of
 debt, net of minority
 interest of $607 in one
 month ended July 31,
 1994 and tax benefit of
 $531 and $543 in eleven
 months ended June 30,
 1994 and year ended
 July 31, 1993,
 respectively...........          --        59,455           867           886
                            --------      --------      --------      --------
NET EARNINGS (LOSS).....      23,820       (64,481)     $ 11,470      $   (777)
                                                        ========      ========
General partner's
 interest in net
 earnings (loss)........         238       (64,481)
                            --------      --------
Limited partners'
 interest in net
 earnings (loss)........    $ 23,582      $      0
                            ========      ========
NET EARNINGS (LOSS) PER
LIMITED PARTNER UNIT:
  Earnings (loss) before
  extraordinary loss....    $   0.76      $     --
  Extraordinary loss....          --            --
                            --------      --------
NET EARNINGS (LOSS) PER
LIMITED PARTNER UNIT....    $   0.76      $     --
                            ========      ========
WEIGHTED AVERAGE NUMBER
OF UNITS OUTSTANDING....    30,908.1      30,693.7
                            ========      ========


                See notes to consolidated financial statements.

                  FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY/PARTNERS' CAPITAL
                                (IN THOUSANDS)

                          NUMBER OF        ADDITIONAL                 TOTAL
                           COMMON   COMMON  PAID-IN   ACCUMULATED STOCKHOLDER'S
                           SHARES   STOCK   CAPITAL     DEFICIT      EQUITY
                          --------- ------ ---------- ----------- -------------
AUGUST 1, 1992
(PREDECESSOR)............    1.0     $ 1    $29,535    $(20,728)     $ 8,808
  Capital contribution
   from Ferrell
   Companies, Inc........     --      --      3,277          --        3,277
  Capital transaction--
   Ferrell Companies,
   Inc. long-term
   incentive plan........     --      --         51          --           51
  Net loss...............     --      --         --        (777)        (777)
                             ---     ---    -------    --------      -------
JULY 31, 1993
(PREDECESSOR)............    1.0       1     32,863     (21,505)      11,359
  Net earnings...........     --      --         --      11,470       11,470
                             ---     ---    -------    --------      -------
JUNE 30, 1994
(PREDECESSOR)............    1.0     $ 1    $32,863    $(10,035)     $22,829
                             ===     ===    =======    ========      =======

                            NUMBER OF UNITS
                         ---------------------
                                                                       GENERAL   TOTAL PARTNERS'
                          COMMON  SUBORDINATED  COMMON   SUBORDINATED  PARTNER       CAPITAL
                         -------- ------------ --------  ------------ ---------  ---------------
APRIL 19, 1994..........       --         --   $     --    $     --   $      --     $     --
  Contributions in
   connection with
   formation of the
   Partnership.......... 14,100.0   16,593.7     84,532      99,483       1,859      185,874
  Net loss..............       --         --         --          --     (64,481)     (64,481)
                         --------   --------   --------    --------   ---------     --------
JULY 31, 1994........... 14,100.0   16,593.7     84,532      99,483     (62,622)     121,393
  Special allocation of
   prior year operating
   loss.................       --         --     (2,312)     (2,664)      4,976           --
  Assets contributed in
   connection with
   acquisitions.........       --         --      3,324       3,830          72        7,226
  Common units issued in
   connection with
   acquisitions.........    298.9         --      6,600          --          66        6,666
  Quarterly
  distributions.........       --         --    (23,756)    (27,380)       (518)     (51,654)
  Adjustments to capital
   related to resolution
   of income tax
   contingencies........       --         --      5,145       5,929         112       11,186
  Net earnings..........       --         --     10,956      12,626         238       23,820
                         --------   --------   --------    --------   ---------     --------
JULY 31, 1995........... 14,398.9   16,593.7   $ 84,489    $ 91,824   $(57,676)     $118,637
                         ========   ========   ========    ========   =========     ========

                See notes to consolidated financial statements.

                  FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                        FOR THE YEAR ENDED JULY 31, 1994
                                        --------------------------------
                          FOR THE YEAR     ONE MONTH         ELEVEN MONTHS      FOR THE YEAR
                              ENDED          ENDED               ENDED              ENDED
                          JULY 31, 1995  JULY 31, 1994       JUNE 30, 1994      JULY 31, 1993
                          ------------- ----------------    ----------------    -------------
                                                             (PREDECESSOR)      (PREDECESSOR)
CASH FLOWS FROM
OPERATING ACTIVITIES:
  Net earnings (loss)...    $ 23,820             $ (64,481)          $ 11,470      $  (777)
Reconciliation of net
 earnings (loss) to net
 cash from operating
 activities:
  Depreciation and
  amortization..........      32,014                 2,383             26,452       30,840
  Extraordinary loss....          --                59,455                867          886
  Minority interest.....         243                   658                 --           --
  Other.................       3,191                    22              5,130        5,236
Changes in operating
 assets and liabilities
 net of effects from
 business acquisitions:
  Accounts and notes
  receivable............        (906)                  196               (816)        (252)
  Inventories...........       7,388                (5,631)           (14,279)      10,229
  Prepaid expenses and
  other current assets..      (3,497)                  618               (763)         977
  Accounts payable......       5,246                (2,809)            16,231      (11,918)
  Accrued interest
  expense...............      10,680                (3,448)            (4,765)        (233)
  Other current
  liabilities...........     (11,703)                1,715              7,001        1,962
  Other liabilities.....        (446)                  (35)            (1,072)         131
  Deferred income taxes.          --                    --              7,667         (120)
                            --------      ----------------    ---------------     --------
Net cash provided (used)
 by operating
 activities.............      66,030               (11,357)            53,123       36,961
                            --------      ----------------    ---------------     --------
CASH FLOWS FROM
INVESTING ACTIVITIES:
  Business acquisitions.     (19,677)                 (874)            (2,451)        (810)
  Capital expenditures..     (19,722)               (1,894)            (7,826)     (13,378)
  Other.................         173                    31                 26           27
                            --------      ----------------    ---------------     --------
Net cash used by
 investing activities...     (39,226)               (2,737)           (10,251)     (14,161)
                            --------      ----------------    ---------------     --------
CASH FLOWS FROM
FINANCING ACTIVITIES:
  Net reductions to
  short-term borrowings.      17,000                 3,000                 --           --
  Additions to long-term
  debt..................      85,000               265,000                 --           81
  Reductions of long-
  term debt.............     (61,400)             (477,903)           (13,640)     (12,796)
  Distributions.........     (51,654)                   --                 --           --
  Minority interest
  activity..............        (459)               (1,202)                --           --
  Additional payments to
  retire debt...........          --               (48,364)            (1,190)      (1,195)
  Additions to financing
  costs.................          --                (6,575)               (51)        (627)
  Reacquisition of Class
  B redeemable common
  stock.................          --                    --                 --       (3,218)
  Net issuance of Common
  Units.................          --               255,006                 --           --
  Cash transfer from
  predecessor company...          --                39,791                 --           --
  Other.................          51                  (124)            (6,330)        (298)
                            --------      ----------------    ---------------     --------
Net cash used by
 financing activities...     (11,462)               28,629            (21,211)     (18,053)
                            --------      ----------------    ---------------     --------
Increase in cash and
cash equivalents........      15,342                14,535             21,661        4,747
Cash and cash
equivalents--beginning
of period...............      14,535                    --             32,706       27,959
                            --------      ----------------    ---------------     --------
CASH AND CASH
EQUIVALENTS--END OF
PERIOD..................    $ 29,877      $         14,535    $        54,367     $ 32,706
                            ========      ================    ===============     ========
Cash paid for interest..    $ 19,918      $          6,093           $ 55,681     $ 57,563
                            ========      ================    ===============     ========

                See notes to consolidated financial statements.

                           FERRELLGAS PARTNERS, L.P.
                                AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JULY 31, 1995

A.PARTNERSHIP ORGANIZATION AND FORMATION

  Ferrellgas Partners, L.P. was formed April 19, 1994, and is a publicly traded limited partnership, owning a 99% limited partner interest in Ferrellgas, L.P. (the "Operating Partnership"), both Delaware limited partnerships, and collectively known as the Partnership. Ferrellgas Partners, L.P., was formed to acquire and hold a limited partner interest in the Operating Partnership. The Operating Partnership was formed to acquire, own and operate the propane business and assets of Ferrellgas, Inc. (the "Company" or "General Partner"), a wholly-owned subsidiary of Ferrell Companies, Inc. The Company has retained a 1% general partner interest in Ferrellgas Partners, L.P. and also holds a 1.0101% general partner interest in the Operating Partnership, representing a 2% general partner interest in the Partnership on a combined basis. As General Partner of the Partnership, the Company performs all management functions required for the Partnership.

  On July 5, 1994, the Partnership completed an initial public offering of 13,100,000 Common Units representing limited partner interests (the "Common Units") at $21 per Common Unit. As of the date of the offering, the 13,100,000 Common Units represented a 41.8% limited partner interest in the Partnership. Concurrent with the closing of the offering, the Company contributed all of its propane business and assets to the Partnership (excluding approximately $39,000,000 in cash, payables to or receivables from its parent and affiliates and an investment in the Class B Stock of Ferrell Companies, Inc.) in exchange for 1,000,000 Common Units, 16,593,721 Subordinated Units and Incentive Distribution Rights, representing a 56.2% limited partner interest in the Partnership, as of the date of the offering, in addition to the 2% general partner interest in the Partnership.

  In connection with the contribution of the propane business and assets by the Company, the Operating Partnership assumed all of the liabilities, whether known or unknown, associated with such assets (other than income tax liabilities). The net book value contributed to the Partnership, adjusted for the settlement of a tax contingency (see Note H), is reported below:

     (In thousands)
     Total assets conveyed.......................................... $ 509,535
     Total liabilities assumed......................................   565,471
                                                                     ---------
     Net liabilities................................................ $ (55,936)
                                                                     =========

  Supplementary Pro Forma Consolidated Statements of Earnings (Unaudited):
  The following pro forma consolidated statement of earnings for the fiscal year ended July 31, 1994, was derived from the historical statement of earnings of the Company for the eleven months ended June 30, 1994, and the statement of earnings of the Partnership from inception to July 31, 1994. The pro forma statement of earnings for the fiscal year ended July 31, 1993, was derived from the historical statement of earnings of the Company. The pro forma consolidated statements of earnings of the Partnership should be read in conjunction with the consolidated financial statements of the Partnership and the Company and the notes thereto. The objective of this data is to show the effects on the historical financial information as if the Partnership formation had occurred on August 1, 1992.

  The following supplementary pro forma consolidated statements of earnings are for comparative purposes and are not indicative of the results of future operations of the Partnership:

   (In thousands, except per unit amounts)
                                                AUDITED       PRO FORMA       PRO FORMA
                                             JULY 31, 1995  JULY 31, 1994   JULY 31, 1993
                                             -------------- --------------  -------------
   REVENUES:
    Gas liquids and related
   product sales.................               $565,607       $499,696       $516,891
    Other........................                 30,829         26,860         25,054
                                                --------       --------       --------
     Total revenues..............                596,436        526,556        541,945
   COST OF PRODUCT SOLD
   (EXCLUSIVE OF
    DEPRECIATION, SHOWN
   SEPARATELY BELOW).............                339,641        269,306        298,033
                                                --------       --------       --------
   GROSS PROFIT..................                256,795        257,250        243,912
   Operating expense.............                153,226        145,136        139,617
   Depreciation and amortization
   expense.......................                 32,014         28,835         30,840
   General and administrative
   expense.......................                 11,357         10,358 (1)     10,579 (1)
   Vehicle leases expense........                  4,271          4,290          4,823
                                                --------       --------       --------
   OPERATING INCOME..............                 55,927         68,631         58,053
   Interest expense..............                (31,993)       (28,130)(2)    (29,220)(2)
   Interest income...............                  1,268          1,123 (3)        898 (3)
   Loss on disposal of assets....                 (1,139)        (1,312)        (1,153)
                                                --------       --------       --------
   EARNINGS BEFORE MINORITY
   INTEREST AND
    EXTRAORDINARY LOSS...........                 24,063         40,312         28,578
   Minority interest.............                    243            403 (4)        286 (4)
                                                --------       --------       --------
   EARNINGS BEFORE EXTRAORDINARY
   LOSS..........................               $ 23,820       $ 39,909       $ 28,292
                                                ========       ========       ========
   EARNINGS BEFORE EXTRAORDINARY
   LOSS PER
    LIMITED PARTNER UNIT.........               $   0.76       $   1.29       $   0.91
                                                ========       ========       ========
   WEIGHTED AVERAGE LIMITED
   PARTNER UNITS.................               30,908.1       30,693.7       30,693.7
                                                ========       ========       ========

  --------
  (1) Reflects estimated general and administrative costs associated with the Partnership.

  (2) Reflects the adjustment to interest expense resulting from the early retirement of debt, net of additional borrowings.

  (3) Reflects the reduction of interest income to the Partnership as a result of lower cash balances available for short-term investment opportunities.

  (4) Reflects that portion of earnings from continuing operations allocated to the General Partner for its ownership in the Operating Partnership.

B.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (1) NATURE OF OPERATIONS: The partnership is engaged primarily in the sale, distribution, marketing and trading of propane and other natural gas liquids throughout the United States. The retail market is seasonal because propane is used primarily for heating in residential and commercial buildings. The Partnership serves more than 700,000 residential, industrial/commercial and agricultural customers.

  (2) PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements present the consolidated financial position, results of operations and cash flows of the Partnership. The Company's 1.0101% General Partner interest in Ferrellgas, L.P. is accounted for as a minority interest. All material intercompany profits, transactions and balances have been eliminated.

  (3) CASH AND CASH EQUIVALENTS: For purposes of the Consolidated Statements of Cash Flows, the Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  (4) INVENTORIES: Inventories are stated at the lower of cost or market using average cost and actual cost methods.

  (5) PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLE ASSETS: Property, plant and equipment is stated at cost less accumulated depreciation. Expenditures for maintenance and routine repairs are expensed as incurred. Depreciation is calculated using the straight-line method based on estimated useful lives of the assets ranging from two to thirty years. Intangible assets, consisting primarily of customer location values and goodwill, are stated at cost, net of amortization calculated using the straight-line method over periods ranging from 15 to 40 years. Accumulated amortization of intangible assets totaled $81,995,000 and $68,489,000 as of July 31, 1995 and 1994,
  respectively.

  On July 31, 1995, the Partnership adopted the provisions of FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present, and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Adoption of FASB Statement No. 121 had no impact on the financial statements.

  (6) FORWARD, FUTURES AND OPTION CONTRACTS: The Partnership enters into forward and futures purchase/sale agreements and options involving propane and related products which are for trading and overall risk management purposes. To the extent such contracts are entered into at fixed prices and thereby subject the Partnership to market risk, the contracts are accounted for on a mark-to-market basis.

  (7) INCOME TAXES: The Partnership is a limited partnership. As a result, the Partnership's earnings or loss for Federal income tax purposes is included in the tax returns of the individual partners. Accordingly, no recognition has been given to income taxes in the accompanying financial statements of the Partnership. Net earnings for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under the Partnership agreement.

  The Predecessor filed a consolidated Federal income tax return with its parent and affiliates. Income taxes were computed as though each company filed its own income tax return in accordance with the tax sharing agreement. Deferred income taxes were provided as a result of temporary differences between financial and tax reporting as described in Note M, using the asset/liability method. Deferred income taxes were recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

  (8) NET EARNINGS (LOSS) PER LIMITED PARTNER UNIT: Net earnings (loss) per limited partner unit is computed by dividing net earnings, after deducting the General Partner's 1% interest, by the weighted average number of outstanding Common Units, Subordinated Units and the dilutive effect of subordinated unit options. As described in Note F, the 1994 net loss before extraordinary loss of approximately $5,026,000, and the 1994 extraordinary loss from early extinguishment of debt of approximately $59,455,000, net of 607,000 minority interest, were allocated 100% to the General Partner. Accordingly, there was no net earnings per limited partner unit calculation attributable to the limited partners from inception to July 31, 1994.

  In accordance with the terms of the Partnership Agreement, the Partnership reallocated 99% of the initial year's net loss before extraordinary loss ($4,976,000) based on ownership percentages to the limited partners in 1995. The fiscal 1995 special allocation of the prior year operating loss to the limited partners resulted in a reduction in equity of $0.16 per limited partner unit.

C.QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

  The Partnership makes quarterly cash distributions of all of its "Available Cash", generally defined as consolidated cash receipts less consolidated cash disbursements and net changes in reserves established by the General Partner for future requirements. These reserves are retained to provide for the proper conduct of the Partnership business, or to provide funds for distributions with respect to any one or more of the next four fiscal quarters.

  Distributions by the Partnership in an amount equal to 100% of its Available Cash will generally be made 98% to the Common and Subordinated Unitholders (the "Unitholders") and 2% to the General Partner, subject to the payment of incentive distributions to the holders of Incentive Distribution Rights to the extent that certain target levels of cash distributions are achieved. To the extent there is sufficient Available Cash, the holders of Common Units have the right to receive the "Minimum Quarterly Distribution" ($0.50 per Unit), plus any "arrearages", prior to any distribution of Available Cash to the holders of Subordinated Units. Common Units will not accrue arrearages for any quarter after the "Subordination Period" (as defined below) and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

  In general, the Subordination Period will continue indefinitely until the first day of any quarter beginning on or after August 1, 1999, in which (i) distributions of Available Cash equal or exceed the Minimum Quarterly Distribution on the Common Units and the Subordinated Units for each of the three consecutive four quarter periods immediately preceding such date and
  (ii) the Partnership has invested at least $50 million in acquisitions and capital additions or improvements to increase the operating capacity of the Partnership. Prior to the end of the Subordination Period (but not prior to August 1, 1997), 5,531,240 Subordinated Units held by the Company will convert into Common Units if (i) distributions of Available Cash on the Common Units and Subordinated Units equaled or exceeded the Minimum Quarterly Distribution for each of the two consecutive four-quarter period preceding August 1, 1997, and (ii) the operating cash generated by the Partnership in each of such four-quarter periods equaled or exceeded 125% of the Minimum Quarterly Distribution on all Common Units and all Subordinated Units. Upon expiration of the Subordination Period, all remaining Subordinated Units will convert to Common Units.

  The Partnership makes distributions of all of its Available Cash within 45 days after the end of each fiscal quarter ending January, April, July and October to holders of record on the applicable record date.

D.SUPPLEMENTAL BALANCE SHEET INFORMATION

  Inventories consist of:

                                                                  1995    1994
   (In thousands)                                                ------- -------
   Liquefied propane gas and related products................... $37,550 $38,890
   Appliances, parts and supplies...............................   6,540   4,672
                                                                 ------- -------
                                                                 $44,090 $43,562
                                                                 ======= =======

  In addition to inventories on hand, the Partnership enters into contracts to buy product for supply purposes. All such contracts have terms of less than one year and call for payment based on market prices at date of delivery.

  Property, plant and equipment consist of:

                                                                1995     1994
   (In thousands)                                             -------- --------
   Land and improvements..................................... $ 21,380 $ 18,589
   Buildings and improvements................................   29,117   23,005
   Vehicles..................................................   46,199   37,283
   Furniture and fixtures....................................   23,336   17,776
   Bulk equipment and district facilities....................   37,086   33,091
   Tanks and customer equipment..............................  357,167  317,631
   Other.....................................................    6,825    5,097
                                                              -------- --------
                                                               521,110  452,472
   Less: accumulated depreciation............................  175,468  157,707
                                                              -------- --------
                                                              $345,642 $294,765
                                                              ======== ========

  Depreciation expense totaled $21,649,000, $1,602,000, $17,659,000, and
  $20,449,000 for the year ended July 31, 1995, the one month ended July 31, 1994, the eleven months ended June 30, 1994 and the year ended July 31, 1993.

  Other current liabilities consist of:

                                                                  1995    1994
   (In thousands)                                                ------- -------
   Accrued insurance............................................ $ 6,045 $ 6,624
   Accrued interest.............................................  12,972   2,161
   Accrued payroll..............................................   4,036   9,394
   Other........................................................   8,380   8,424
                                                                 ------- -------
                                                                 $31,433 $26,603
                                                                 ======= =======

E.LONG-TERM DEBT

  Long-term debt consists of:

                                                                 1995     1994
   (In thousands)                                              -------- --------
   SENIOR NOTES
    Fixed rate, 10%, due 2001................................  $200,000 $200,000
    Floating rate, 9.3125% and 7.375%, respectively, due 2001
   (1).......................................................    50,000   50,000
   CREDIT AGREEMENT
    Term loan, 7.3125 and 7.375%, respectively, due 1997 (2).    15,000   15,000
    Revolving credit loans, 7.125% to 9.125%, due 1997 (2)...    70,000      --
   NOTES PAYABLE, 5.6% and 4.3% weighted average interest
   rates,
    respectively, due 1995 to 2004 (3).......................     3,983    3,373
                                                               -------- --------
                                                                338,983  268,373
   Less: current portion.....................................       795    1,311
                                                               -------- --------
                                                               $338,188 $267,062
                                                               ======== ========

  (1) The floating rate senior notes bear interest at the London Interbank Offered Rate ("LIBOR") plus 3.125% and have mandatory sinking fund payments of $5,000,000 in 1999 and 2000. To offset the variable rate characteristic of the notes, the Partnership entered into interest rate collar agreements with two major banks limiting interest rates to between 8.135% and 9.625%.

  (2) The Operating Partnership has a Credit Agreement with a major bank, as Agent, consisting of a $15,000,000 term loan facility and $170,000,000 revolving credit facilities, of which $50,000,000 is available to support letters of credit. Borrowings under the agreement generally bear interest at Prime plus 0.25% or LIBOR plus 1.25%. On July 21, 1995, the Operating Partnership entered into an amended Credit Agreement which, effective August 1, 1995, increased the revolving credit facilities to $190,000,000 and decreased the applicable interest rate ranges to Prime plus 0% to .25% or LIBOR plus .052% to 1.25%.

     At the Partnership's option, amounts borrowed under the term loan and non-working capital borrowings under the revolving credit loans may be converted to borrowings which mature in twelve quarterly installments beginning September 1997.

  (3) The notes payable are secured by approximately $1,413,000 and $2,056,000 of property and equipment at July 31, 1995 and 1994, respectively.

  At July 31, 1995 and 1994, $20,000,000 and $3,000,000, respectively, of short-term borrowings were outstanding under the revolving line of credit and letters of credit outstanding, used primarily to secure obligations under certain insurance arrangements, totaled $24,471,000.

  The Senior Note Indenture and Credit Agreement contain various restrictive covenants applicable to the Operating Partnership and its subsidiaries, the most restrictive relating to additional indebtedness, sale and disposition of assets, and transactions with affiliates. In addition, the Operating Partnership is prohibited from making cash distributions of the Minimum Quarterly Distribution if a default or event of default exists or would exist upon making such distribution, or if the Operating Partnership fails to meet certain coverage and capital expenditure tests. With respect to the capital expenditure tests, the Operating Partnership shall in the aggregate make future "Capital Investments" (as defined in the Senior Note Indenture) of approximately $25,000,000 by July 31, 1999, and $50,000,000 by the end of fiscal year 2000. The Partnership is in compliance with all requirements, tests, limitations and covenants related to the Senior Note Indenture and Credit Agreement.

  Annual principal payments on long-term debt for each of the next five fiscal years are $795,000 in 1996, $438,000 in 1997, $5,252,000 in 1998,
  $28,569,000 in 1999 and $33,600,000 in 2000.

  During the one month ended July 31, 1994, the Partnership recognized an extraordinary loss from the debt premium and write off of financing costs of $59,455,000, net of minority interest of $607,000, resulting from the early extinguishment of $477,600,000 of indebtedness of the Company assumed by the Operating Partnership. During the eleven months ended June 30, 1994, the Predecessor recognized an extraordinary loss from debt premium and write-off of financing costs of approximately $867,000, net of income tax benefit of $531,000, resulting from the early extinguishment of $11,900,000 of its fixed rate senior notes. During fiscal year 1993, the Predecessor recognized an extraordinary loss from debt premium and write-off of financing costs of approximately $886,000, net of income tax benefit of $543,000, resulting from the early extinguishment of $10,500,000 of its fixed rate senior notes.

F.PARTNERS' CAPITAL

  Partners' capital consists of 14,398,942 Common Units representing a 46% limited partner interest, 16,593,721 Subordinated Units representing a 53% limited partner interest, and a 1% General Partner interest.

  The Agreement of Limited Partnership of Ferrellgas Partners, L.P. (the "Partnership Agreement") contains specific provisions for the allocation of net earnings and loss to each of the partners for purposes of maintaining the partner capital accounts. In addition, the Partnership Agreement contains special provisions for the allocation of the extraordinary loss from the retirement of indebtedness, and the net loss from operations of the Partnership from the closing date on July 5, 1994, to July 31, 1994. In accordance with these special provisions of the Partnership Agreement, the extraordinary loss of $59,455,000, net of $607,000 minority interest, was allocated 100% to the General Partner and will not be reallocated to the limited partners. The net loss from operations of approximately $5,026,000 was allocated 100% to the General Partner from inception of the Partnership to the last day of the taxable year ending July 31, 1994. An amount equal to 99% of this net loss was reallocated to the limited partners in the taxable year ending July 31, 1995 based on their ownership percentages. (See Note B.)

  During the Subordination Period, the Partnership may issue up to 7,000,000 Common Units (excluding Common Units issued in connection with conversion of Subordinated Units into Common Units) or an equivalent number of securities ranking on a parity with the Common Units and an unlimited number of partnership interests junior to the Common Units without a Unitholder vote. The Partnership may also issue additional Common Units during the Subordination Period in connection with acquisitions if certain cash flow criteria are met. After the Subordination Period, the Partnership Agreement authorizes the General Partner to cause the Partnership to issue an unlimited number of additional general and limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as shall be established by the General Partner without the approval of any Unitholders.

  On November 14, 1994, the Partnership filed Amendment No. 1 to the Registration Statement on Form S-1 with the Securities and Exchange Commission a shelf registration statement on Form S-1 to register 2,400,000 Common Units representing limited partner interests in the Partnership. The registration statement was declared effective November 15, 1994. The Common Units may be issued from time to time by the Partnership in connection with the Partnership's acquisition of other businesses, properties or securities in business combination transactions.

G.TRANSACTIONS WITH RELATED PARTIES

  The Partnership has no employees and is managed and controlled by the General Partner. Pursuant to the Partnership Agreement, the General Partner is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of the Partnership, and all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business. These costs, which totaled $100,750,000 for the year ended July 31, 1995 and $7,561,000 from inception to July 31, 1994, include compensation and benefits paid to officers and employees of the General Partner, and general and administrative costs. In addition, the conveyance of the net assets of the Company to the Partnership described in Note A included the assumption of specific liabilities related to employee benefit and incentive plans for the benefit of the officers and employees of the General Partner.

  A. Andrew Levison, a director of the General Partner is a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). DLJ acted as an underwriter with regard to the public offering of Common Units and Senior Notes, and was paid total fees of $5,100,000 during 1994. No fees were paid in 1995.

  The law firm of Bryan Cave, LLP (formerly Smith, Gill, Fisher & Butts, a Professional Corporation), is general counsel to the Partnership, General Partner, Ferrell Companies, Inc. ("Ferrell") and their respective subsidiaries and affiliates. David S. Mouber, a director of Ferrell at July 31, 1994, is a member of such law firm. The Partnership, Ferrell and their respective subsidiaries paid such firm fees of $151,000 from inception to July 31, 1994. The Predecessor, its parent and their respective subsidiaries paid such firm fees of $1,243,000 for the eleven months ended June 30, 1994 and $1,381,000 for the year ended July 31, 1993.

  In 1993, the Company received capital contributions from its parent consisting of (i) the forgiveness of a $3,015,000 long-term note payable to affiliate, including interest, and (ii) a $262,000 note receivable from affiliate.

H.CONTINGENCIES AND COMMITMENTS

  The Partnership is threatened with or named as a defendant in various lawsuits which, among other items, claim damages for product liability. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or known contingent claims that are likely to have a material adverse effect on the results of operations or financial condition of the Partnership.

  In connection with the formation of the Partnership, the General Partner contributed certain assets and liabilities. The Internal Revenue Service ("IRS") has examined the General Partner's consolidated income tax returns for the years ended July 31, 1987 and 1986, and has proposed certain adjustments which relate to these contributed assets. The General Partner has reached a settlement agreement which substantially resolves all issues with the IRS with the exception of minor items which are presently being negotiated at the appellate level. Due to the settlement of these issues, additional deferred taxes were recorded by the General Partner. This noncash adjustment retroactively increased the basis of the assets the General Partner contributed to the Operating Partnership by $11,300,000 which, in turn, caused an increase to the General Partner's contributed capital that was allocated pro rata among all partners. In addition, Operating Partnership goodwill also increased by $11,300,000 (to be amortized prospectively over a period of 15 years). These adjustments were not material to the financial position or the results of operations or liquidity, nor have they impacted the limited partners' tax basis in the Partnership units.

  Certain property and equipment is leased under noncancellable operating leases which require fixed monthly rental payments and which expire at various dates through 2016. Rental expense under these leases totaled $11,233,000, $725,000, $9,556,000, and $10,903,000 for the year ended July
  31, 1995, the one month ended July 31, 1994, the eleven months ended June 30, 1994, and the year ended July 31, 1993, respectively. Future minimum lease commitments for such leases are $8,414,000 in 1996, $6,195,000 in 1997, $3,874,000 in 1998, $2,227,000 in 1999, $1,005,000 in 2000 and
  $3,985,000 thereafter.

I.EMPLOYEE BENEFITS

  The Partnership has no employees and is managed and controlled by the General Partner. The Partnership assumed all liabilities, which included specific liabilities related to the following employee benefit plans for the benefit of the officers and employees of the General Partner.

  The General Partner and its parent have a defined contribution profit-sharing plan which covers substantially all employees with more than one year of service. Contributions are made to the plan at the discretion of the parent's Board of Directors. This plan, which qualifies under section 401(k) of the Internal Revenue Code, also provides for matching contributions under a cash or deferred arrangement based upon participant salaries and employee contributions to the plan. Contributions for the year ended July 31, 1995, under the profit sharing provision and the 401(k) provision were $1,300,000 and $1,407,000 respectively. There were no contributions under the profit sharing provision or 401(k) provision of the plan from inception to July 31, 1994. Contributions during the eleven months ended June 30, 1994 and the year ended July 31, 1993 were $1,200,000 and $1,000,000 under the profit sharing provision, and $1,445,000 and $1,541,000 under the 401(k) provision.

J.UNIT OPTIONS

  On October 14, 1994, the General Partner adopted the Ferrellgas, Inc. Unit Option Plan (the "Unit Option Plan"), which currently authorizes the issuance of options (the "Unit Options") covering up to 850,000 Subordinated Units to certain officers and employees of the General Partner, of which 775,000 options were granted, while 73,500 options were terminated and cancelled; thus 701,500 options were issued and outstanding at July 31, 1995 having an aggregate exercise price of $11,868,000. The Unit Options have the following characteristics: 1) exercise prices ranging from $16.80 to $18.54 per unit, which is an estimate of the fair market value of the Subordinated Units at the time of grant, 2) vest immediately or over a one to five year period, 3) exercisable beginning after July 31, 1999, assuming the subordination period has elapsed, and 4) expire on the tenth anniversary of the date of grant. Upon conversion of the Subordinated Units held by the General Partner and its affiliates, the Unit Options granted will convert to Common Unit Options.

K.DISCLOSURES ABOUT OFF BALANCE SHEET RISK AND FAIR VALUE OF FINANCIAL
INSTRUMENTS

  The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of the instruments. Short-term borrowings approximates fair value as of July 31, 1995 and 1994. The estimated fair value of the Partnership's long-term debt was $347,485,000 and $269,547,000 as of July 31, 1995 and 1994, respectively. The fair value is estimated based on quoted market prices adjusted for discounted cash flows.

  INTEREST RATE COLLAR AGREEMENTS. On June 5, 1995, the Partnership entered into three-year interest rate collar agreements involving the exchange of fixed and floating interest payment obligations without the exchange of the underlying principal amounts. At July 31, 1995, the total notional principal amount of these agreements was $50,000,000. The counterparties to these agreements are large financial institutions. The interest rate collar agreements subject the company to financial risk that will vary during the life of these agreements in relation to market interest rates.

  OPTION CONTRACTS. The Partnership is a party to certain option contracts, involving various liquefied petroleum products, for overall risk management purposes in connection with its trading activities. Contracts are executed with private counterparties and to a lesser extent on national mercantile exchanges. Open contract positions are summarized below.

  FORWARD AND FUTURES CONTRACTS. The Partnership is a party to certain forward and futures contracts for trading purposes. Net gains from trading activities were $5,818,000, $331,000, $6,458,000 and $6,739,000 for the year ended July 31, 1995, the one month ended July 31, 1994, the eleven months ended June 30, 1994 and the year ended July 31, 1993, respectively. Such contracts permit settlement by delivery of the commodity. Open contract positions are summarized below.

                                 AS OF JULY 31
                 (IN THOUSANDS, EXCEPT PRICE PER GALLON DATA)

                  DERIVATIVE FINANCIAL INSTRUMENTS
                     HELD FOR PURPOSES OTHER THAN        FINANCIAL INSTRUMENTS HELD FOR
                               TRADING                           TRADING PURPOSES
                              (OPTIONS)                       (FORWARD AND FUTURES)
                 -------------------------------------  ----------------------------------
                       1995                1994               1995              1994
                 ------------------  -----------------  ----------------  ----------------
                  ASSET     LIAB.     ASSET    LIAB.    ASSET    LIAB.    ASSET    LIAB.
                 --------  --------  -------- --------  ------- --------  ------- --------
Volume
(gallons)......    1,071     (9,765)    8,358   (6,174) 170,057 (129,198) 194,800 (146,562)
Price (c/gal)..    16-36      16-36     30-31    29-55    13-45    14-52    19-38    30-39
Maturity Dates.    8/95-      8/95-    11/94-    9/94-    8/95-    8/95-    8/94-    8/94-
                    1/96       1/96      1/95    10/94     1/96     1/96    12/94     1/95
Contract
Amounts ($)....      380     (3,572)    2,522   (1,935)  57,419  (43,605)  62,237  (51,031)
Fair Value ($).      340     (3,758)    2,603   (2,000)  57,463  (43,504)  63,147  (50,680)
Unrealized
gain(loss) ($).      (40)      (186)       81      (65)      44      101      910      351

  Risks related to these contracts arise from the possible inability of counterparties to meet the terms of their contracts and changes in underlying product prices. The Partnership attempts to minimize market risk through the enforcement of its trading policies, which include total inventory limits and loss limits, and attempts to minimize credit risk through application of its credit policies.

L.ACQUISITIONS

  On November 1, 1994, the General Partner purchased all of the capital stock of Vision Energy Resources, Inc. ("Vision") for a cash purchase price of $45 million. Immediately following the closing of the purchase of Vision, the General Partner (i) caused Vision and each of its subsidiaries to be merged into the General Partner (except for a trucking subsidiary which dividended substantially all of its assets to the General Partner). As a result of the contribution, the Operating Partnership assumed substantially all of the liabilities, whether known or unknown, associated with Vision and its subsidiaries (excluding income tax liabilities), including obligation of the General Partner under a $45,000,000 loan agreement under which the General Partner borrowed funds to pay the purchase price for Vision. The Operating Partnership repaid the loan immediately after the transfer of assets with funds borrowed under its Credit Facility. In consideration of the retention by the General Partner of certain income tax liabilities, the Partnership issued 138,392 Common Units to the General Partner. The Operating Partnership received a contribution of $7,300,000 from the General Partner, representing the excess of the value of the assets over the liabilities conveyed and the units issued to the General Partner. This contribution is allocated to each partner based on their relative ownership percentages following the closing of the Vision acquisition. The total assets contributed to the Operating Partnership of approximately $57,100,000 (the General Partner's cost basis) has been preliminarily allocated as follows (i) working capital of $2,443,000, (ii) property, plant and equipment of $36,919,000 and (iii) intangible assets of $17,738,000. The total liabilities assumed by the Operating Partnership were approximately $45,000,000. The transaction has been accounted for similar to purchase accounting and, accordingly, the results of operations of Vision have been included in the consolidated financial statements from the date of contribution.

  The following pro forma financial information assumes the Vision transaction occurred at the beginning of each of the periods presented and also includes the pro forma effects of the Partnership formation as of August 1, 1993 (as described in Note A):

   (In thousands, except per unit amounts)
                                                    PRO FORMA      PRO FORMA
                                                    YEAR ENDED     YEAR ENDED
                                                  JULY 31, 1995   JULY 31, 1994
   (Unaudited)                                   --------------- --------------
   Total revenues...............................    $612,227        $594,792
   Net earnings.................................      24,386          43,735
   Net earnings per limited partner unit........    $   0.78        $   1.40

  During the year ended July 31, 1995, the Partnership made acquisitions and received contributions of businesses valued at $80,651,000 (including working capital acquired of $3,282,000). This total consists of $19,677,000 cash payments and the following noncash transactions: $45,000,000 debt assumed, $7,300,000 contributed capital, $6,600,000 issuance of Partnership units, and $2,074,000 other costs and consideration.

M.INCOME TAXES (PREDECESSOR)

  As stated in Note B, the Partnership's earnings or loss for Federal income tax purposes is included in the tax returns of the individual partners. Accordingly, no recognition has been given to income taxes in the accompanying financial statements of the Partnership. The information presented below pertains to the Predecessor.

  Income tax expense (benefit) consists of:

                                                       ELEVEN       FISCAL YEAR
                                                     MONTHS ENDED      ENDED
                                                    JUNE 30, 1994   JULY 31,1993
   (In thousands)                                  --------------- -------------
   Current........................................     $  209          $606
   Deferred.......................................      7,136          (663)
                                                       ------          ----
                                                       $7,345          $(57)
                                                       ======          ====
   Allocated to:
    Operating activities..........................     $7,876          $486
    Extraordinary loss............................       (531)         (543)
                                                       ------          ----
                                                       $7,345          $(57)
                                                       ======          ====

  Deferred taxes result from temporary differences in the recognition of income and expense for tax and financial statement purposes. The significant temporary differences and related deferred tax provision (benefit) are as follows:

                                                      ELEVEN       FISCAL YEAR
                                                    MONTHS ENDED       ENDED
                                                   JUNE 30, 1994   JULY 31, 1993
   (In thousands)                                 --------------- --------------
   Depreciation expense..........................     $  104          $1,568
   Net operating loss carryforwards..............      9,258          (1,975)
   Net cash, accrual and other differences.......     (2,696)           (752)
   Amortization..................................        470             496
                                                      ------          ------
                                                      $7,136          $ (663)
                                                      ======          ======

  For Federal income tax purposes, the Company had net operating loss carryforwards of approximately $201,000,000 at June 30, 1994 available to offset future taxable income. These net operating loss carryforwards expire at various dates through 2009.

  A reconciliation between the effective tax rate and the statutory Federal rate follows:

                                                ELEVEN          FISCAL YEAR
                                             MONTHS ENDED          ENDED
                                            JUNE 30, 1994      JULY 31, 1993
   (In thousands)                          -----------------  -----------------
                                            AMOUNT      %     AMOUNT      %
                                           ---------- ------  -----------------
   Income tax expense (benefit)
    at statutory rate.....................   $6,585     35.0     $(284)   (34.0)
   Statutory surtax.......................     (188)    (1.0)      --       --
   State income taxes, net of
    Federal benefit.......................      827      4.4       182     21.8
   Nondeductible meal and
    entertainment expense.................       54      0.3        36      4.3
   Other..................................       67      0.3         9      1.1
                                           --------   ------   -------  -------
                                             $7,345     39.0   $   (57)    (6.8)
                                           ========   ======   =======  =======

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Skelgas Propane, Inc.:

  We have audited the consolidated balance sheets of Skelgas Propane, Inc. as at December 31, 1995 and 1994 and the consolidated statements of income (loss) and accumulated deficit and cash flows for the year ended December 31, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1995 and 1994 the results of its operations and its cash flows for the year ended December 31, 1995 in accordance with the accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE
Chartered Accountants

Markham, Canada
April 15, 1996

                         INDEPENDENT AUDITORS' REPORT

To the General Partner of
Ferrellgas Partners, L.P.
Liberty, Missouri

  We have audited the accompanying consolidated statements of income (loss) and accumulated deficit and cash flows of Skelgas Propane, Inc. and subsidiaries for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Skelgas Propane, Inc. for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Kansas City, Missouri
June 7, 1996

                             SKELGAS PROPANE, INC.

                           CONSOLIDATED BALANCE SHEET
                           APRIL 30, 1996 (UNAUDITED)
                           DECEMBER 31, 1995 AND 1994
                                 (U.S. DOLLARS)

                                                            DECEMBER 31,
                                         APRIL 30,    --------------------------
                ASSETS                      1996          1995          1994
                ------                  ------------  ------------  ------------
                                        (UNAUDITED)
 CURRENT ASSETS:
   Cash and cash equivalents..........  $  9,335,000  $  3,490,359  $  3,132,411
   Trade accounts receivable (net of
    allowance for doubtful accounts at
    December 31,1995--$285,760;
    1994--$267,800)...................     7,494,000     7,516,865     5,867,971
   Other receivables..................            --       437,564     1,025,172
   Current environmental costs
    recoverable (note 2)..............       319,000       319,138       181,669
   Receivable from related companies
    (note 3)..........................     1,679,000     1,559,619     3,497,933
   Inventories (note 4)...............     4,648,000     8,630,846     6,937,849
   Prepaid expenses...................       208,000     1,134,563     1,604,979
                                        ------------  ------------  ------------
     TOTAL CURRENT ASSETS.............    23,683,000    23,088,954    22,247,984
                                        ------------  ------------  ------------
 Environmental costs recoverable (note
  2)..................................       686,000       686,243       135,603
 Appliances on rental, at cost less
  accumulated depreciation............       546,000       574,128       623,834
 Property, plant and equipment (note
  5)..................................    49,645,000    51,816,208    53,419,549
 Other assets (note 6)................     9,201,000     9,733,804    61,689,733
                                        ------------  ------------  ------------
     TOTAL ASSETS.....................  $ 83,761,000  $ 85,899,337  $138,116,703
                                        ============  ============  ============
 LIABILITIES AND STOCKHOLDER'S EQUITY
 ------------------------------------
 CURRENT LIABILITIES:
   Accounts payable...................  $  1,330,000  $  3,001,730  $  3,621,461
   Accrued liabilities................     3,818,000     6,638,518     4,556,075
   Accrued environmental liability
    (note 2)..........................       452,000       561,022       330,015
   Income and other taxes payable.....       559,000       424,913       399,097
   Current portion of long-term debt
    (note 7)..........................        42,000        52,938        52,350
                                        ------------  ------------  ------------
     TOTAL CURRENT LIABILITIES........     6,201,000    10,679,121     8,958,998
                                        ------------  ------------  ------------
 Long-term debt (note 7)..............         9,000        18,377        70,771
                                        ------------  ------------  ------------
 STOCKHOLDER'S EQUITY:
   Preferred stock, $1 par value;
    100,000 shares authorized, none
    issued or outstanding.............            --            --            --
   Common stock, $1,000 par value;
    200,000 shares
    authorized, 155,000 shares issued
    and outstanding...................   155,000,000   155,000,000   155,000,000
   Accumulated deficit................   (77,449,000)  (79,798,161)  (25,913,066)
                                        ------------  ------------  ------------
     TOTAL STOCKHOLDER'S EQUITY.......    77,551,000    75,201,839   129,086,934
                                        ------------  ------------  ------------
     TOTAL LIABILITIES AND
      STOCKHOLDER'S EQUITY............  $ 83,761,000  $ 85,899,337  $138,116,703
                                        ============  ============  ============

                See notes to consolidated financial statements.

                             SKELGAS PROPANE, INC.

        CONSOLIDATED STATEMENT OF INCOME (LOSS) AND ACCUMULATED DEFICIT
               FOUR MONTHS ENDED APRIL, 1996 AND 1995 (UNAUDITED)
                     YEAR ENDED DECEMBER 31, 1995 AND 1994
                                 (U.S. DOLLARS)

                              FOUR MONTHS ENDED              YEAR ENDED
                                  APRIL 30,                 DECEMBER 31,
                          --------------------------  --------------------------
                              1996          1995          1995          1994
                          ------------  ------------  ------------  ------------
                                 (UNAUDITED)
REVENUES................  $ 44,451,000  $ 33,795,000  $ 75,230,313  $ 81,480,332
COST OF PRODUCTS SOLD
 (INCLUDING DEPRECIATION
 OF $162,516 AND
 $151,594 FOR THE YEARS
 ENDED DECEMBER 31, 1995
 AND 1994,
 RESPECTIVELY)..........    26,911,000    17,111,000    39,897,582    41,856,645
                          ------------  ------------  ------------  ------------
GROSS PROFIT............    17,540,000    16,684,000    35,332,731    39,623,687
EXPENSES:
  Operating and
   overhead.............    11,342,839     8,919,934    26,288,549    23,350,927
  Selling...............       600,000       804,000     2,056,836     3,284,963
  General and
   administrative.......     1,170,000     1,090,000     3,090,539     4,328,746
  Restructuring charges.            --            --            --       475,367
  Interest and foreign
   exchange adjustments.        51,000        17,000        18,033       245,262
  Depreciation and
   amortization (note
   9)...................     1,937,000     3,405,000    57,472,523     8,844,137
                          ------------  ------------  ------------  ------------
                            15,100,839    14,235,934    88,926,480    40,529,402
                          ------------  ------------  ------------  ------------
INCOME (LOSS) BEFORE
 INCOME TAXES...........     2,439,161     2,448,066   (53,593,749)     (905,715)
INCOME TAXES (NOTE 10)..        90,000        20,000       291,346        63,513
                          ------------  ------------  ------------  ------------
NET INCOME (LOSS).......     2,349,161     2,428,066   (53,885,095)     (969,228)
ACCUMULATED DEFICIT, AT
 BEGINNING OF PERIOD....   (79,798,161)  (25,913,066)  (25,913,066)  (24,943,838)
                          ------------  ------------  ------------  ------------
ACCUMULATED DEFICIT, AT
 END OF PERIOD..........  $(77,449,000) $(23,485,000) $(79,798,161) $(25,913,066)
                          ============  ============  ============  ============



                See notes to consolidated financial statements.

                             SKELGAS PROPANE, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS
             FOUR MONTHS ENDED APRIL 30, 1996 AND 1995 (UNAUDITED)
                     YEAR ENDED DECEMBER 31, 1995 AND 1994
                                 (U.S. DOLLARS)

                               FOUR MONTHS ENDED             YEAR ENDED
                                   APRIL 30,                DECEMBER 31,
                             -----------------------  -------------------------
                                1996        1995          1995         1994
                             ----------  -----------  ------------  -----------
CASH PROVIDED BY (USED
 FOR):
OPERATIONS:
Net income (loss)..........  $2,349,161  $ 2,428,066  $(53,885,095) $ ( 969,228)
Items not involving cash:
  Depreciation and
   amortization............   1,964,000    3,442,000    57,635,039    8,995,641
  Change in non-cash
   operating working
   capital.................     782,480   (3,651,477)      685,873   (6,320,069)
                             ----------  -----------  ------------  -----------
  Net cash provided by
   operating activities....   5,095,641    2,218,589     4,435,817    1,706,344
                             ----------  -----------  ------------  -----------
FINANCING:
Repayment of long-term
 debt......................     (19,000)     (18,000)      (51,806)     (51,806)
                             ----------  -----------  ------------  -----------
Net Cash used for financing
 activities................     (19,000)     (18,000)      (51,806)     (51,806)
                             ----------  -----------  ------------  -----------
INVESTMENTS:
Proceeds from disposal of
 property, plant and
 equipment.................     768,000           --       384,615      277,618
Purchases of property,
 plant and equipment.......          --   (1,639,000)   (4,297,868)  (2,599,507)
Purchases of appliance on
 rental....................          --           --      (112,810)    (247,587)
                             ----------  -----------  ------------  -----------
Net cash provided by (used
 for) investing activities.     768,000   (1,639,000)   (4,026,063)  (2,569,476)
                             ----------  -----------  ------------  -----------
Increase (decrease) in cash
 position..................   5,844,641      561,589       357,948     (914,938)
Cash at beginning of
 period....................   3,490,359    3,132,411     3,132,411    4,047,349
                             ----------  -----------  ------------  -----------
Cash at end of period .....  $9,335,000  $ 3,694,000  $  3,490,359  $ 3,132,411
                             ==========  ===========  ============  ===========
SUPPLEMENTAL DISCLOSURE OF
 CASH FLOW INFORMATION:
  Income taxes paid........  $   40,000  $    56,000  $    277,795  $   100,265
                             ==========  ===========  ============  ===========
  Interest paid............  $    2,000  $     6,600  $      6,311  $   262,407
                             ==========  ===========  ============  ===========


                See notes to consolidated financial statements.

                             SKELGAS PROPANE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             FOUR MONTHS ENDED APRIL 30, 1996 AND 1995 (UNAUDITED)
                    YEARS ENDED DECEMBER 31, 1995 AND 1994

Skelgas Propane, Inc. (the "Company"), incorporated under the laws of Delaware, has as its principal business activity the marketing of propane. The Company is a wholly-owned subsidiary of Superior Propane Inc., (the "Parent") incorporated under the laws of Canada.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's significant accounting policies are as follows:

  BASIS OF CONSOLIDATION:

  The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  INVENTORIES:

  Inventories of propane are valued at the lower of cost and market determined on the basis of net realizable value. Inventories of appliances, materials and supplies are stated at the lower of cost and market value determined on the basis of replacement cost or net realizable value. Cost is determined on the first-in, first-out (FIFO) method.

  APPLIANCES ON RENTAL:

  Appliances on rental are stated at cost less accumulated depreciation. Depreciation is provided on a straight-line basis, generally over a period of six years.

  PROPERTY, PLANT AND EQUIPMENT:

  Properties, plant and equipment are recorded at cost and depreciated over the estimated useful life using the straight line method except for loaned dispensers which use the declining balance method at a rate of 10%. Property, plant and equipment are evaluated periodically, and if conditions warrant, an impairment is recorded. The estimated useful life of major asset classes are:

            Buildings.........................   20 years
            Propane marketing equipment....... 7-20 years

  GOODWILL:

  Goodwill and non-compete agreements are recorded at cost less accumulated amortization. Non-compete agreements are amortized on a straight line basis over 10 years. Effective January 1, 1993, the Company revised the amortization period for goodwill from 40 years to 20 years prospectively. Management periodically evaluates the Company's intangible assets, including goodwill, for impairment by calculating the anticipated cash flow attributable to the underlying operations over their expected remaining lives. Such expected cash flows, on an undiscounted basis, are compared to the carrying value of the tangible and intangible assets, and if impairment is indicated, the carrying value of the intangible assets are adjusted.

  INCOME TAXES:

  The Company follows Statement of Financial Accounting Standards (SFAS) No. 109--"Accounting for Income Taxes". This Statement requires the liability method of accounting for income taxes. The Company has established valuation reserves on the deferred tax asset related to the net operating loss carryforwards.

  ENVIRONMENTAL REMEDIATION:

  The Company accrues environmental remediation costs for work at identified sites where an assessment has indicated that cleanup costs are probable and reasonably estimable. Such accruals are based on currently available facts, estimated timing of remedial actions, existing technology and presently enacted laws and regulations. The accruals are routinely reviewed as events and developments warrant.

  UNAUDITED INTERIM FINANCIAL STATEMENTS

  In the opinion of management, the Company has made all adjustments, consisting of only normal recurring accruals, necessary for fair representation of the balance sheet and results of operations and cash flows as of April 30, 1996 and for the four months ended April 30, 1996 and 1995, as presented in the accompanying unaudited financial statements.

2. ACCRUED ENVIRONMENTAL LIABILITY AND COSTS RECOVERABLE:

  The Company is subject to federal, state and local laws regulating environmental remediation. These laws result in loss contingencies for remediation at some of the Company's current locations as well as third party or formerly owned facilities. The estimated costs for restoration and remediation of these locations was accrued separately in the amount of $452,000 (unaudited) as of April 30, 1996, and $561,022 as of December 31, 1995 (1994--$330,015). Realization of claims from governmental authorities for recovery of costs incurred in respect of environmental liabilities totalling $1,005,000 (unaudited) as of April 30, 1996 and $1,005,381 as of December 31, 1995 (1994--$317,272) will be recovered between 1996 and 1999.

3. RELATED PARTY TRANSACTIONS:

  The Company buys propane from an affiliate. During the year, such purchases amounted to $7,696,773 (1994--$6,640,322).

  The Company received administrative services which are provided by an affiliate for which it pays a fee. The charge for these services is based on a reasonable estimation of time and effort spent by the Parent's various corporate office groups to provide services to the Company. For the year ended December 31, 1995 the fees were $2,170,072 (1994--$2,356,725).

  In addition, certain other transactions are entered into with affiliated companies. The receivable from the affiliate was $1,559,619 as of December 31, 1995 (1994--$3,497,933).

4. INVENTORIES:

                                                               DECEMBER 31,
                                                          ----------------------
                                                             1995        1994
                                                          ----------- ----------
   Propane............................................... $ 5,790,211 $4,215,443
   Appliances............................................   1,777,809  1,842,690
   Materials and supplies................................   1,062,826    879,716
                                                          ----------- ----------
                                                          $ 8,630,846 $6,937,849
                                                          =========== ==========

5.  PROPERTY, PLANT AND EQUIPMENT

                                     DECEMBER 31, 1995           DECEMBER 31, 1994
                            ------------------------------------ -----------------
                                        ACCUMULATED
                                        DEPRECIATION
                                            AND       NET BOOK
                               COST     AMORTIZATION    VALUE     NET BOOK VALUE
                            ----------- ------------ ----------- -----------------
   Land.................... $ 3,605,798 $        --  $ 3,605,798    $ 3,611,415
   Buildings...............   6,958,062   2,715,773    4,242,289      4,322,885
   Propane marketing
    equipment..............  84,154,952  40,186,831   43,968,121     45,485,249
                            ----------- -----------  -----------    -----------
                            $94,718,812 $42,902,604  $51,816,208    $53,419,549
                            =========== ===========  ===========    ===========

  Accumulated depreciation at December 31, 1994 was $37,827,206.

6. OTHER ASSETS:

                                                              DECEMBER 31,
                                                         ----------------------
                                                            1995       1994
                                                         ---------- -----------
   Goodwill (net of accumulated amortization of
    $59,835,876; 1994--$9,289,725)...................... $2,354,026 $52,900,177
   Noncompete agreements (net of accumulated
    amortization of $8,834,052; 1994--$6,749,883).......  7,379,778   8,789,556
                                                         ---------- -----------
                                                         $9,733,804 $61,689,733
                                                         ========== ===========

  In the last quarter of the year ended December 31, 1995, the Company evaluated the carrying value of its intangible assets, including goodwill considering the effects of the Parent's decision to divest its interest in the Company. This necessitated a write down of the goodwill in the amount of $47,612,072, which is included as part of the amortization of goodwill in 1995 as set out in note 9.

7. LONG-TERM DEBT:

                                                                 DECEMBER 31,
                                                               ----------------
                                                                1995     1994
                                                               ------- --------
   Notes payable for noncompete agreement..................... $71,315 $123,121
   Less: Current portion of long-term debt....................  52,938   52,350
                                                               ------- --------
                                                               $18,377 $ 70,771
                                                               ======= ========

8.RESTRUCTURING CHARGES

  During the year ended December 31, 1994 the Company reorganized its field operations which resulted in the consolidation and closure of certain field offices and severance of employees. The costs attributable to such reorganization aggregated $475,367 which has been reflected as restructuring charges in the accompanying Statement of Income (Loss) for the year ended December 31, 1994.

9.DEPRECIATION AND AMORTIZATION EXPENSE:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                        -----------------------
                                                           1995         1994
                                                        -----------  ----------
   Depreciation........................................ $ 5,690,165  $4,741,112
   Amortization of goodwill............................  50,546,151   2,752,680
   Amortization of noncompete agreements...............   1,409,778   1,368,456
   Gain on disposal of property, plant and equipment...    (173,571)    (18,111)
                                                        -----------  ----------
                                                        $57,472,523  $8,844,137
                                                        ===========  ==========

10.INCOME TAXES:

  The provision for income taxes includes the following:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                ----------------
                                                                  1995    1994
                                                                -------- -------
   Current taxes:
     Federal................................................... $     -- $    --
     State.....................................................  291,346  63,513
                                                                -------- -------
       Total current taxes.....................................  291,346  63,513
   Deferred taxes..............................................       --      --
                                                                -------- -------
       Total income taxes...................................... $291,346 $63,513
                                                                ======== =======

  The provision for income taxes differs from applying the federal statutory income tax rate of 34 percent to the loss before income taxes as follows:

                                                                 YEAR ENDED
                                                                  DECEMBER
                                                                     31,
                                                                 -------------
                                                                 1995    1994
                                                                 -----   -----
   Statutory federal rate....................................... (34.0)% (34.0)%
   Goodwill.....................................................  33.0%   34.0%
   Other........................................................   1.5%    0.7%
                                                                 -----   -----
   Effective income tax rate....................................   0.5%    0.7%
                                                                 =====   =====

  The types and tax effects of the temporary differences that cause significant portions of deferred tax assets and liabilities are as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                          -----------------------
                                                             1995        1994
                                                          ----------- -----------
   Deferred tax assets:
     Net operating loss carryforwards.................... $23,966,000 $23,812,000
     Self insurance reserve..............................     670,000          --
     Investment tax credits..............................     250,000     250,000
     Inventory costs capitalized for tax purposes........     155,000     155,000
     Non deductible allowance for doubtful accounts......     114,000     107,000
     Restructuring charge................................          --     190,000
                                                          ----------- -----------
       Total deferred tax assets.........................  25,155,000  24,514,000
   Deferred tax liabilities:
     Fixed asset basis differences/depreciation..........  14,033,000  14,427,000
                                                          ----------- -----------
   Subtotal..............................................  11,122,000  10,087,000
   Total valuation allowance.............................  11,122,000  10,087,000
                                                          ----------- -----------
   Net deferred tax asset                                 $        -- $        --
                                                          =========== ===========

  As at December 31, 1995, the Company had net operating loss carryforwards of approximately $60,000,000. These carryforwards expire between 1999 and 2008. Restrictions on the utilization of the net operating loss carryforwards apply as a result of the change in the control that occurred upon acquisition of the Company in 1990.

  As of December 31, 1995, the Company has investment tax credit carryforwards of $250,000. These carryforwards expire between 1999 and 2000.

11.EMPLOYEE RETIREMENT PLANS:

  Many of the Company's employees are eligible to participate in 401(k) Savings Plans, some of which provide for company matching under various formulas. The Company's matching expense for the plans was $235,051 for the year ended December 31, 1995 (1994--250,904).

12.FINANCIAL INSTRUMENTS:

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

  Financial instruments comprise cash, accounts receivable, accounts payable, accrued liabilities, and long-term debt. The fair value of these financial instruments approximates their carrying value.

13.OPERATING LEASE COMMITMENTS:

  The Company leases buildings and propane marketing equipment under operating leases which expire in various years through 2000.

  Future minimum lease payments by year under operating leases with initial terms or remaining terms of one year or more consisted of the following at December 31, 1995:

   1996................................................................ $253,869
   1997................................................................  188,438
   1998................................................................  185,836
   1999................................................................  184,686
   2000................................................................  122,059

14.CONTINGENCIES:

  At December 31, 1995 and April 30, 1996 (unaudited), there are a number of lawsuits and claims pending against the Company, the ultimate results of which have been estimated and included in accrued liabilities. Management is of the opinion that these claims are adequately reflected in the consolidated balance sheet of the Company as at December 31, 1995 and April 30, 1996 (unaudited), and that any additional amounts assessed against the Company would not have a material adverse effect upon the consolidated financial position of the Company or the results of its operations.

15.SUBSEQUENT EVENT:

  On March 23, 1996, an agreement to sell the shares of the Company was signed with a prospective acquiror. The transaction was completed on April 30, 1996 pending closing adjustments as required by the Sales Agreement.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Ferrellgas Partners Finance Corp.
Liberty, Missouri

  We have audited the accompanying balance sheet of Ferrellgas Partners Finance Corp. (a wholly-owned subsidiary of Ferrellgas Partners, L.P.), as of April 8, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Ferrellgas Partners Finance Corp. as of April 8, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Kansas City, Missouri
April 8, 1996

                       FERRELLGAS PARTNERS FINANCE CORP.
            (A WHOLLY-OWNED SUBSIDIARY OF FERRELLGAS PARTNERS, L.P.)

                                 BALANCE SHEET

                                                                         APRIL
                                                              APRIL 30,    8,
                           ASSETS                               1996      1996
                           ------                            ----------- ------
                                                             (UNAUDITED)
Cash........................................................   $1,000    $1,000
                                                               ------    ------
TOTAL ASSETS................................................   $1,000    $1,000
                                                               ======    ======
                    STOCKHOLDER'S EQUITY
                    --------------------
Common stock, $1.00 par value; 2,000 shares authorized;
 1,000 shares issued and outstanding........................   $1,000    $1,000
                                                               ------    ------
TOTAL STOCKHOLDER'S EQUITY..................................   $1,000    $1,000
                                                               ======    ======




                          See notes to balance sheet.

                       FERRELLGAS PARTNERS FINANCE CORP.
           (A WHOLLY-OWNED SUBSIDIARY OF FERRELLGAS PARTNERS, L.P.)

                            NOTES TO BALANCE SHEET
                                 APRIL 8, 1996

A. Ferrellgas Partners Finance Corp. (the "Finance Corp."), a Delaware corporation, was formed on March 28, 1996 and is a wholly-owned subsidiary of Ferrellgas Partners, L.P. (the "Partnership").

  The Partnership intends to offer $160,000,000 aggregate principal amount of Senior Notes. The Finance Corp. will serve as a co-obligor for the new Senior Notes to be offered.

  The Partnership contributed $1,000 to the Finance Corp. on April 8, 1996 in exchange for 1,000 shares of common stock. There have been no other transactions involving the Finance Corp. as of April 8, 1996 and April 30, 1996 (unaudited).

B. The unaudited financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the interim periods presented.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PRO-SPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE ISSUERS. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPA-NYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   3
Information Incorporated by Reference......................................   4
Prospectus Summary.........................................................   5
Risk Factors...............................................................  21
The Exchange Offer.........................................................  28
Use of Proceeds............................................................  37
Capitalization.............................................................  37
Unaudited Pro Forma Combined Financial Statements..........................  38
Selected Historical Consolidated Financial Data............................  47
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations................................................................  50
Business...................................................................  58
The Skelgas and Superior Acquisitions......................................  66
Management.................................................................  67
Principal Unitholders......................................................  69
Description of Exchange Notes..............................................  70
Description of Existing Indebtedness.......................................  94
Cash Distributions.........................................................  97
The Partnership Agreement..................................................  97
Certain Federal Income Tax Considerations.................................. 101
Plan of Distribution....................................................... 102
Legal Matters.............................................................. 102
Experts.................................................................... 102
Index to Financial Statements.............................................. F-1

                               ----------------

UNTIL         , 1996 (90 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL DEALERS
EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                       [LOGO OF FERRELLGAS APPEARS HERE]

                           FERRELLGAS PARTNERS, L.P.

                       FERRELLGAS PARTNERS FINANCE CORP.

                               OFFER TO EXCHANGE
                            ANY AND ALL OUTSTANDING
                        9-3/8% SERIES A SENIOR SECURED
                                NOTES DUE 2006

                                      FOR

                        9-3/8% SERIES B SENIOR SECURED
                                NOTES DUE 2006

                             --------------------
                                  PROSPECTUS
                             --------------------


                                        , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Partnership Agreement provides that the Partnership will indemnify the General Partner, any Departing Partner and any Person who is or was an officer or director of the General Partner or any Departing Partner, any person who is or was an affiliate of the General Partner or any Departing Partner, any Person who is or was an employee, partner, agent or trustee of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner, or any Person who is or was serving at the request of the General Partner or any affiliate of the General Partner or any Departing Partner as an officer, director, employee, partner, agent, or trustee of another Person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several) expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as (i) the General Partner, Departing Partner or affiliate of either, (ii) an officer, director, employee, partner, agent or trustee of the General Partner, Departing Partner or affiliate of either or
(iii) a person serving at the request of the Partnership in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership, and the General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnerships activities, whether or not the Partnership would have the power to indemnify such person against such liabilities under the provisions described above. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to such persons pursuant to the foregoing provisions, the Partnership has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  Article VII of the bylaws of Ferrellgas, Inc. provides, with respect to indemnification, as follows:

    "Section 7.01. Indemnification of Authorized Representatives in Third Party Proceedings. The Corporation shall indemnify any person who was or is an "authorized representative" of the Corporation (which shall mean for purposes of this Article a Director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, or trustee, of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "third party proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (which shall include for purposes of this Article attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal third party proceeding (which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

    Section 7.02. Indemnification of Authorized Representatives in Corporate Proceedings. The Corporation shall indemnify any person who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any "corporation proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action or suit by or in the right of the Corporation to procure a adjustment in its favor or investigative proceeding by the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 7.03. Mandatory Indemnification of Authorized Representatives. To the extent that an authorized representative of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

    Section 7.04. Determination of Entitlement to Indemnification. Any indemnification under Section 7.01, 7.02 or 7.03 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the authorized representative is proper in the circumstances because such person has either met the applicable standards of conduct set forth in
  Section 7.01 or 7.02 or has been successful on the merits or otherwise as set forth in Section 7.03 and that the amounts requested has been actually and reasonably incurred. Such determination shall be made:

      (1) By the Board of Directors by a majority of a quorum consisting of Directors who were not parties to such third party or corporate proceeding, or

      (2) If such a quorum is not obtainable, or, even if obtainable, a majority vote of such a quorum so directs, by independent legal counsel in a written opinion, or

      (3) By the stockholders.

    Section 7.05. Advancing Expenses. Expenses actually and reasonably incurred in defending a third party or corporate proceeding shall be paid on behalf of an authorized representative by the Corporation in advance of the final disposition of such third party or corporate proceeding as authorized in the manner provided in Section 7.04 of this Article upon receipt of an undertaking by or on behalf of the authorized representative to repay such amount unless it shall ultimately be determined that such person is entitled to be indemnified by the Corporation as authorized in this Article. The financial ability of such authorized representative to make such repayment shall not be a prerequisite to the making of an advance.

    Section 7.06. Employee Benefit Plans. For purposes of this Article, the Corporation shall be deemed to have requested an authorized representative to serve an employee benefit plan where the performance by such person of duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on an authorized representative with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines"; and action taken or omitted by such person with respect to an employee benefit plan in the performance of duties for a purpose reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

    Section 7.07. Scope of Article. The indemnification of authorized representatives, as authorized by this Article, shall (1) not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in an official capacity and as to action in another capacity,
  (2) continue as to a person who has ceased such a person to be an authorized representative and (3) inure to the benefit of the heirs, executors and administrators of on.

    Section 7.08. Reliance on Provisions. Each person who shall act as an authorized representative of the Corporation shall be deemed to be doing so in reliance upon rights of indemnification provided by this Article."

  Section 145 of the General Corporation Law of the State of Delaware authorizes the indemnification of directors and officers of a corporation against liability incurred by reason of being a director or officer and against expenses (including attorneys' fees) in connection with defending any action seeking to establish such liability, in the case of third party claims, if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of action by or in the right of the corporation, if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such director or officer shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the director or officer had no reasonable cause to believe his conduct was unlawful.

  Subject to any terms, conditions or restrictions set forth in the Partnership Agreements, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

  Under insurance policies maintained by the Partnership, directors and officers of the General Partner may be indemnified against losses arising from certain claims, including claims under the Securities Act of 1933, as amended, which may be made against such persons by reason of their being directors or officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits


  The following exhibits listed are filed as part of this report. Exhibits required by Item 601 of Regulation S-K which are not listed are not applicable.

     EXHIBIT
     NUMBER                              DESCRIPTION
     -------                             -----------
 (1)   2.1   Stock Purchase Agreement dated September 30, 1994, between
              Ferrellgas, Inc. and Bell Atlantic Enterprises International,
              Inc.
 (2)   3.1   Agreement of Limited Partnership of Ferrellgas Partners, L.P.
 (3)   3.2   Amended and Restated Agreement of Limited Partnership of
              Ferrellgas, L.P. dated as of April 23, 1996.
 (4)   4.1   Indenture dated as of April 26, 1996 among Ferrellgas Partners,
              L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., as
              guarantor, and American Bank National Association, as trustee, relating to $160,000,000 9 3/8% Senior Secured Notes due 2006.
 (4)   4.2   Registration Rights Agreement, dated as of April, 26, 1996 among
              Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp.,
              Ferrellgas, L.P., Donaldson, Lufkin & Jenrette Securities
              Corporation and Goldman, Sachs & Co.
 **    5.1   Opinion of Bryan Cave LLP as to the legality of the securities being registered.
 **    8.1   Opinion of Bryan Cave LLP relating to tax matters.
 (2)  10.1   Credit Agreement dated as of July 5, 1994, among Ferrellgas, L.P.,
              Stratton Insurance Company, Inc., Ferrellgas, Inc., Bank of
              America National Trust and Savings Association, as agent, and the other financial institutions party thereto.
 (2)  10.2   Indenture dated as of July 5, 1994, among Ferrellgas, L.P.,
              Ferrellgas Finance Corp. and Norwest Bank Minnesota, National
              Association, as Trustee, relating to $200,000,000 10%
              Series A Fixed Rate Senior Notes due 2001 and $50,000,000 Series
              B Floating Rate Senior Notes due 2001.
 (5)  10.3   First Amendment to Credit Agreement dated July 21, 1995 among
              Ferrellgas, L.P., Stratton Insurance Company, Inc., Ferrellgas,
              Inc., Bank of America National Trust and Savings Association, as
              agent, and the other financial institutions party thereto.
 (6)  10.4   Agreement dated as of April 1, 1994, between BP Exploration & Oil,
              Inc. and Ferrellgas, L.P. dba Ferrell North America
 (7)  10.5   Ferrell Long-Term Incentive Plan, dated June 23, 1987, between
              Ferrell and the participants in the Plan.
 (7)  10.6   Ferrell 1992 Key Employee Stock Option Plan.
 (5)  10.7   Ferrell Companies, Inc. Supplemental Savings Plan.
 (1)  10.8   Ferrellgas, Inc. Unit Option Plan.
 (1)  10.9   Contribution, Conveyance and Assumption Agreement dated as of
              November 1, 1994 among the Partnership, the Operating Partnership and Ferrellgas, Inc.
 (8)  10.10  First Amendment to Contribution, Conveyance and Assumption
              Agreement between Ferrellgas, the Partnership and the Operating
              Partnership.

  EXHIBIT
  NUMBER                              DESCRIPTION
  -------                             -----------
 (5)  10.11 Second Amendment to Contribution, Conveyance and Assumption
             Agreement between Ferrellgas, the Partnership and the Operating
             Partnership.
 (1)  10.12 Second Amendment to Credit Agreement dated October 20, 1995 among
             Ferrellgas, L.P., Stratton Insurance Company, Inc., Ferrellgas,
             Inc., Bank of America National Trust and Savings Association, as
             agent and the other financial institutions party thereto.
 (9)  10.13 Purchase Agreement dated as of April 23, 1996 between Ferrellgas
             Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas,
             Inc., Ferrellgas, L.P., Donaldson, Lufkin & Jenrette Securities
             Corporation and Goldman, Sachs & Co.
 (10) 10.14 Pledge and Security Agreement dated as of April 26, 1996 among
             Ferrellgas Partners, L.P., Ferrellgas, Inc., and American Bank
             National Association, as collateral agent.
 (9)  10.15 Agreement for Purchase and Sale of Stock dated March 23, 1996 between Superior Propane, Inc. and Ferrellgas, Inc.
  *   12.1  Statement re computation of ratios.
  *   21.1  List of subsidiaries.
 **   23.1  Consent of Deloitte & Touche LLP.
 **   23.2  Consent of Deloitte & Touche.
 **   23.3  Consent of Bryan Cave LLP (included in Exhibit 5.1).
 **   23.4  Consent of Bryan Cave LLP (included in Exhibit 8.1).
  *   24.1  Power of Attorney of A. Andrew Levison (included on signature page).
  *   24.2  Power of Attorney of Daniel M. Lambert (included on signature page).
  *   24.3  Power of Attorney of James E. Ferrell (included on signature page)
 **   25.1  Statement of Eligibility of Trustee.
 **   99.1  Form of Letter of Transmittal.
 **   99.2  Form of Notice of Guaranteed Delivery.

- --------
(1) Incorporated by reference to the same numbered Exhibit to Partnership's Registration Statement on Form S-1 (File No. 33-55185 filed with the Commission on November 14, 1994).
(2) Incorporated by reference to the same numbered Exhibit to the Partnership's Current Report on Form 8-K filed August 15, 1994.
(3) Incorporated by reference to Exhibit 3 to Partnership's Quarterly Report on Form 10-Q filed on June 12, 1996.
(4) Incorporated by reference to the same numbered Exhibit to Partnership's Current Report on Form 8-K filed on May 6, 1996.
(5) Incorporated by reference to the same numbered Exhibit to Partnership's Annual Report on Form 10-K filed on October 17,1995.
(6) Incorporated by reference to the same numbered Exhibit to Partnership's Annual Report on Form 10-K filed on October 20, 1994.
(7) Incorporated by reference to the same numbered Exhibit to Partnership's Registration Statement on Form S-1 (File No. 33-53383 filed with the Commission on April 29, 1994).
(8) Incorporated by reference to Exhibit 10.8 to Partnership's Annual Report on Form 10-K filed on October 20, 1994.
(9) Incorporated by reference to Exhibit 10.1 to Partnership's Current Report on Form 8-K filed on May 6, 1996.
(10) Incorporated by reference to Exhibit 10.2 to Partnership's Current Report on Form 8-K filed on May 6, 1996.

 *   Previously Filed

** Filed Concurrently herewith

  (b) Financial Statement Schedules:

                    INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                           PAGE
                                                                           ----
 FERRELLGAS PARTNERS, L.P. AND SUBSIDIARY
 Independent Auditors' Report on Schedules...............................   S-1
 Schedule I  Parent Company Only Balance sheets as of July 31, 1995 and
              1994, and Statements of Earnings and Cash Flows for the
              Year ended July 31, 1995 and the One month ended
              July 31, 1994.............................................    S-2
 Schedule II Valuation and Qualifying Accounts for the Year ended July,
              31, 1995, the One month ended July 31, 1994 and the Eleven
              months ended June 30, 1994................................    S-6
 FERRELLGAS, L.P. AND SUBSIDIARIES
 Independent Auditors' Report on Schedules...............................   S-7
 Schedule II Valuation and Qualifying Accounts for the Year ended July
              31, 1995, the One month ended July 31, 1994 and the Eleven
              months ended June 30, 1994................................    S-8

  Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS.

  (a) The undersigned registrants hereby undertake that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or the registrant in the successful defense of any action, suit paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into this Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of Registration Statement through the date of responding to the request.

  (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  (d) The undersigned registrants hereby undertake to do the following:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LIBERTY, STATE OF MISSOURI, ON JULY 30, 1996.

                                          FERRELLGAS PARTNERS, L.P.
                                          By: Ferrellgas, Inc., as General
                                           Partner

                                                /s/  Danley K. Sheldon
                                          By __________________________________

                                                 Danley K. Sheldon

                                             Senior Vice President and Chief
                                                 Financial Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

                 *                   Director, Chairman of the       July 30, 1996
____________________________________ Board and Chief Executive
          James E. Ferrell           Officer (Principal Executive
                                     Officer)

       /s/ Danley K. Sheldon         Senior Vice President and       July 30, 1996
____________________________________ Chief Financial Officer
         Danley K. Sheldon           (Principal Financial and
                                     Accounting Officer)

                 *                   Director                        July 30, 1996
____________________________________
         A. Andrew Levison

                 *                   Director                        July 30, 1996
____________________________________
         Daniel M. Lambert

   *By: /s/ Danley K. Sheldon
____________________________________
          Danley K. Sheldon
          Attorney-in-Fact

                   INDEPENDENT AUDITORS' REPORT ON SCHEDULES

To the Partners of
Ferrellgas Partners, L.P.
Liberty, Missouri

  We have audited the consolidated financial statements of Ferrellgas Partners, L.P. (formerly Ferrellgas, Inc.) and subsidiary as of July 31, 1995 and 1994, (Successor), and for the year ended July 31, 1995, and for the one month ended July 31, 1994 (Successor), and for the eleven months ended June 30, 1994 and for the year ended July 31, 1993 (Predecessor) and have issued our report thereon dated September 12, 1995 (included elsewhere in this Registration Statement). Our audit also included the financial statement schedules listed at Item 21(b) of this Registration Statement. These financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information therein set forth.

DELOITTE & TOUCHE LLP

Kansas City, Missouri
September 12, 1995

                                                                      SCHEDULE I

                           FERRELLGAS PARTNERS, L.P.
                                  PARENT ONLY

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                            JULY 31,  JULY 31,
                          ASSETS                              1995      1994
                          ------                            --------  --------
Investment in Ferrellgas, L.P.............................. $118,638  $121,393
                                                            --------  --------
    Total Assets........................................... $118,538  $121,393
                                                            ========  ========
             LIABILITIES AND PARTNERS' CAPITAL
             ---------------------------------
Other current liabilities.................................. $      1  $     --
PARTNERS' CAPITAL
  Common unitholders.......................................   84,489    84,532
  Subordinated unitholders.................................   91,824    99,483
  General partner..........................................  (57,676)  (62,622)
                                                            --------  --------
    Total Partners' Capital................................  118,637   121,393
                                                            --------  --------
    TOTAL LIABILITIES AND PARTNERS' CAPITAL................ $118,638  $121,393
                                                            ========  ========

                                                                      SCHEDULE I

                           FERRELLGAS PARTNERS, L.P.
                                  PARENT ONLY

                             STATEMENTS OF EARNINGS
                                 (IN THOUSANDS)

                              FOR THE YEAR ENDED INCEPTION TO
                                JULY 31, 1995    JULY 31, 1994
                              ------------------ -------------
Equity in earnings (loss) of
 Ferrellgas, L.P............       $23,821         $(64,481)
                                   -------         --------
Operating expense...........             1               --
                                   -------         --------
    Net earnings (loss).....       $23,820         $(64,481)
                                   =======         ========

                                                                      SCHEDULE I

                           FERRELLGAS PARTNERS, L.P.
                                  PARENT ONLY

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                              FOR THE YEAR ENDED INCEPTION TO
                                                JULY 31, 1995    JULY 31, 1994
                                              ------------------ -------------
Cash Flows From Operating Activities:
Net earnings (loss)..........................      $23,820         $(64,481)
Reconciliation of net earnings (loss) to Net
 cash from operating activities:
  Equity in (earnings) loss of Ferrellgas,
   L.P.......................................      (23,821)          64,481
  Distributions received from Ferrellgas,
   L.P.......................................       51,654               --
  Increase in other current liabilities......            1               --
                                                   -------         --------
    Net cash provided by operating
     activities..............................       51,654               --
                                                   -------         --------
Cash Flows From Investing Activities:
Investment in Ferrellgas, L.P................           --         (255,006)
                                                   -------         --------
    Net cash used by investing activities....           --         (255,006)
                                                   -------         --------
Cash Flows From Financing Activities:
Distributions to partners....................      (51,654)              --
Net issuance of Common Units.................           --          255,006
                                                   -------         --------
    Net cash provided (used) by financial
     activities..............................      (51,654)         255,006
                                                   -------         --------
Increases in cash and cash equivalents.......           --               --
Cash and cash equivalents--beginning of
 period......................................           --               --
                                                   -------         --------
Cash and cash equivalents--end of period.....      $    --         $     --
                                                   =======         ========

Supplemental disclosure of noncash financing activity:

  Effective July 5, 1994, substantially all of the propane assets and liabilities of Ferrellgas, Inc. were conveyed at historical cost to Ferrellgas, L.P. in return for 1,000,000 Common Units, 16,593,721 Subordinated Units and the Incentive Distribution Rights of Ferrellgas Partners, L.P., as well as a 2% general partner interest in Ferrellgas Partners, L.P. and Ferrellgas, L.P., on a combined basis. Net liabilities assumed by Ferrellgas, L.P., adjusted for the settlement of a tax contingency, are as follows:

                                                                    JULY 5, 1994
                                                                    ------------
      Cash.........................................................   $ 39,791
      Accounts receivable..........................................     50,747
      Inventories..................................................     37,931
      Prepaid expenses and other current assets....................      2,660
      Property, plant and equipment, net...........................    293,729
      Intangible assets, net.......................................     75,350
      Other assets.................................................      9,327
                                                                      --------
        Total assets conveyed......................................    509,535
                                                                      --------
      Accounts payable.............................................     49,177
      Other current liabilities....................................     30,296
      Long-term debt, net..........................................    476,441
      Other non-current liabilities................................      9,557
                                                                      --------
        Total liabilities assumed..................................    565,471
                                                                      --------
      Net liabilities assumed by Ferrellgas, L.P...................   $(55,936)
                                                                      ========

                                                                    SCHEDULE II

                   FERRELLGAS PARTNERS, L.P. AND SUBSIDIARY

                       VALUATION AND QUALIFYING ACCOUNTS
                                (IN THOUSANDS)

                          BALANCE AT CHARGED TO                DEDUCTIONS
                          BEGINNING    COST/       OTHER        (AMOUNTS   BALANCE AT END
      DESCRIPTION         OF PERIOD   EXPENSES  ADDITIONS (A) CHARGED-OFF)   OF PERIOD
      -----------         ---------- ---------- ------------  ------------ --------------
Year ended July 31, 1995
Allowance for doubtful
 accounts...............   $   798     $1,191      $  400        $1,515       $   874
Accumulated
 amortization:
Intangible assets.......   $68,489     $9,997      $3,509        $   --       $81,995
Other assets............   $ 1,860     $  368      $1,109        $   --       $ 3,337
One month ended July 31,
 1994 (B)
Allowance for doubtful
 accounts...............   $   906     $  119      $   --        $  227       $   798
Accumulated
 amortization:
Intangible assets.......   $67,730     $  759      $   --        $   --       $68,489
Other assets............   $ 9,845     $   23      $   --        $8,008       $ 1,860
Eleven months ended June
 30, 1994 (Predecessor)
Allowance for doubtful
 accounts...............   $   607     $1,569      $   --        $1,270       $   906
Accumulated
 amortization:
Intangible assets.......   $59,181     $8,549      $   --        $   --       $67,730
Other assets............   $ 7,592     $2,626      $   --        $  373       $ 9,845

- --------
(A) On November 1, 1994, the General Partner purchased all of the capital stock of Vision Energy Resources, Inc. Immediately following the close of the purchase, the General Partner contributed the assets and substantially all of the liabilities associated with Vision Energy Resources, Inc. to the Operating Partnership. The amounts reflected as "Other Additions represent valuation and qualifying accounts assumed by the Operating Partnership in connection with the contribution by the General Partner.
(B) On July 5, 1994, substantially all of the propane assets and liabilities of Ferrellgas, Inc. were conveyed at historical cost to Ferrellgas, L.P. Total allowance for uncollectible receivables, accumulated amortization of intangible assets and accumulated amortization of other assets transferred to Ferrellgas, L.P. was $906, $67,730 and $9,845, respectively.

                   INDEPENDENT AUDITORS' REPORT ON SCHEDULES

To the Partners of
Ferrellgas, L.P.
Liberty, Missouri

  We have audited the consolidated financial statements of Ferrellgas, L.P., (formerly Ferrellgas, Inc.) and subsidiaries as of July 31, 1995 and 1994, (Successor), and for the year ended July 31, 1995, and for the one month ended July 31, 1994 (Successor), the eleven months ended June 30, 1994 and for the year ended July 31, 1993 (Predecessor) and have issued our report thereon dated September 12, 1995 (incorporated by reference into this Registration Statement). Our audit also included the financial statement schedules listed at Item 21(b) of this Registration Statement. These financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information therein set forth.

DELOITTE & TOUCHE LLP

Kansas City, Missouri
September 12, 1995

                                                                    SCHEDULE II

                       FERRELLGAS, L.P. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                (IN THOUSANDS)

                          BALANCE AT CHARGED TO                DEDUCTIONS
                          BEGINNING    COST/       OTHER        (AMOUNTS   BALANCE AT END
      DESCRIPTION         OF PERIOD   EXPENSES  ADDITIONS (A) CHARGED-OFF)   OF PERIOD
      -----------         ---------- ---------- ------------  ------------ --------------
Year ended July 31, 1995
Allowance for doubtful
 accounts...............   $   798     $1,191      $  400        $1,515       $   874
Accumulated
 amortization:
Intangible assets.......   $68,489     $9,997      $3,509        $   --       $81,995
Other assets............   $ 1,860     $  368      $1,109        $   --       $ 3,337
One month ended July 31,
 1994 (B)
Allowance for doubtful
 accounts...............   $   906     $  119      $   --        $  227       $   798
Accumulated
 amortization:
Intangible assets.......   $67,730     $  759      $   --        $   --       $68,489
Other assets............   $ 9,845     $   23      $   --        $8,008       $ 1,860
Eleven months ended June
 30, 1994 (Predecessor)
Allowance for doubtful
 accounts...............   $   607     $1,569      $   --        $1,270       $   906
Accumulated
 amortization:
Intangible assets.......   $59,181     $8,549      $   --        $   --       $67,730
Other assets............   $ 7,592     $2,626      $   --        $  373       $ 9,845

- --------
(A) On November 1, 1994, the General Partner purchased all of the capital stock of Vision Energy Resources, Inc. Immediately following the close of the purchase, the General Partner contributed the assets and substantially all of the liabilities associated with Vision Energy Resources, Inc. to the Operating Partnership. The amounts reflected as "Other Additions represent valuation and qualifying accounts assumed by the Operating Partnership in connection with the contribution by the General Partner.

(B) On July 5, 1994, substantially all of the propane assets and liabilities of Ferrellgas, Inc. were conveyed at historical cost to Ferrellgas, L.P. Total allowance for uncollectible receivables, accumulated amortization of intangible assets and accumulated amortization of other assets transferred to Ferrellgas, L.P. was $906, $67,730 and $9,845, respectively.